UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO. )
Filed by the Registrant
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☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12
FIFTH THIRD BANCORP

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Our ambition: to be the One Bank people most value and trust.

Lead Independent Director Letter to our Shareholders

To my Fellow Shareholders,

It is my great pleasure to invite you to join us at the Fifth Third Bancorp 2024 Annual Shareholders Meeting, which will be held virtually on April 16, 2024. I’m honored and humbled to continue to have the opportunity to serve as Lead Independent Director of our Board.

When I wrote to you last year, the Board could not have predicted the unexpected challenges the financial services industry confronted in 2023. Despite these headwinds, Fifth Third’s strong positioning, built upon a foundation of disciplined and purposeful planning, allowed us to remain steadfastly committed and able to successfully execute our strategic pillars of stability, profitability, and growth – in that order. We achieved top quartile profitability, core deposit growth that was best among our peers, and the best total shareholder return among regional peers (excluding those that participated in FDIC-assisted transactions).

Keeping in mind the unique challenges faced by our industry in 2023, we, as a Board, maintained attention on ensuring that our Board members’ expertise is properly calibrated to an increasingly complex environment and closely tailored to the unique needs of our business. Relying on their extensive experience in the financial sector and in regional banking, our Directors provided critical oversight to Management of our risk and operational strategies during the volatile periods that significantly impacted the banking ecosystem. At the same time, our Directors offered guidance on addressing fast-paced and industry-wide challenges while maintaining focus on the execution of Fifth Third’s specific strategic priorities. These attributes proved our Board was uniquely well-suited to address both the economic and regulatory challenges of 2023 and to provide the oversight to position the Company for long-term, through-the-cycle success in the years to come.

Following a comprehensive and diligent analysis of our Board’s composition, which considered our priorities for succession planning, we bolstered the strength and diversity of our Board with the appointments of Laurent Desmangles and Kathleen A. Rogers in August 2023. Their unique and valuable skills sets have allowed them to make immediate and recognizable contributions to our Board. Mr. Desmangles offers a distinctive perspective on corporate strategy, large-scale innovation, and the implementation of technology-based solutions in the regional bank environment from his time as a Senior Partner and Managing Director of Boston Consulting Group. Ms. Rogers brings to the Board valuable insight and practical experience in the financial and risk management of regional banks from her tenure at U.S. Bank. In light of anticipated retirements in the coming years, the Board will continue its succession planning efforts with a thoughtful approach centered on identifying candidates who meet the priorities identified by the Board while ensuring that our membership’s composition reflects the diverse perspectives of the customers and communities Fifth Third serves.

As we open 2024, we believe that the powerful combination of leadership from our Board and Management will continue to deliver successful outcomes for the Company. Effective January 2, 2024, the Board unanimously appointed our CEO, Tim Spence, to the position of Board Chair. This appointment is a recognition of the Board’s confidence in Tim to guide the organization and his ability to provide strategic and operational leadership. Having relied on a strong foundation to not just weather the challenges of 2023 but to emerge stronger, we believe in the continued focus on our guiding principles of stability, profitability, and growth. Our technological and digital innovations, driven by the 2023 acquisitions of Big Data Healthcare and Rize Money, Inc. and launch of Newline, continue to benefit our customers. We will also continue our commitment to strengthening the communities we serve. In our communities, we’re addressing the housing crisis, lifting up small business, creating inclusion in the financial systems, and focusing on the gaps in education – with an ultimate focus on creating economic mobility for all.

Alongside a strong and resilient Management team, the Board will continue to guide Fifth Third in 2024. We wholeheartedly support Tim’s thoughtful vision for the Company and believe that it will continue to allow Fifth Third to remain focused on the long-term horizon, deliver strong results, and generate sustainable value to shareholders in 2024 and beyond.

Regards,

Nicholas K. Akins Lead Independent Director

Notice of 2024 Annual Meeting of Shareholders

To: Holders of Outstanding Common Stock and 6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A

Date and Time	Location	Vote
Tuesday, April 16, 2024, 11:30 a.m., Eastern Time	Virtual www.virtualshareholdermeeting.com/FITB2024	Shareholders of record at close of business on Tuesday, February 20, 2024 are entitled to vote

Items of Business:

1	Election of all members of the Board of Directors to serve until the Annual Meeting of Shareholders in 2025.

2	Ratification of the appointment of Deloitte & Touche LLP to serve as the independent external audit firm for the Company for the year 2024.

3	An advisory approval of the Company’s compensation of its named executive officers.

4	Approval of the Fifth Third Bancorp 2024 Incentive Compensation Plan, including the issuance of common stock shares authorized thereunder.

5	Approval of the Fifth Third Bancorp 2024 Employee Stock Purchase Plan, including the issuance of common stock shares authorized thereunder.

6	Transaction of such other business that may properly come before the Annual Meeting or any adjournment thereof.

Even if you plan to attend the virtual meeting, please vote at your earliest convenience by signing and returning the proxy card you receive or by voting over the internet or by telephone.

If you plan to attend the virtual Annual Meeting:

Please note that any member of the public will be able to attend and listen to the Annual Meeting, though the submission of questions will be limited only to holders of Common Stock and of 6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A (and depository shares representing those shares) (collectively, “Series A, Class B Preferred Stock”) of the Company and the holders of shareholder proxies. Shareholders and others may access the Annual Meeting website beginning at approximately 11:15 a.m., Eastern Time on April 16, 2024. To vote at the meeting, Common Stock shareholders must use their 16-digit control number. For more information on attending the virtual Annual Meeting, please see page 2.

If you have any questions or need assistance voting your shares, please call D.F. King & Co., Inc., which is assisting us, toll-free at 1-800-870-0653.

By Order of the Board of Directors,

Susan B. Zaunbrecher, Corporate Secretary

CEO Pay Ratio	84

Pay vs Performance	85

Certain Transactions	91

Report of the Audit Committee	93

Principal Independent External Audit Firm Fees	94

Company Proposal No. 1: Independent External Audit Firm (Item 2 on Proxy Card)	95

Company Proposal No. 2: Advisory Vote on Compensation of Named Executive Officers (Item 3 on Proxy Card)	96

Company Proposal No. 3: Approval of the Fifth Third Bancorp 2024 Incentive Compensation Plan (Item 4 on Proxy Card)	97

Company Proposal No. 4: Approval of the Fifth Third Bancorp 2024 Employee Stock Purchase Plan, including the issuance of shares authorized thereunder (Item 5 on Proxy Card)	108

Compensation Committee Interlocks and Insider Participation	111

Certain Beneficial Owners	112

Delinquent Section 16(a) Reports	112

2025 Shareholder Proposals	113

Other Business	114

Questions and Answers About the Annual Meeting and Voting	116

Annex A: Fifth Third Bancorp 2024 Incentive Compensation Plan	A-1

Annex B: Fifth Third Bancorp 2024 Employee Stock Purchase Plan	B-1

Proxy Statement Highlights

This highlights section does not contain all the information that you should consider before voting. Please read this entire Proxy Statement carefully. For more information on our 2023 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2023, a copy of which is available at ir.53.com.

Voting matters and Board recommendations:

Proposal	Board Recommendation

Election of 16 directors to serve until the Annual Meeting of Shareholders in 2025.	✓ “FOR” all nominees

Ratification of the appointment of Deloitte & Touche LLP to serve as the independent external audit firm for Fifth Third Bancorp for the year 2024.	✓ “FOR”

Advisory approval of Fifth Third Bancorp’s compensation of its named executive officers.	✓ “FOR”

Approval of the Fifth Third Bancorp 2024 Incentive Compensation Plan, including the issuance of shares authorized thereunder.	✓ “FOR”

Approval of the Fifth Third Bancorp 2024 Employee Stock Purchase Plan, including the issuance of shares authorized thereunder.	✓ “FOR”

Casting your vote:

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Our Board of Directors is soliciting proxies and voting instructions for the Annual Meeting of Shareholders to be held virtually on Tuesday, April 16, 2024 at 11:30 a.m. Eastern Time. The proxy materials were first made available to shareholders on or about March 4, 2024.

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Your vote is important! Please cast your vote as soon as possible, but, if you vote by Internet or phone, you must vote no later than 11:59 p.m. Eastern Time on April 15, 2024 for Common Stock held directly and by 11:59 p.m. Eastern Time on April 11, 2024 for Common Stock held in a Plan and for Series A, Class B Preferred Stock.

Internet: www.proxyvote.com	Telephone: 1.800.690.6903	Mail: Sign, date, and mail the enclosed Proxy card.

For more information on how to cast your vote, please see pages 118-119.

Fifth Third 2024 Proxy Statement	1

PROXY STATEMENT HIGHLIGHTS

Attending the Annual Meeting:

The 2024 Annual Meeting of Shareholders (“Annual Meeting”) of Fifth Third Bancorp (the “Company,” the “Bancorp,” or “Fifth Third”) will be held in a virtual format only, via the internet. We have held virtual meetings in each year since 2020 and will continue to consider the benefits of future virtual meetings. We have carefully and thoughtfully structured our virtual meeting to include opportunities for participation which are consistent with previous in-person meetings. We believe that holding our Annual Meeting virtually facilitates greater shareholder attendance and participation by allowing all shareholders to participate equally, through any internet-connected device from any location, free of cost. In practice, we have experienced increased engagement and shareholder participation at our virtual Annual Meeting than occurred at meetings prior to our adopting a virtual format. Moreover, a virtual meeting has a reduced carbon footprint and less environmental impact compared to an in-person meeting. As described below, we observe best practices for virtual shareholder meetings, including by providing a support line for technical and other assistance and addressing as many relevant shareholder questions as time allows.

The Annual Meeting will start at 11:30 a.m. Eastern Time on April 16, 2024. Shareholders and guests may join the virtual meeting beginning at 11:15 a.m. Eastern Time. Any member of the public is invited to attend as a guest and listen to the Annual Meeting by visiting www.virtualshareholdermeeting.com/FITB2024 and logging in as a guest. Shareholders of record of Fifth Third Common Stock or of Series A, Class B Preferred Stock, beneficial holders of Fifth Third Common Stock or of Series A, Class B Preferred Stock, or authorized representatives of a beneficial holder of Fifth Third Common Stock or of Series A, Class B Preferred Stock, or their legal proxy holders, as of the close of business on February 20, 2024, the record date, are entitled to submit questions at the virtual Annual Meeting. Shareholders may participate by visiting www.virtualshareholdermeeting.com/FITB2024 and choosing the shareholder log-in and entering their 16-digit control number that is printed in the box marked by the arrow on the Notice of Internet Availability of Proxy Materials or your Proxy Card. We encourage shareholders and guests wishing to attend the Annual Meeting to visit www.virtualshareholdermeeting.com/FITB2024 in advance of the meeting to verify their internet connection, familiarize themselves with the online access process, and update their devices and/or browsers, as appropriate. The virtual Annual Meeting platform is fully supported across browsers and devices equipped with the most updated version of applicable software and plugins. Additionally, shareholders should allow sufficient time after logging in to ensure that they can hear streaming audio prior to the start of the meeting.

Anyone wishing to attend the meeting and encountering difficulty with the Annual Meeting virtual platform during the sign-in process or at any time during the meeting may utilize technical support provided by the Company through Broadridge Financial Solutions, Inc. Technical support information is provided on the sign-in page.

Shareholders will have substantially the same opportunities to participate in our virtual Annual Meeting as they would have at an in-person meeting. Shareholders will be able to attend, vote (in the case of holders of Common Stock), examine the shareholder list, and submit questions before and during a portion of the meeting via the online platform. Shareholders may submit questions by signing into the virtual meeting platform at www.virtualshareholdermeeting.com/FITB2024, and by typing a question into the “Ask a Question” field and clicking submit. Shareholders may submit questions beginning on April 9, 2024 by logging onto proxyvote.com with their 16-digit control number. Questions that are germane to the purpose of the Annual Meeting will be answered during the meeting, subject to time constraints. Questions regarding personal matters or matters not relevant to the Annual Meeting will not be answered. If we receive substantially similar questions, we may combine them.

Shareholders of Common Stock may vote during the Annual Meeting. Shareholders may also vote before the date of the Annual Meeting using one of the methods provided on the proxy card. Holders of depositary shares representing Preferred Stock may only submit voting instructions prior to the Annual Meeting using one of the methods provided on the proxy card. We recommend that shareholders vote by mail, internet, or telephone prior to the Annual Meeting, even if they plan to attend the Annual Meeting virtually.

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PROXY STATEMENT HIGHLIGHTS

About Our Company

Fifth Third is a diversified financial services company headquartered in Cincinnati, Ohio and is the indirect holding company of Fifth Third Bank, National Association. The Bancorp operates three main businesses: Commercial Banking, Consumer and Small Business Banking, and Wealth & Asset Management. Fifth Third has approximately 19,000 employees, banking centers across 11 states, and commercial and consumer lending presence across the United States.

Core Values

Work as One Bank

Proactively collaborate to achieve shared goals.

Take Accountability

Own what you do and speak up if something feels wrong, looks wrong, or is wrong.

Be Respectful and Inclusive

Respect diversity. Fully integrate ideas from varying perspectives.

Act with Integrity

Be honest. Be fair. Do the right thing.

Fifth Third Bank Footprint Map

Key Strategic Priorities

Stability

• Defensive balance sheet positioning

• Strong credit profile

Profitability

• Diverse fee mix with high total revenue contribution

• Expense discipline

Growth

• Southeast demographics

• Midwest and renewables infrastructure investments

• Technology-enabled product innovation

Fifth Third 2024 Proxy Statement	3

PROXY STATEMENT HIGHLIGHTS

Corporate Performance Highlights

Strong financial performance, reflecting solid operating results

•	Generated record revenue of $8.7 billion in 2023, which increased four percent compared to 2022

•	Prudently managed expenses throughout the year while continuing to invest in the business

•	Generated consumer household growth of 3% year-over-year, including 6% growth in our Southeast markets

Sustainability Leadership

•	Named one of the World’s Most Ethical Companies® by Ethisphere for the fourth time

•	Earned highest marks in Human Rights Campaign’s 2023 Corporate Equality Index

•	Exceeded our $180 million commitment to empowering black futures program, a three-year commitment

•	$100 billion environmental and social finance target through 2030

•	Operational sustainability targets to be achieved by 2030:

•	Purchase 100% renewable power (Achieved)

•	Reduce location-based greenhouse gas (“GHG emissions”) (Fifth Third’s scope 1 and 2 emissions) by 75% (currently at 50%)

•	Reduce energy use by 40% (currently at 39%)

•	Reduce potable water use by 50% (currently at 37%)

•	Divert 75% of waste from going to landfills (currently at 58%)

•	Reduce paper use by 75% and purchase remaining paper from certified sources (currently at 63%)

Robust capital & liquidity

•	Completed our risk-weighted assets initiative and grew our Common Equity Tier 1 ratio 100 bps in 2023 to 10.3%

•	Achieved full Category 1 liquidity coverage ratio (“LCR”) compliance on August 31, 2023 and have maintained it since.

•	Remained heavily core-funded, with loan-to-core deposit ratio ending the year at 72%

Strong shareholder returns

•	Increased quarterly cash dividend on common shares two cents, or 6%.

•	Generated total shareholder return of 10% in 2023, which ranks #1 among peers*

Balance sheet management

•	Delivered industry-leading deposit growth while gaining, or maintaining, deposit market share rank in all 40 of our largest markets

•	On January 3, 2024, 23% of the available for sale (“AFS”) securities portfolio was transferred to held to maturity (“HTM”) to mitigate accumulated other comprehensive income (“AOCI”) volatility

Disciplined risk management

•	Credit results continue to demonstrate our disciplined client selection, conservative underwriting and granular, high-quality relationships

•	Asset quality trends remain strong and below historical averages

*	Excluding First Citizens, as it participated in an FDIC-assisted acquisition

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PROXY STATEMENT HIGHLIGHTS

Item 1: Election of Directors

The Board of Directors proposes the election of 16 directors to serve until the 2025 Annual Meeting of Shareholders. Our directors provide robust and effective governance and oversight. The nominees for director, collectively, represent diverse perspectives and provide a broad range of skills, expertise, and experience to guide the Company.

Our Board of Directors recommends a vote “For” each nominee. For more information on our nominees, please see page 20.

Board of Directors Highlights

2024 Director Nominee Overview

Name	Age	Gender	Ethnicity	Director Since	Other Public Company Boards*

Nicholas K. Akins	63	M	White	2013	DTE Energy GE Vernova American Electric Power (2023)

B. Evan Bayh, III	68	M	White	2011	Marathon Petroleum Company Berry Global Group, Inc. RLJ Lodging Trust

Jorge L. Benitez	64	M	Latino	2015	World Fuel Services Interpublic Group

Katherine B. Blackburn	58	F	White	2014	None

Emerson L. Brumback	72	M	White	2009	None

Linda W. Clement-Holmes	61	F	African American	2020	Cincinnati Financial Corporation

C. Bryan Daniels	65	M	White	2019	MB Financial, Inc. (2019)

Laurent Desmangles	56	M	African American	2023	None

Mitchell S. Feiger	65	M	White	2020	MB Financial, Inc. (2019)

Thomas H. Harvey	63	M	White	2019	MB Financial, Inc. (2019)

Gary R. Heminger	70	M	White	2006	PPG Industries, Inc. Marathon Petroleum Company (2020) MPLX GP LLC (2020)

Eileen A. Mallesch	68	F	White	2016	Arch Capital Group, Ltd. Brighthouse Financial State Auto Financial Corp. (2021) Libbey, Inc. (2020)

Michael B. McCallister	71	M	White	2011	AT&T, Inc. Zoetis, Inc.

Kathleen A. Rogers	58	F	White	2023	Federal Home Loan Bank of Cincinnati

Timothy N. Spence	45	M	White	2022	None

Marsha C. Williams	72	F	White	2008	Modine Manufacturing Company Davis Funds Crown Holdings, Inc. McDermott International, Inc. (2020)

*	The year in which a public company directorship previously ended is indicated by the parenthetical year following the company name.

Fifth Third 2024 Proxy Statement	5

PROXY STATEMENT HIGHLIGHTS

Diverse Skills and Attributes Among Board Nominees

	Accounting/ Financial Reporting		Financial Services Industry
11/16		11/16

	Compensation and Benefits		Human Capital Management
13/16		13/16

	Corporate Governance		Legal and Regulatory
16/16		10/16

	Cybersecurity		Risk Management
8/16		14/16

	Digital Innovation and FinTech		Strategic Planning
9/16		16/16

	Executive Management		Sustainability
16/16		12/16

∎ represents each director who possesses the skill or attribute

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PROXY STATEMENT HIGHLIGHTS

Board Diversity Matrix

	2024		2023

	Female	Male	Female	Male

Total Number of Directors	16		16

Part I: General Identity

Directors	5	11	5	11

Part II: Demographic Background

African American or Black	1	1	2	—

Hispanic or Latinx	—	1	—	1

White	3	10	3	10

LGTBQ+	—	—	—	—

Directors’ Gender	Directors’ Ethnicity	Directors’ Average Tenure	Directors’ Independence

Fifth Third 2024 Proxy Statement	7

PROXY STATEMENT HIGHLIGHTS

Board Governance Overview

Fifth Third’s Board of Directors is committed to strong and effective governance and oversight. Annually, the Board reviews and enhances, as necessary, its practices related to Board independence, Board accountability, and Board effectiveness. Below are some highlights of our Board governance program.

Board Independence

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Strong Lead Independent Director: Mr. Akins, our Lead Independent Director, provides strong leadership of the independent directors through responsibilities expressly defined in Fifth Third’s Corporate Governance Guidelines. The Lead Independent Director is annually elected by all independent directors.

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Substantial Majority of Independent Directors: The Board of Directors is comprised of a substantial majority of independent directors. The Board has affirmatively determined that all director nominees are considered independent under applicable Nasdaq standards except Mr. Spence, our President and CEO.

•	Independent Director-Led Committees: All Committees of the Board of Directors are led by and entirely comprised of independent directors.

•	Executive Sessions: Independent directors regularly meet in executive session throughout the year.

•	Engagement with Regulators: Fifth Third’s regulators are invited to meet with independent directors outside the presence of management.

Board Accountability

•	Ethics Training and Certification: Directors receive annual ethics training and must review and acknowledge the Code of Business Conduct and Ethics on an annual basis.

•	Attendance: The Board of Directors and its Committees had a 96% aggregate attendance rate in 2023.

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Majority Voting Standards: Fifth Third utilizes majority voting requirements for uncontested director elections, and all directors must be elected annually with no staggered or multi-year terms. In addition, in 2021, Fifth Third eliminated supermajority voting requirements for shareholder approval of amendments to the Articles of Incorporation and for certain business mergers and combinations.

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Retirement Age: Our Code of Regulations provides that a director should not stand for re-election at the Annual Meeting following his or her 72nd birthday; provided that the Nominating and Corporate Governance Committee may waive this requirement upon consideration of relevant factors listed in our Corporate Governance Guidelines.

•	Annually Reviewed Director Pay Program: The Director Pay Program, for non-employee directors, is reviewed and approved annually by the Human Capital and Compensation Committee.

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Oversight of Strategy: The Board of Directors actively oversees the development of strategic objectives during its September Board meeting and receives updates on the implementation of the strategic plan throughout the year at regularly scheduled Board meetings. The Board also reviews the risk assessment of the strategic plan.

•	Proxy Access: The Board amended the Bancorp’s Regulations in 2020 to allow proxy access.

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Stock Ownership Requirements: Directors are required to own Fifth Third stock equal in value to six times their annual director salary (not including fees for Committee service) within five years of their Board appointment.

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Oversight of Executive Management Succession Planning: The Board engages in an annual executive management succession planning review meeting, in addition to regular succession planning discussions at the Committee level.

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PROXY STATEMENT HIGHLIGHTS

Board Effectiveness

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Robust Self-Assessments, Including Lead Independent Director Interviews: The Board of Directors and the Nominating and Corporate Governance Committee oversee the annual self-evaluation process, which includes both written assessments of the Board and each Committee and interviews between the Lead Independent Director and each independent director. Management implements action plans based on directors’ feedback and reports to the Board on the implementation of those plans to ensure continuous improvement.

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Director Diversity, Skills, and Expertise: The Board annually evaluates Board effectiveness and reviews directors’ diversity, skills, and expertise to ensure the Board represents a diverse skill set oriented to the historical and emerging needs of the business. Two of our Committees are led by diverse directors. Our directors’ ages (45-72 years) span multiple generations, which provides unique perspectives.

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Strong Director Education Program: Fifth Third has instituted a robust director education program, approved annually by the Board, to enhance directors’ knowledge on topics relevant to oversight of a large financial institution. Director education sessions typically occur at every regularly scheduled Board meeting and also several times a year in Committee meetings. In 2023, the Board and its Committees had a total of 30 education sessions.

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Broad Director Onboarding Program: Our Board-approved, comprehensive Director Onboarding Program seeks to quickly integrate new directors in our business and culture and features one-on-one sessions with senior executives and functional area representatives, facility tours, and training on company policies and industry trends.

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Board Succession Planning: The Board, and its relevant Committees, regularly discuss director succession planning, focusing on business needs, industry trends, diverse perspectives, and shareholder expectations. Given scheduled director retirements in the next several years, the Board and its relevant Committees have prioritized succession planning activity.

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Committee Refreshment: The Nominating and Corporate Governance Committee annually reviews the leadership and membership of each Committee and recommends adjustments, as necessary. Additionally, approximately every two to three years, the Committee undertakes a thorough recalibration analysis to address Committee leadership and membership in light of new and anticipated business programs and regulatory requirements, succession planning initiatives, and director development, while ensuring ongoing consistency and continuity.

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Over-boarding Restrictions: Directors are subject to over-boarding restrictions, updated in 2021, to improve Board effectiveness, ensure that directors have sufficient time and attention to devote to their duties at Fifth Third, and more closely align with shareholder expectations. Directors may serve on four total public company boards, and directors who are active CEOs may serve on two total public company boards.

•	Strong Corporate Governance Guidelines: The Corporate Governance Guidelines and Board Committee Charters are reviewed annually to maintain strong and sound governance practices.

Voting Power

There are currently 683,550,149 outstanding shares of Fifth Third Common Stock and each share is entitled to one vote on all proposals at the meeting. In addition, there are 200,000 outstanding shares of Series A, Class B Preferred Stock (represented by approximately 8,000,000 depositary shares). Each share of Series A, Class B Preferred Stock has 24 votes per share on all proposals at the meeting. The total voting power of all outstanding shares of Series A, Class B Preferred Stock is equal to 4,800,000 votes of our Common Stock, or less than one percent of the total voting power of our outstanding Common Stock.

Fifth Third 2024 Proxy Statement	9

PROXY STATEMENT HIGHLIGHTS

Item 2: Ratification of the Appointment of Deloitte & Touche LLP to Serve as Independent Auditor

The Board of Directors proposes to ratify the appointment of Deloitte & Touche LLP to serve as the independent external audit firm for Fifth Third Bancorp for the year 2024. The Audit Committee and the Board of Directors believe Deloitte & Touche’s continued service as Fifth Third’s independent external audit firm is in the best interests of the Company and our shareholders. The Audit Committee will further evaluate the appointment of Deloitte & Touche LLP as independent external audit firm if the appointment is not ratified by a majority of shareholders.

Our Audit Committee and our Board of Directors recommend a vote “For” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent external audit firm for 2024. For more information on this item, please see page 95. This item appears as Item 2 on your proxy card.

Item 3: Advisory Approval of the Company’s Compensation of its Named Executive Officers

The Board of Directors seeks advisory approval of the compensation for Fifth Third’s Named Executive Officers. The Human Capital and Compensation Committee and our Board of Directors have established a compensation philosophy and a compensation program that rewards employees for delivering the right products to the right customers. Our compensation program considers our shareholders’ long-term interests and align with Fifth Third’s values, while also staying within our risk tolerance.

Our Human Capital and Compensation Committee and our Board of Directors recommend a vote “For” the advisory approval of the compensation of our Named Executive Officers. For more information on this item, please see page 96. This item appears as Item 3 on your proxy card.

Executive Compensation Highlights

Our Named Executive Officers have approximately 50% or more of their target total compensation delivered in the form of long-term, equity-based compensation.

2023 Total Compensation Pay Mix(1)

Chief Executive Officer	Average of Other NEOs

(1)	The percentages reflect the Named Executive Officer’s base salary as of December 31, 2023, target annual cash incentive award for 2023, and target long-term, equity-based incentive award for 2023.

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PROXY STATEMENT HIGHLIGHTS

Our compensation program incorporates best practices in governance and executive compensation, including the following:

Compensation matter	Fifth Third’s practice

Frequency of pay equity practices review	Annual

Frequency of say-on-pay advisory vote	Annual

Robust code of business conduct and ethics	✓

Pay for performance	✓

Employment agreements for executive officers	✘

Excessive perks	✘

Fifth Third 2024 Proxy Statement	11

PROXY STATEMENT HIGHLIGHTS

Item 4: Approval of the Fifth Third Bancorp 2024 Incentive Compensation Plan

The Board of Directors proposes the approval of the Fifth Third Bancorp 2024 Incentive Compensation Plan, including the issuance of shares authorized thereunder. The Board of Directors has adopted the Fifth Third Bancorp 2024 Incentive Compensation Plan, subject to shareholder approval, to replace the Fifth Third Bancorp 2021 Incentive Compensation Plan. The Fifth Third Bancorp 2024 Incentive Compensation Plan is intended to promote the success of the Company by providing incentives to its employees and Directors that link their personal interests to the financial success of the Company and to the growth of shareholder value.

The Board of Directors recommends a vote “For” the approval of Fifth Third Bancorp 2024 Incentive Compensation Plan. For more information on this item, please see page 97. This item appears as Item 4 on your proxy card.

Item 5: Approval of the Fifth Third Bancorp 2024 Employee Stock Purchase Plan

The Board of Directors proposes the approval of the Fifth Third Bancorp 2024 Employee Stock Purchase Plan, including the issuance of shares authorized thereunder. The Board of Directors has adopted the Fifth Third Bancorp 2024 Employee Stock Purchase Plan, subject to shareholder approval, to replace the Fifth Third Bancorp 1993 Stock Purchase Plan. The Fifth Third Bancorp 2024 Employee Stock Purchase Plan will facilitate the purchase of the Company’s Common Stock by employees. The Company believes that employee stock ownership will promote productivity and encourage continued growth of Company for the mutual benefit of the Company’s employees and shareholders.

The Board of Directors recommends a vote “For” the approval of Fifth Third Bancorp 2024 Employee Stock Purchase Plan. For more information on this item, please see page 108. This item appears as Item 5 on your proxy card.

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PROXY STATEMENT HIGHLIGHTS

Sustainability Highlights

Stakeholder Engagement and Materiality Assessment

In early 2020, Fifth Third completed our first stakeholder materiality assessment to determine which sustainability topics are most material to our Company. Based on the feedback we received from a stakeholder survey and through discussions with our executive leadership team, we identified and prioritized the sustainability topics below according to their relative degree of importance in our 2019 ESG Report. We used the results from our materiality assessment to guide our sustainability strategy, disclosures and reporting.

In early 2022, Fifth Third engaged a leading third party to facilitate an updated stakeholder materiality assessment through key stakeholder and company interviews and surveys. It’s important to note that all the topics below are important to the Company and that we continue to use the results of our prior materiality assessments, as well as our ongoing stakeholder engagement, to guide our sustainability strategy, disclosures and reporting.

Each of the sustainability topics below are integrated into our business strategy and support our focus of delivering sustainable financial performance.

Fifth Third 2024 Proxy Statement	13

PROXY STATEMENT HIGHLIGHTS

Sustainability Priorities and Performance Metrics

Through stakeholder engagement and discussions with our senior executive leadership team, the Sustainability Committee identified, and the Board of Directors approved, five sustainability priorities to focus on in 2023 and beyond. These priorities have been incorporated in senior executive goal-planning as well as the 2023 variable compensation plan for executives and employees. The metrics below represent key data points of these priorities.

Sustainability priorities update

14

Election of Directors (Item 1 on Proxy Card)

In accordance with our Regulations, directors are each elected annually to a one-year term expiring at the next Annual Meeting of Shareholders. The terms of our current directors expire at the Annual Meeting on April 16, 2024. Sixteen of our current directors have been nominated to be elected to serve until the Annual Meeting of Shareholders in 2025.

Board Succession Planning and 2023 Director Appointments

Two new directors were appointed to the Board of Directors in 2023: Laurent Desmangles and Kathleen A. Rogers. In 2023, as part of its regular succession planning process and in anticipation of several possible near-term director retirements, the Board, led by its Nominating and Corporate Governance Committee, completed a comprehensive review and analysis of Board composition, including identification of priority characteristics related to diversity, experience, and expertise of future director candidates. The Board engaged Egon-Zehnder and the Ellig Group to perform searches for director candidates meeting the criteria identified by the Board. Following this review, in August 2023, the Board appointed Mr. Desmangles and Ms. Rogers. Mr. Desmangles is a retired Senior Partner and Managing Director at Boston Consulting Group. He has experience from leading Boston Consulting’s financial institutions practice group, including expertise in corporate strategy, large-scale transformation, digital and analytical innovation, and change management. He also possesses broad knowledge of the financial services industry, including the regional banking environment, and a diverse perspective as an African-American. Ms. Rogers is a retired Executive Vice President of U.S. Bancorp, having served as its Chief Finance Administration Officer and Chief Financial Officer. From her 35-year career at U.S. Bancorp, Ms. Rogers has extensive knowledge in public company financial management, including financial risk management, treasury actions, accounting policy and reporting, corporate development activities, and strategic investments. She also has experience in financial reporting, investor relations, and regulatory interactions. Both Mr. Desmangles and Ms. Rogers are nominated for election to the Board in 2024.

The Board continues to focus on the recruitment of diverse directors who meet the experience and expertise criteria identified by the Board. Additionally, as part of its succession planning process, the Board re-nominated Ms. Williams and Mr. Brumback for election to an additional term on the Board, although each reached the retirement age set forth in our Corporate Governance Guidelines prior to the 2024 Annual Shareholders Meeting. As more fully discussed on page 19, Ms. Williams provides the Board with leadership continuity (having previously served as Board Chair and Lead Independent Director), broad knowledge of the Company and the financial services sector, public company leadership experience, a diverse perspective, and expertise in many areas relevant to the Board’s effectiveness. Mr. Brumback offers the Board substantial experience in the financial services sector, particularly within regional banking, and, in light of the challenges to the banking sector in 2024, valuable financial risk and operational management expertise. The Board’s succession planning efforts will continue in 2024.

Process for Director Nominations

Director candidates are nominated by the Nominating and Corporate Governance Committee. Pursuant to its Charter, the Nominating and Corporate Governance Committee annually reviews the current composition of the Board, taking into consideration director skills, expertise, diversity, background, and experience, the current and emerging needs of our business, and feedback from directors in the Board’s robust self-evaluation process. In addition, the Nominating and Corporate Governance Committee reviews the background and skills of director candidates based on the needs of the Company and the Board. Candidates are reviewed by the Nominating and Corporate Governance Committee and the Board of Directors prior to nomination or appointment to the Board.

Fifth Third 2024 Proxy Statement	15

ELECTION OF DIRECTORS

Our Corporate Governance Guidelines provide that shareholders may propose nominees to the Nominating and Corporate Governance Committee by submitting the names and qualifications of such persons to the Nominating and Corporate Governance Committee no later than December 31 of each year. Submissions are to be addressed to the Nominating and Corporate Governance Committee at our executive offices and will be forwarded to the Committee. The Nominating and Corporate Governance Committee will then evaluate the possible nominee using the criteria provided in our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee Charter, and other relevant corporate governance disclosures and will consider such person in comparison to all other candidates. The Nominating and Corporate Governance Committee is not obligated to nominate any such individual for election. No such shareholder nominations have been received by Fifth Third for this Annual Meeting. Shareholders may also nominate candidates directly for election by following the procedures in our Code of Regulations. These are summarized in the “2025 Shareholder Proposals” section of this Proxy Statement.

Pursuant to applicable law and our Regulations, any vacancies that occur after the directors are elected may be filled by the Board of Directors for the remainder of the full term of the vacant directorship or the Board may elect not to fill the vacancy and to reduce the size of the Board. There is no family relationship between and among any of our executive officers or directors. There are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any directors are elected director or officers are appointed.

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ELECTION OF DIRECTORS

Criteria for Director Nominations

Our Corporate Governance Guidelines set forth the following non-exclusive criteria for directors:

•	independence (to compose a Board of Directors that has a majority of its members who are independent)

•	highest personal and professional ethics and integrity

•	willingness to devote sufficient time to fulfilling duties as a director

•	impact on the diversity of the Board’s overall experience in business, government, education, technology, and other areas relevant to our business

•	impact on the diversity of the Board’s composition in terms of age, skills, ethnicity, and other factors relevant to our business

•	the number of other public company boards on which the candidate may serve (e.g., a non-CEO director may not serve on more than three public company boards in addition to Fifth Third)

The Board of Directors and Nominating and Corporate Governance Committee value diversity among our directors. The Board believes that diversity on our Board should be a priority and therefore actively seeks diverse candidates with regard to gender, race, ethnicity, age, background, and other attributes. We strive to include candidates who reflect the diverse markets which we serve in the pools from which nominees are chosen. Any third-party search firms engaged to assist in the searches for director candidates are required to include candidates with diverse characteristics.

The Nominating and Corporate Governance Committee reviewed the qualifications of each nominee for election as director and found that each possesses strong personal and professional ethics and integrity and each is committed to representing the interests of Fifth Third and our shareholders. In addition, as a group, the skills, expertise, experience, and diversity of our nominees are well-suited to address the current and emerging needs of our business and to achieve our strategic goals. Our Board of Directors believes that each of our director nominees has demonstrated the ability to devote sufficient time and attention to board duties and to otherwise fulfill the responsibilities required of directors. Therefore, the Nominating and Corporate Governance Committee has nominated the following sixteen (16) persons for election as directors: Nicholas K. Akins, B. Evan Bayh, III, Jorge L. Benitez, Katherine B. Blackburn, Emerson L. Brumback, Linda W. Clement-Holmes, C. Bryan Daniels, Laurent Desmangles, Mitchell S. Feiger, Thomas H. Harvey, Gary R. Heminger, Eileen A. Mallesch, Michael B. McCallister, Kathleen A. Rogers, Timothy N. Spence, and Marsha C. Williams. All nominees are current directors of Fifth Third Bancorp. Our Board of Directors has determined that all nominees are considered independent under applicable Nasdaq standards, with the exception of Mr. Spence.

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ELECTION OF DIRECTORS

Director Nominee Overview

Name	Age	Gender	Ethnicity	Director Since	Other Public Company Boards*

Nicholas K. Akins	63	M	White	2013	DTE Energy GE Vernova American Electric Power (2023)

B. Evan Bayh, III	68	M	White	2011	Berry Global Group, Inc. Marathon Petroleum Company RLJ Lodging Trust

Jorge L. Benitez	64	M	Latino	2015	Interpublic Group World Fuel Services

Katherine B. Blackburn	58	F	White	2014	None

Emerson L. Brumback	72	M	White	2009	None

Linda W. Clement-Holmes	61	F	African American	2020	Cincinnati Financial Corporation

C. Bryan Daniels	65	M	White	2019	MB Financial, Inc. (2019)

Laurent Desmangles	56	M	African American	2023

Mitchell S. Feiger	65	M	White	2020	MB Financial, Inc. (2019)

Thomas H. Harvey	63	M	White	2019	MB Financial, Inc. (2019)

Gary R. Heminger	70	M	White	2006	PPG Industries, Inc. Marathon Petroleum Company (2020) MPLX GP LLC (2020)

Eileen A. Mallesch	68	F	White	2016	Arch Capital Group, Ltd. Brighthouse Financial Libbey, Inc. (2020) State Auto Financial Corp. (2021)

Michael B. McCallister	71	M	White	2011	AT&T, Inc. Zoetis, Inc.

Kathleen A. Rogers	58	F	White	2023	Federal Home Loan Bank of Cincinnati

Timothy N. Spence	45	M	White	2022	None

Marsha C. Williams	72	F	White	2008	Crown Holdings, Inc. Davis Funds Modine Manufacturing Company McDermott International, Inc. (2020)

*	The year in which a public company directorship previously ended is indicated by the parenthetical year following the company name.

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ELECTION OF DIRECTORS

Director Retirement Age Provision

Fifth Third’s Corporate Governance Guidelines provide that a director should retire from the Board at the next annual meeting of shareholders at which the director’s term expires that follows his or her 72nd birthday. Upon recommendation from the Nominating and Corporate Governance Committee, the Board may waive this retirement age provision a maximum of three times per director after consideration of the following, among other factors: whether Fifth Third is undergoing significant transition periods in executive leadership, whether there has been an unexpected loss of directors, or whether such a director possesses a specific expertise relevant to the current or emerging business needs of Fifth Third, has unique and valuable industry-specific knowledge, or possesses some other attributes deemed essential by the Board or Nominating and Corporate Governance Committee.

Pursuant to our Corporate Governance Guidelines, Ms. Williams and Mr. Brumback offered to retire prior to the 2024 Annual Meeting. The Nominating and Corporate Governance Committee evaluated Ms. Williams’ and Mr. Brumback’s offers of retirement, their contributions to the Board, and the current areas of skills and expertise of the Board. The Committee noted that Ms. Williams consistently receives high shareholder approval, has significant experience in the financial services industry, possesses substantial corporate governance expertise, has deep institutional knowledge of the Company, and has extensive public company leadership experience. Ms. Williams previously served as Fifth Third’s Board Chair and Lead Independent Director and continues to provide the Board with leadership continuity and transitional guidance related to governance, leadership, and the financial services industry as the Board continues its succession planning process. The Committee also considered Ms. Williams’ diverse perspective.

The Committee also considered the high level of shareholder support Mr. Brumback has received annually. The Committee noted that Mr. Brumback possesses extensive experience in the financial service industry and provides risk and operational management skills that uniquely benefit Fifth Third as a large regional bank. Mr. Brumback’s guidance and oversight was critical during a period of economic uncertainty and challenges to the banking sector in 2023. The Board believes the Company will continue to benefit from Mr. Brumback’s expertise in 2024 in light of continued economic recovery and anticipated regulatory changes.

Based on these considerations, the Committee unanimously agreed to grant an exception to Fifth Third’s Corporate Governance Guidelines for both Ms. Williams and Mr. Brumback, as 2024 nominees. As such, the Committee nominated Ms. Williams and Mr. Brumback for additional one-year terms. For more specific information on Ms. Williams’ and Mr. Brumback’s qualifications as a director, please refer to pages 27 and 22, respectively.

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ELECTION OF DIRECTORS

Nominees for Election as Directors

Nicholas K. Akins

Retired Chair, Chief Executive Officer, and President of American Electric Power Company

Career Highlights:

•  Retired Chair, CEO, and President of American Electric Power Company

•  40-year career of increasing leadership responsibility with American Electric Power Company (initially with the former Central and South West Corporation that merged with AEP in 2000), including roles as Executive Chair (2023), Chief Executive Officer (2011), President (2011), and Executive Vice President (2006)

Key Qualifications and Experience

•  Business expertise as chief executive officer of multi-state utility

•  Oversight of operational, financial, and compliance-related management in heavily regulated industry

•  Significant experience leading corporate and employee culture initiatives

•  Oversight of cyber-related activities in business systems and critical infrastructure

Skills and Attributes:

Accounting/Financial Reporting, Compensation and Benefits, Corporate Governance, Cybersecurity, Executive Management, Human Capital Management, Legal and Regulatory, Risk Management, Strategic Planning, Sustainability

B. Evan Bayh, III Senior Advisor of Apollo Global Management
Career Highlights:
• Non-executive Senior Advisor, Apollo Global Management
• Served as United States Senator for the State of Indiana
• Served as Governor of the State of Indiana
• Former Partner, McGuire Woods
• Former Partner, Cozen O’Connor

Key Qualifications and Experience

•  Oversight of a broad array of financial, economic, and policy issues impacting a wide variety of businesses as Governor and Senator

•  Service as a member of the Senate Banking Committee and the Chair of the International Trade and Finance Subcommittee

•  Extensive knowledge of cybersecurity issues as a result of membership on the Senate Intelligence Committee and the Central Intelligence Agency External Advisory Board

Skills and Attributes:

Compensation and Benefits, Corporate Governance, Cybersecurity, Digital Innovation and FinTech, Executive Management, Financial Services Industry, Human Capital Management, Legal and Regulatory, Risk Management, Strategic Planning, Sustainability

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ELECTION OF DIRECTORS

Jorge L. Benitez

Retired Chief Executive Officer of North America, Accenture

Career Highlights:

•  Retired Chief Executive Officer of North America, Accenture

•  Former Chief Operating Officer, Accenture Products Operating Group

Key Qualifications and Experience

•  Extensive experience developing and executing business strategies across a range of industries

•  Significant experience implementing large-scale systems integration services

•  Oversight of operating units within a large multinational publicly-traded company

Skills and Attributes:

Accounting/Financial Reporting, Compensation and Benefits, Corporate Governance, Cybersecurity, Digital Innovation and Fintech, Executive Management, Human Capital Management, Risk Management, Strategic Planning, Sustainability

Katherine B. Blackburn

Executive Vice President of Cincinnati Bengals, Inc.

Career Highlights:

•  Executive Vice President, Cincinnati Bengals, Inc.

Key Qualifications and Experience

•  Extensive experience managing Cincinnati Bengals professional football franchise, including human resource management, cost and efficiency management, marketing, and business negotiations

•  Extensive experience with inclusion and diversity initiatives, including with the National Football League’s Diversity Committee

•  Knowledge and familiarity of Fifth Third Bank and the Cincinnati, Ohio regional market

Skills and Attributes:

Compensation and Benefits, Corporate Governance, Cybersecurity, Digital Innovation and Fintech, Executive Management, Human Capital Management, Legal and Regulatory, Risk Management, Strategic Planning, Sustainability

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ELECTION OF DIRECTORS

Emerson L. Brumback

Retired President and Chief Operating Officer of M&T Bank

Career Highlights:

•  Retired President and Chief Operating Officer of M&T Bank

•  Vice Chair of the Board of Ascendium Education Group

•  Former Chair, President, and Chief Executive Officer of Bank One Cincinnati

Key Qualifications and Experience

•  30 years of experience in the financial services industry with several banking organizations

•  Extensive executive experience overseeing retail banking, commercial banking, banking operations, and banking systems

•  Knowledge of risk management systems in complex financial organizations

Skills and Attributes:

Accounting/Financial Reporting, Compensation and Benefits, Corporate Governance, Executive Management, Financial Services Industry, Human Capital Management, Legal and Regulatory, Risk Management, Strategic Planning

Linda W. Clement-Holmes

Retired Chief Information Officer of The Procter & Gamble Company

Career Highlights:

•  Retired Chief Information Officer, Global Information and Decision Solutions Officer, Senior Vice President of Global Business Services, and Chief Diversity Officer of The Procter and Gamble Company

Key Qualifications and Experience

•  35-year career at Procter and Gamble, culminating in service as Chief Information Officer

•  Extensive technology, cybersecurity, and digital innovation expertise, including leadership of global Procter and Gamble technology team and responsibility for digital and IT architecture and governance, including information security

•  Experience in corporate strategy, including use of emerging business technologies to support speed and innovation

•  Knowledge of Cincinnati, Ohio regional market and leadership in inclusion and diversity efforts

Skills and Attributes:

Compensation and Benefits, Corporate Governance, Cybersecurity, Digital Innovation and FinTech, Executive Management, Human Capital Management, Risk Management, Strategic Planning, Sustainability

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ELECTION OF DIRECTORS

C. Bryan Daniels

Co-Founder and Principal of Prairie Capital, a Chicago-based private equity firm

Career Highlights:

•  Co-Founder and Principal of Prairie Capital, a Chicago-based private equity firm

•  Former Senior Vice President of Commercial Banking at American National Bank and Trust Company

Key Qualifications and Experience

•  Extensive and varied experiences as an executive, director, and investor in the financial services industry

•  Possesses a rich and multi-faceted understanding of many different industries, companies, and business practices from his role at Prairie Capital

•  Substantial experience in technology in several industries, including financial services

Skills and Attributes:

Corporate Governance, Cybersecurity, Digital Innovation and FinTech, Executive Management, Financial Services Industry, Risk Management, Strategic Planning

Laurent Desmangles

Retired Senior Partner and Managing Director of Boston Consulting Group

Career Highlights:

•  Retired Senior Partner and Managing Director, Boston Consulting Group

•  Advisor, Nyca Partners

•  Advisor, Demopolis Equity Partners

•  Former Director of Financial Institutions Practice, Oliver Wyman

Key Qualifications and Experience

•  30 years of experience advising large financial services organizations on corporate strategy, large scale transformation, digital and analytics innovation, and change management

•  Significant knowledge of the financial services industry, including retail and commercial banking, market dynamics, and operational opportunities

•  Expertise in FinTech sector

Skills and Attributes:

Corporate Governance, Digital Innovation and FinTech, Executive Management, Financial Services Industry, Strategic Planning, Sustainability

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ELECTION OF DIRECTORS

Mitchell S. Feiger

Retired Chair and Chief Executive Officer of Fifth Third Bank (Chicago)

Career Highlights:

•  Former Chief Executive Officer and President of MB Financial, Inc.

•  Former Chief Executive Officer and President of MB Financial Bank, National Association

•  Former Chief Executive Officer, President, and director of Coal City Corporation (merged with Avondale Financial Corp and was renamed MB Financial, Inc.)

Key Qualifications and Experience

•  35 years of experience in the financial services industry, including 27 years as the president or chief executive officer of a bank holding company or commercial bank; President and Chief Executive Officer of MB Financial, Inc. immediately prior to its merger with Fifth Third Bancorp

•  Extensive knowledge of the financial services industry and banking business and operations in Chicago region

•  Significant experience in leadership of public companies

•  Substantial bank regulatory experience

Skills and Attributes:

Accounting and Reporting, Compensation and Benefits, Corporate Governance, Digital Innovation and Fintech, Executive Management, Financial Services Industry, Human Capital Management, Legal and Regulatory, Risk Management, Strategic Planning

Thomas H. Harvey

Chief Executive Officer of Energy Innovation: Policy and Technology, LLC

Career Highlights:

•  Chief Executive Officer of Energy Innovation: Policy and Technology, LLC

•  Managing Partner and Principal Owner, Ajax, LLC

•  Former Chair of the Board of MB Financial, Inc.

•  Former Chief Executive Officer of ClimateWorks Foundation

•  Former Environmental Program Director of the William and Flora Hewlett Foundation

•  Former President of Energy Foundation

Key Qualifications and Experience

•  25 years of service in the financial services industry

•  Strong organizational and leadership skills and extensive investment experience derived from his executive positions with multiple foundations and organizations

•  Unique and diverse knowledge and experience with the emergence and growth of technology in the banking industry

•  Extensive knowledge and experience with renewable energy, sustainability, and climate matters

Skills and Attributes:

Accounting/Financial Reporting, Corporate Governance, Executive Management, Financial Services Industry, Human Capital Management, Strategic Planning, Sustainability

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ELECTION OF DIRECTORS

Gary R. Heminger

Retired Chair and Chief Executive Officer of Marathon Petroleum Corporation

Career Highlights:

•  Retired Chair and Chief Executive Officer of Marathon Petroleum Corporation

•  Former Chief Executive Officer of MPLX GP LLC

Key Qualifications and Experience

•  Over 40 years of experience with Marathon Petroleum Corporation in a variety of groups and functions

•  Extensive valuable business knowledge from overseeing all operations, performance, reporting, and financial metrics for Marathon’s refining, marketing, transportation, and Speedway businesses

•  Substantial financial experience through oversight of all financial data, working capital, and merger and acquisition activity at Marathon

Skills and Attributes:

Accounting/Financial Reporting, Compensation and Benefits, Corporate Governance, Executive Management, Human Capital Management, Risk Management, Strategic Planning, Sustainability

Eileen A. Mallesch

Certified Public Accountant and Retired Senior Vice President & Chief Financial Officer of Nationwide Property and Casualty Segment, Nationwide Mutual Insurance Company

Career Highlights:

•  Certified Public Accountant

•  Retired Senior Vice President & Chief Financial Officer of Nationwide Property and Casualty Segment, Nationwide Mutual Insurance Company

•  Former Senior Vice President and Chief Financial Officer of Genworth Financial Life Insurance/Service Company

Key Qualifications and Experience

•  More than 25 years of broad financial and strategy experience in a variety of industries, including insurance, telecommunications, consumer products, and manufacturing

•  Extensive financial management experience from tenure with Nationwide and Genworth

•  Vast knowledge of enterprise resource planning and large-scale technology integrations, strategic planning, managing acquisitions and divestitures, and risk and compliance management

•  Substantial experience as a public company director

Skills and Attributes:

Accounting/Financial Reporting, Compensation and Benefits, Corporate Governance, Cybersecurity, Executive Management, Financial Services Industry, Legal and Regulatory, Risk Management, Strategic Planning, Sustainability

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ELECTION OF DIRECTORS

Michael B. McCallister

Retired Chair of the Board of Directors of Humana, Inc.

Career Highlights:

•  Retired Chief Executive Officer and Chair of the Board of Directors of Humana, Inc.

•  39 years of service with Humana, Inc., including as CEO from 2000 through 2012 and as a board member from 2000 through 2013, including as Chair from 2010 through 2013

Key Qualifications and Experience

•  39 years of experience in health care sector, including expertise in operational, financial, and strategic development

•  Key roles in business advocacy groups, including the Business Roundtable, where he served as chair of the organization’s Health and Retirement Task Force

•  Substantial experience as a public-company director

Skills and Attributes:

Accounting/Financial Reporting, Compensation and Benefits, Corporate Governance, Executive Management, Financial Services Industry, Human Capital Management, Legal and Regulatory, Risk Management, Strategic Planning, Sustainability

Kathleen A. Rogers

Retired Executive Vice President of U.S. Bank

Career Highlights:

•  Retired Executive Vice President, Chief Financial Officer, and Chief Finance Administration Officer of U.S. Bank

Key Qualifications and Experience

•  Business expertise from 35-year career in the financial services industry

•  Significant knowledge of public company financial management, including financial risk management, treasury actions, accounting policy and reporting, corporate development activities (including mergers and acquisitions), and strategic investments

•  Extensive experience in regulatory activities and investor relations

•  Substantial experience in technology in several industries, including financial services

Skills and Attributes:

Accounting and Financial Reporting, Compensation and Benefits, Corporate Governance, Executive Management, Financial Services Industry, Human Capital Management, Legal and Regulatory, Risk Management, Strategic Planning

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ELECTION OF DIRECTORS

Timothy N. Spence

Chair, Chief Executive Officer, and President of Fifth Third Bancorp

Career Highlights:

•  Chair and Chief Executive Officer of Fifth Third Bancorp; President (2020-present); Executive Vice President and Head of Consumer Bank, Payments and Strategy (2018-2020); Head of Payments, Strategy and Digital Solutions (2017-2018); and Chief Strategy Officer (2015-2020)

•  Prior to joining Fifth Third, Mr. Spence was a Senior Partner with Oliver Wyman

Key Qualifications and Experience

•  Broad knowledge of the Company and the financial services sector from expansive experience heading multiple Fifth Third businesses

•  Unique and valuable experience from leading Fifth Third’s digital transformation efforts, including completion of significant acquisitions and investments

•  Substantial experience leading strategic plan development and implementation

Skills and Attributes:

Accounting/Financial Reporting, Compensation and Benefits, Corporate Governance, Cybersecurity, Digital Innovation/FinTech, Executive Management, Financial Services Industry, Human Capital Management, Legal and Regulatory, Risk Management, Strategic Planning, Sustainability

Marsha C. Williams

Retired Senior Vice President and Chief Financial Officer of Orbitz Worldwide, Inc.

Career Highlights:

•  Retired Senior Vice President & Chief Financial Officer of Orbitz Worldwide, Inc.

•  Former Executive Vice President & Chief Financial Officer of Equity Office Properties Trust

Key Qualifications and Experience

•  Extensive experience in financial matters, including 50 years in finance

•  Knowledge and expertise of the financial services industry through 15 years of service with banking organizations

•  Expertise from serving as a director of publicly traded companies and mutual funds, including leadership experience as a Chair and Lead Independent Director

Skills and Attributes:

Accounting/Financial Reporting, Compensation and Benefits, Corporate Governance, Digital Innovation/FinTech, Executive Management, Financial Services Industry, Human Capital Management, Legal and Regulatory, Risk Management, Strategic Planning, Sustainability

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ELECTION OF DIRECTORS

	Shares of Company Common Stock Beneficially Owned as of December 31, 2023(1)	Percent of Class

Nicholas K. Akins	66,161	.0097%

B. Evan Bayh, III	33,663	.0049%

Jorge L. Benitez	39,034	.0057%

Katherine B. Blackburn	131,005	.0192%

Emerson L. Brumback	78,432	.0115%

Linda W. Clement-Holmes	13,737	.0020%

C. Bryan Daniels(2)	383,121	.0561%

Laurent Demangles	3,717	.0005%

Mitchell S. Feiger(3)	594,293	.0870%

Thomas H. Harvey(4)	154,742	.0226%

Gary R. Heminger(5)	137,339	.0201%

Eileen A. Mallesch	40,787	.0060%

Michael B. McCallister(6)	69,513	.0102%

Kathleen A. Rogers	4,518	.0007%

Timothy N. Spence	478,529	.0700%

Marsha C. Williams	43,262	.0063%

All Directors and Executive Officers (27 persons)	3,397,490	.4962%

(1)

As reported to Fifth Third Bancorp by the directors as of the date stated. Includes shares held in the name of spouses, minor children, certain relatives, trusts, estates, and certain affiliated companies as to which beneficial ownership may be disclaimed. Unless otherwise noted, all shares of our Common Stock are subject to the sole voting power and investment power of the directors and executive officers. As of December 31, 2023, none of the Company’s current executive officers or directors owned any Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series A, Class B Preferred Stock, or any Depositary Shares representing interests in Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, or Series A, Class B Preferred Stock.

The amounts shown represent the total shares owned outright by such individuals together with stock appreciation rights exercisable as of (or exercisable within 60 days of) December 31, 2023 but unexercised and shares of common stock underlying outstanding restricted stock units. Specifically, Mr. Spence owned 247,018 stock appreciation rights exercisable as of (or exercisable within 60 days of) December 31, 2023. The amounts listed for stock appreciation rights represent the number of rights that may be exercised; the actual number of shares delivered will vary based on the stock’s appreciation over the grant price at the time of exercise. The aggregate number of stock appreciation rights exercisable as of (or exercisable within 60 days of) December 31, 2023 but unexercised held by the executive officers who are not also directors or nominees is 509,169. Directors owned the following number of restricted stock units as of December 31, 2023 Nicholas K. Akins, 66,161; B. Evan Bayh III, 48,700; Jorge L. Benitez, 42,808; Katherine B. Blackburn, 52,705; Emerson L. Brumback, 48,700; Linda W. Clement-Holmes, 17,414; C. Bryan Daniels, 27,215; Laurent Demangles, 3,717; Mitchell S. Feiger, 17,506; Thomas H. Harvey, 26,650; Gary R. Heminger, 48,700; Eileen A. Mallesch, 40,787; Michael B. McCallister, 58,801; Kathleen A. Rogers, 3,717; Timothy N. Spence, 98,792; and Marsha C. Williams, 68,204. Some directors have deferred receipt of the common stock underlying certain of their restricted stock units: B. Evan Bayh III, 40,037; Jorge L. Benitez, 3,774; C. Bryan Daniels, 12,796; Mitchell S. Feiger, 13,851; Thomas H. Harvey, 12,796; Gary R. Heminger, 28,721; Michael B. McCallister, 5,431; and Marsha C. Williams, 56,764. All directors and executive officers as a group own 889,973 restricted stock units. 531,535 of these restricted stock units are subject to vesting within 60 days of December 31, 2023.

(2)	Includes 8,724 shares of Common Stock held in an IRA owned by Mr. Daniels or an immediate family member.
(3)	Includes 583,109 shares of Common Stock owned by a trust of Mr. Feiger or an immediate family member.
(4)	Includes 55,146 shares of Common Stock owned by a trust of Mr. Harvey or an immediate family member.
(5)	Includes 14,786 shares of Common Stock held in an IRA owned by Mr. Heminger or an immediate family member.
(6)	Includes 5,000 shares of Common Stock owned by a trust of Mr. McCallister or an immediate family member.

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ELECTION OF DIRECTORS

Key to Director Skills Matrix

We believe each of our directors makes unique, valuable, and substantial contributions to the Board, both individually and as a collective group. The following matrix provides information regarding the director nominees, including certain types of knowledge, skills, and experience that the Board believes are relevant to our business and achievement of our strategy. The type and degree of knowledge, skill, or experience below may vary among our directors. The matrix does not include all knowledge, skills, experience, or other attributes of our directors that may be relevant and valuable to their service on our Board; a director may possess other knowledge, skills, and experience not indicated in the matrix. The diversity of knowledge, skill, experience, and attributes of our directors, collectively, lends itself to a highly collaborative and effective Board.

Accounting/Financial Reporting Experience as an accountant or auditor at large accounting firm, Chief Financial Officer, or other relevant experience in accounting and financial reporting
Compensation and Benefits Experience in management and development of human capital, compensation, or benefits programs
Corporate Governance Experience in governance matters, principles, and administration
Cybersecurity Experience in information security, data privacy, and cybersecurity
Digital Innovation and FinTech Experience in use of technology to facilitate business operations and customer service

Executive Management Business and strategic management experience from service in a significant leadership position, such as a chief executive officer, chief financial officer, or other senior leadership role

Financial Services Industry Experience in one or more of the Company’s specific financial services areas, including retail banking, wholesale banking, wealth and investment management, or global payments

Human Capital Management Experience in managing and developing a large workforce, managing compensation, directing strategies leveraging human capital, managing inclusion and diversity efforts, establishing culture, implementing succession planning and talent management, and/or managing other human capital initiatives

Legal and Regulatory Experience acquired through a law degree and as a practicing attorney in understanding legal risks and obligations; experience in governmental and regulatory affairs, including as part of a business and/or through positions with government organizations and regulatory bodies

Risk Management Experience with reviewing or managing risk in a large organization, including specific types of risk (e.g., physical security, financial risk, or risks facing large financial institutions)

Strategic Planning Experience defining and driving strategic direction and growth and managing the operations of a business or large organization

Sustainability Experience in environmental issues, such as climate matters, or social criteria and community affairs matters, including as part of a business and managing corporate social responsibility issues as strategic and business imperatives

Fifth Third 2024 Proxy Statement	29

ELECTION OF DIRECTORS

Vote Required

(of our outstanding Common Stock and Series A, Class B Preferred Stock, voting together as a single class)

Our directors are elected by the holders of our outstanding Common Stock and Series A, Class B Preferred Stock, voting together as a single class. The holders of the Common Stock have one vote per share, and the holders of Preferred Stock have 24 votes per share. Under Ohio law, our Articles of Incorporation, and our Regulations, in an uncontested election of directors (i.e., an election where the number of candidates nominated for election to the Board of Directors equals the number of directors to be elected), each person receiving a greater number of votes “for” his or her election than votes “against” his or her election will be elected as a director.

We have also adopted provisions of our Corporate Governance Guidelines stating that in an uncontested election of directors, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” his or her election will promptly tender his or her resignation to the Chair of the Board following certification of the shareholder vote. The Nominating and Corporate Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept or reject the tendered resignation no later than 60 days following the date of the shareholders’ meeting at which the election occurred. In considering whether to accept or reject the tendered resignation, the Nominating and Corporate Governance Committee will consider factors deemed relevant by the Committee members including, without limitation, the director’s length of service, the director’s particular qualifications and contributions to Fifth Third, the reasons underlying the majority “against” vote (if known) and whether these reasons can be cured, and compliance with stock exchange listing standards and the Corporate Governance Guidelines. The Board will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In considering the Nominating and Corporate Governance Committee’s recommendation, the Board will evaluate the factors considered by the Nominating and Corporate Governance Committee and such additional information and factors the Board believes to be relevant.

If any nominee(s) shall be unable to serve, which is not now contemplated, the proxies will be voted for such substitute nominee(s) as the Nominating and Corporate Governance Committee of the Board of Directors recommends.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE CANDIDATES FOR DIRECTOR NAMED ABOVE.

30

Board of Directors, Committees, Meetings, and Functions

Our Board of Directors met 17 times during 2023, including seven special meetings. Our Board of Directors also holds executive sessions of those members of the Board of Directors who meet the then-current standards of independence. In 2023, these sessions were led by Mr. Akins, who served as our Lead Independent Director from January 1 through April 18, 2023 and our independent Board Chair from April 18, 2023 through January 1, 2024. Mr. Akins was elected Lead Independent Director, effective January 2, 2024.

No current member of our Board of Directors attended less than 75% of the aggregate number of meetings of the Board of Directors and all Committees on which such director served during 2023.

Neither the Board nor the Nominating and Corporate Governance Committee has implemented a formal policy regarding director attendance at the Annual Meeting; however, each director is expected to attend the Annual Meeting and the Board typically holds a Board meeting directly following the Annual Meeting. In 2023, all directors attended the Annual Meeting.

During 2023, there were six standing Committees of the Board of Directors, which assisted the Board in carrying out its responsibilities: Audit, Finance, Human Capital and Compensation, Nominating and Corporate Governance, Risk and Compliance, and Technology. Each Committee operates under a charter approved by the Board of Directors and reviewed annually by the respective Committee and the Board of Directors. The Board’s Committees meet on a regular basis according to the requirements of their charters. Each Committee reports its activities, discussions, recommendations, and approvals to the Board at each regularly scheduled Board meeting. Committee leadership and membership is reviewed annually by the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee. Each Committee is comprised of only independent directors.

Committee Composition

Directors:
Audit	*						Chair
Finance					Chair
Human Capital and Compensation						Chair
Nominating and Corporate Governance				Chair
Risk and Compliance			Chair
Technology	*	Chair

= member

* = Serves as an ex-officio, non-voting member

Fifth Third 2024 Proxy Statement	31

BOARD OF DIRECTORS, ITS COMMITTEES, MEETINGS, AND FUNCTIONS

Audit Committee

Our Audit Committee serves in a dual capacity as the Audit Committee of Fifth Third Bancorp and Fifth Third Bank, National Association and is comprised entirely of independent directors.

12 Audit Committee meetings in 2023

The Audit Committee’s functions include:

•	Engagement of Fifth Third’s independent external audit firm and review of its independence

•	Review and approval of the independent external audit firm’s annual plan and review of audit results

•	Approval of all auditing and non-auditing services performed by our independent external audit firm

•	Approval of annual internal audit plan and review of the results of the procedures for internal auditing

•	Review and oversight of appointment and performance of senior internal audit executive

•	Review of Fifth Third’s financial results and periodic SEC and other regulatory filings

•	Review of the design and effectiveness of internal controls

•	Oversight of the administration of Fifth Third’s Code of Business Conduct and Ethics

•	Review of reporting regarding calls to Fifth Third’s EthicsLine

•	Fulfillment of the statutory requirements of a bank audit committee, as prescribed under applicable law

Audit Committee members in 2023 were (from left to right) Eileen A. Mallesch (Chair), Gary R. Heminger, Jorge L. Benitez, C. Bryan Daniels, Thomas H. Harvey, Linda W. Clement-Holmes, Kathleen A. Rogers, and Katherine B. Blackburn. Jewell D. Hoover and Michael B. McCallister also served on the Audit Committee in 2023.

All members of the Audit Committee met the independence standards of Rule 5605(a)(2) and the audit committee qualifications of Rule 5605(c)(2) of the Nasdaq listing standards. The Board of Directors has determined that Ms. Mallesch and Mr. Heminger are audit committee financial experts and are independent as described in the preceding sentence. As Lead Independent Director, Mr. Akins serves as an ex-officio, non-voting member of the Audit Committee. The Board of Directors has adopted a written charter for the Audit Committee, which may be found in the Corporate Governance section of our website at www.53.com. The formal report of the Audit Committee with respect to the year 2023 is on page 93 herein.

32

BOARD OF DIRECTORS, ITS COMMITTEES, MEETINGS, AND FUNCTIONS

Finance Committee

The Finance Committee serves in a dual capacity as the Finance Committee of Fifth Third Bancorp and Fifth Third Bank, National Association and is comprised entirely of independent directors.

The Finance Committee’s functions include:

• Exercise of the powers of the Board of Directors of Fifth Third Bancorp and Fifth Third Bank during the intervals between meetings

3 Finance Committee meetings in 2023

• Exercise of management of the business, properties, and affairs of both Fifth Third Bancorp and Fifth Third Bank to the extent permissible

Finance Committee members for 2023 were (from left to right) Eileen A. Mallesch, Nicholas K. Akins, Gary R. Heminger (Chair), Thomas H. Harvey, Michael B. McCallister, Emerson L. Brumback, and Jorge L. Benitez. Marsha C. Williams also served on the Finance Committee in 2023.

The Board of Directors has adopted a Finance Committee charter which may be found in the Corporate Governance section of our website at www.53.com.

Fifth Third 2024 Proxy Statement	33

BOARD OF DIRECTORS, ITS COMMITTEES, MEETINGS, AND FUNCTIONS

Human Capital and Compensation Committee

Our Human Capital and Compensation Committee serves in a dual capacity as the Human Capital and Compensation Committee of Fifth Third Bancorp and Fifth Third Bank, National Association and is comprised entirely of independent directors.

7 Human Capital and Compensation Committee meetings in 2023

The Human Capital and Compensation Committee’s functions include:

•	Oversight of benefit, bonus, incentive compensation, severance, equity-based and other compensation plans, policies, and programs

•	Review and approval of executive compensation and equity plan allocation

•	Oversight of the development and administration of incentive compensation plans, policies, and programs

•	Oversight of Talent Management and Succession Planning Programs, including succession planning for the CEO and other executive officers

•	Review and recommendation of director compensation

•	Oversight of establishment and administration of effective incentive compensation strategy which provides balanced risk-taking incentives in alignment with risk appetite

Human Capital and Compensation Committee members for 2023 were (from left to right) Jorge L. Benitez, Linda W. Clement-Holmes, Gary R. Heminger, Michael B. McCallister (Chair), Emerson L. Brumback, Nicholas K. Akins, and Kathleen A. Rogers. Eileen A. Mallesch and Marsha C. Williams also served on the Human Capital and Compensation Committee in 2023.

The Board of Directors has adopted a Human Capital and Compensation Committee charter which may be found in the Corporate Governance section of our website at www.53.com. The formal report of the Human Capital and Compensation Committee with respect to 2023 compensation is on page 72 herein.

34

BOARD OF DIRECTORS, ITS COMMITTEES, MEETINGS, AND FUNCTIONS

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee serves in a dual capacity as the Nominating and Corporate Governance Committee of Fifth Third Bancorp and Fifth Third Bank, National Association and is comprised entirely of independent directors.

The Nominating and Corporate Governance Committee’s functions include:

4 Nominating and Corporate Governance Committee meetings in 2023

•

Recommendation of corporate governance policies and guidelines to enhance effectiveness, including those related to Board size and composition; Board function; meeting frequency and structure; the frequency, structure, and guidelines for calling executive sessions; meeting procedures; and the formation of new committees

•	Review of Fifth Third’s governance structure, including committee structure

•	Identification and assessment of independence, backgrounds, and skills required for members of the Board

•	Identification and nomination of director candidates and committee chairs and member candidates

•	Review of and oversight of compliance with Corporate Governance Guidelines

•	Review of potential conflicts of interest involving directors

•	Creation and oversight of director education and onboarding programs

•	Oversight of corporate social responsibility

•	Creation and review of the Code of Business Conduct and Ethics

•	Oversight of the Company’s commitment to sustainability issues and the Company’s sustainability business strategy

•	Annual review of Board and Committee performance

Nominating and Corporate Governance Committee members for 2023 were (from left to right) Thomas H. Harvey (Chair), Jorge L. Benitez, Nicholas K. Akins, Katherine B. Blackburn, B. Evan Bayh, III, Laurent Desmangles, and Marsha C. Williams.

The Board of Directors has adopted a Nominating and Corporate Governance Committee charter which may be found in the Corporate Governance section of our website at www.53.com.

Fifth Third 2024 Proxy Statement	35

BOARD OF DIRECTORS, ITS COMMITTEES, MEETINGS, AND FUNCTIONS

Risk and Compliance Committee

Our Risk and Compliance Committee serves in a dual capacity as the Risk and Compliance Committee of Fifth Third Bancorp and Fifth Third Bank, National Association and is comprised entirely of independent directors.

The Risk and Compliance Committee’s functions include:

10 Risk and Compliance Committee meetings in 2023

•	Oversight of compliance with all regulatory obligations arising under applicable federal and state banking laws, rules, and regulations

•	Oversight of risk management policies of Fifth Third’s global operations

•	Development and oversight of Fifth Third’s global risk management framework, inclusive of risk appetite

•

Creation of processes and policies for identifying, assessing, managing, monitoring, and reporting risks of all types, including the categories of credit risk, interest rate risk, price risk, liquidity risk, operational risk (including cybersecurity risk), legal and regulatory compliance risk, reputation risk, and strategic risk

•	Development and oversight of risk governance structure

•	Oversight of environmental and social risk activities, including climate change, and monitoring of their impact across all risk types

•	Oversight of the exercise of trust and other fiduciary powers and of the fiduciary structure of Fifth Third

•	Oversight of the Retail Non-deposit Investment Product Program

•	Oversight of efforts to comply with or remediate regulatory findings or supervisory issues

Risk and Compliance Committee members in 2023 were (from left to right) C. Bryan Daniels, Marsha C. Williams, Laurent Desmangles, Eileen A. Mallesch, Nicholas K. Akins, Michael B. McCallister, Emerson L. Brumback (Chair), Mitchell S. Feiger, and Kathleen A. Rogers. Gary R. Heminger, Jewell D. Hoover, and Linda W. Clement-Holmes also served on the Risk and Compliance Committee in 2023.

The Board of Directors has adopted a Risk and Compliance Committee charter which may be found in the Corporate Governance section of our website at www.53.com.

36

BOARD OF DIRECTORS, ITS COMMITTEES, MEETINGS, AND FUNCTIONS

Technology Committee

Our Technology Committee serves in a dual capacity as the Technology Committee of Fifth Third Bancorp and Fifth Third Bank, National Association and is comprised entirely of independent directors.

4 Technology Committee meetings in 2023

The Technology Committee’s functions include:

•	Oversight of technology and innovation strategy and operations

•	Oversight of strategy for information security, cybersecurity, and third-party technology risk management

•	Oversight of technology policies, standards, and controls

•	Oversight of enterprise data management program and strategy

Technology Committee members in 2023 were (from left to right) Laurent Desmangles, C. Bryan Daniels, B. Evan Bayh, III, Linda W. Clement-Holmes, Thomas H. Harvey, Jorge L. Benitez (Chair), and Mitchell S. Feiger.

As Lead Independent Director, Mr. Akins serves as an ex-officio, non-voting member of the Technology Committee. The Board of Directors has adopted a Technology Committee charter which may be found in the Corporate Governance section of our website at www.53.com.

Fifth Third 2024 Proxy Statement	37

Corporate Governance

Board Governance

The Board of Directors has adopted the Fifth Third Bancorp Corporate Governance Guidelines and the Fifth Third Bancorp Code of Business Conduct and Ethics, which applies to our directors and our employees, including our Chief Executive Officer, Chief Financial Officer, and Controller. The Corporate Governance Guidelines delineate the responsibilities of our directors, Board, and Board Committees as well as standards for Board composition, service, and meetings, and are reviewed annually to ensure standards remain consistent with evolving business needs and best practices.

Our principal Corporate Governance documents may be found at www.53.com.

•	Corporate Governance Guidelines

•	Code of Business Conduct and Ethics

•	Articles of Incorporation

•	Code of Regulations

•	Information Disclosure Policy

•	Government Affairs Policy

•	Stock Ownership and Retention Guidelines

•	Charter for each standing committee

Board Performance Evaluations

The Board of Directors and the Nominating and Corporate Governance Committee annually review directors’ skills and expertise to ensure the Board represents a diverse skill set oriented to the historical and emerging needs of our business. The comprehensive evaluation process also seeks to enhance the Board’s effectiveness through the identification of opportunities for improvement. Our evaluation tools include both written questionnaires and individual interviews with the Lead Independent Director. The evaluations focus on function, organization, practices, and performance of the Board and each Committee. The directors’ anonymous responses and comments, along with feedback from the Lead Independent Director interviews, are analyzed by the Committee chairs, who identify specific opportunities for improvement. Management develops and implements action plans to address opportunities for improvement and provides updates to the Nominating and Corporate Governance Committee. In 2023, as a result of feedback received from our evaluation process, we strengthened our focus on strategic initiatives, and continued our commitment to provide education related to key issues and trends facing the Board, including topics identified by directors in their self-assessments. In addition, based on director comments, we maintained attention on near-term and long-term director succession planning at the Committee and Board levels, including a recalibration of Committee membership in June 2023 and the appointment of two new directors in August 2023.

The following is a timeline of the evaluation process:

Purpose, Scope, and Focus

The Nominating and Corporate Governance Committee reviews and approves the self-assessment questionnaires for the Board of Directors and each Committee, as well as suggested areas of discussion for the Lead Independent Director’s interviews with individual directors.

Evaluation and Discussion

Each director completes a written assessment of the Board of Directors and each Committee on which he or she serves.

The Lead Independent Director conducts individual interviews with each independent director.

38

CORPORATE GOVERNANCE

Review and Analysis

Anonymous results from the Board and Committee assessments and from the Lead Independent Director’s interviews are aggregated and analyzed. The results are provided to the Nominating and Corporate Governance Committee and each committee chair and are later discussed by the full Board.

Development and Implementation of Action Plans

The Board and each Committee identify and prioritize opportunities for improvement based on the aggregated evaluation and interview responses and provide these opportunities to management.

Management develops and implements action plans to address the opportunities identified by the Board and each of its Committees.

Management provides updates on the action plans and implementation thereof to the Nominating and Corporate Governance Committee as appropriate through the year and at the conclusion of each year before the next review cycle begins. The Nominating and Corporate Governance Committee provides feedback as appropriate.

The following year’s evaluation process solicits feedback on the implementation of action items from the previous year.

Board Training and Education

The Director Onboarding Program and Director Education Program are reviewed and approved each year by our Nominating and Corporate Governance Committee and Board of Directors. Our directors participate in a broad onboarding program upon their appointment or initial election to the Board and receive continued education throughout the year pursuant to Fifth Third’s Director Education Program. Our onboarding program aims to integrate new directors into the overall function of the Board of Directors, so that new directors may meaningfully contribute to the Board, while increasing and enhancing the background, experience, and perspective of new directors. The Onboarding Program covers organization structure, corporate culture, lines of business, functional areas, operations, strategic planning, risk, director responsibilities, committee roles, regulatory landscape, and other senior management responsibilities.

The goal of the Director Education Program is to enhance director effectiveness by providing education on issues that are relevant to the oversight and management of Fifth Third to create long-term value and to reflect shareholder and regulatory expectations that directors continually enhance their knowledge and skills. Our Director Education Program provides training on a wide array of relevant topics, such as complex products and services, lines of business, legal and regulatory developments, human capital and executive compensation trends, inclusion and diversity, finance practices, audit methodologies, areas of historical, current, and anticipated risk, climate risk, cybersecurity trends, and strategy. Education sessions are offered consistently at both the Board and Committee levels and include both internal and external presenters. During 2023, the Board participated in at least one director education session at every regularly scheduled Board meeting, providing a consistent, ongoing forum for broadening and deepening directors’ knowledge of salient topics. Our directors also participate in forums and education sessions hosted by regulatory agencies and public company director organizations.

Fifth Third 2024 Proxy Statement	39

CORPORATE GOVERNANCE

Board Leadership

The Board believes that our shareholders are best served by a Board that has the flexibility to establish a leadership structure that fits our needs at any point in time. Accordingly, under our Regulations and Corporate Governance Guidelines, the Board of Directors has the authority to combine or separate the positions of Chair and Chief Executive Officer as well as to determine whether, if the positions are separated, the Chair is an affiliated director or an independent director.

The Board’s Chair is currently Mr. Spence, who is Fifth Third’s President and Chief Executive Officer. Mr. Akins currently serves as the Lead Independent Director. The Board believes that this leadership structure is appropriate since Mr. Spence has experience as the Company’s CEO, has a positive relationship with the Board and management, and has extensive knowledge of the Company and its business strategy and operations. The Board determined that Mr. Spence’s leadership is effectively coupled with oversight from our strong Lead Independent Director, experienced Committee Chairs, and our other well-qualified directors, all of whom are independent. The Board believes this structure has allowed Fifth Third to grow and meet the challenges facing the industry and the expectations of our shareholders.

The Lead Independent Director is nominated by the Nominating and Corporate Governance Committee and annually elected by all independent directors. When nominating and electing a Lead Independent Director, our Board considers the factors on the following page, in addition to other factors relevant to the Board’s oversight, Fifth Third’s business and industry, and/or Company strategy. The Board believes Mr. Akins, in his role as Lead Independent Director, fulfills these criteria, as further described on the following page.

40

CORPORATE GOVERNANCE

Lead Independent Director Criteria		Mr. Akins’ Qualifications

Independence in accordance with Nasdaq listing standards	✓	Mr. Akins is considered independent pursuant to Nasdaq listing standards and other applicable laws, rules, and regulations.

Knowledge of the Board, Company, and financial services industry in order to lead effectively	✓

Mr. Akins has deep knowledge of the Board, Company, and financial services industry as a result of his 11 years of service on the Board, membership on multiple Committees, and leadership role on the Nominating and Corporate Governance Committee.

Leadership experience in public companies, ideally as a Chief Executive Officer	✓	Mr. Akins is the retired Chair, CEO, and President of American Electric Power (“AEP”), and held other executive leadership positions at AEP and its predecessors.

Familiarity with corporate governance best practices and procedures through Board or Committee leadership experience at Fifth Third	✓

Mr. Akins is the current Lead Independent Director and has served as the Chair of the NCG Committee and, in these positions, oversaw the implementation of numerous corporate governance-related best practices at Fifth Third. In addition, he brings additional corporate governance experience and expertise from his tenure at AEP.

Ability to achieve consensus and alignment among independent directors and among independent directors and the chair	✓

In both Board and Committee meetings and over the course of several years, Mr. Akins has demonstrated a desire and ability to achieve consensus among his fellow independent directors on broad and varied topics and in many different settings. In addition, he brings experience in consensus-building from his tenure with AEP.

Ability to advise, and effectively and constructively work closely with, the Chair and Chief Executive Officer	✓

Mr. Akins has exhibited an aptitude for working collaboratively with current Company and Board leadership. He also brings experience from AEP of his ability to create effective and productive relationships between the Lead Independent Director, Board leadership, the CEO, and other executive leadership.

At least sufficient remaining tenure at Fifth Third before reaching retirement age to provide continuity in Board leadership	✓	Mr. Akins will not reach Fifth Third’s retirement age until 2032.

Experience leading sustainability initiatives in public companies	✓

Mr. Akins has extensive experience guiding sustainability-related initiatives while at AEP, including specific clean energy efforts and diversity and inclusion programs. In addition, as former Chair of the Fifth Third’s Nominating and Corporate Governance Committee, he oversaw the formal development of Fifth Third’s sustainability-related programs.

Ability to commit sufficient time to role as Lead Independent Director	✓	In 2023, Mr. Akins committed sufficient time to the role of Lead Independent Director.

From time to time, the Board may consider electing an independent Chair or combining the role of Chair and Chief Executive Officer and utilizing a Lead Independent Director. Such a decision will consider the composition of the Board at that time and the expertise, experience, and qualifications, as well as other factors, identified by the Board as necessary for candidates for Board leadership.

Fifth Third 2024 Proxy Statement	41

CORPORATE GOVERNANCE

Under our Regulations and Corporate Governance Guidelines, our Lead Independent Director duties include:

Leadership

Lead executive sessions of independent directors and preside at any Board sessions in the absence of the Chair

Provide leadership in times of crisis

Communication

Facilitate discussion among independent directors and between independent directors and the CEO

Facilitate communication with major shareholders and regulators

Agendas

Approve Board agendas and schedules to ensure topics and discussion times are appropriate

Special Meetings

As appropriate, call special meetings of independent directors or suggest special meetings of the entire Board to the Chair

Executive Sessions

Lead executive sessions of independent directors, including the development of agendas for such sessions, and serve as a conduit to the Chair on issues and outcomes discussed in such sessions

Consultants

Recommend the retention of consultants

Board Composition

Recommend director candidates for nomination and consult with the Chair on Committee membership and leadership

Corporate Governance Guidelines

Assist the Board and management with implementation of, and compliance with, Corporate Governance Guidelines and consult with the Chair on revisions to Corporate Governance Guidelines

CEO and Board Performance Evaluations

Consult with the Human Capital and Compensation Committee on the CEO performance evaluation and meet with CEO to discuss the evaluation

Act as a liaison between the Chair and independent directors on Board performance evaluations

Culture

Act as a liaison between the Chair and independent directors on issues relating to Board culture

42

CORPORATE GOVERNANCE

Risk Management Oversight. An important role of the Board of Directors is to provide oversight to ensure an enterprise risk management program is implemented and operating effectively, including an appropriate enterprise risk management framework and related governance structure. The Bancorp establishes a risk appetite in alignment with its strategic, financial, and capital plans. The Bancorp’s risk appetite is defined using quantitative metrics and qualitative statements to ensure prudent risk taking and drive balanced decision making. The Bancorp’s goal is to ensure that aggregate residual risks do not exceed the Bancorp’s risk appetite, and that risks taken are supportive of the Bancorp’s portfolio diversification and profitability objectives. The Board and executive management approve the risk appetite, which is considered in the development of business strategies. Through their oversight role, directors also ensure that the risk management processes defined in the framework are functioning as intended. The Board also considers the optimal organizational structure at both the Board and management levels. This may include delegating responsibility through Board committees, management committees, the Chief Executive Officer, and the Chief Risk Officer.

The Board’s risk oversight responsibility is primarily carried out through its standing Committees, as follows:

The Risk and Compliance Committee currently consists of independent directors and has responsibility for the oversight of risk management, including credit, interest rate, liquidity, price, operational, legal and regulatory compliance, reputational, and strategic risks. The Risk and Compliance Committee also has responsibility to ensure that risks are properly controlled and quantified and are within our risk appetite. The Chief Risk Officer has a direct reporting relationship to the Chief Executive Officer and the Risk and Compliance Committee.

Fifth Third 2024 Proxy Statement	43

CORPORATE GOVERNANCE

The Chief Risk Officer has separate, regular executive sessions with the Risk and Compliance Committee without other members of management present. In addition, the Director of Credit Risk Review provides reporting and has direct access to the Risk and Compliance Committee.

The Bancorp’s risk governance structure ensures proper oversight of risk across the Company and provides a path for escalation of risks and issues to management and Board-level Committees to drive effective risk decisioning. The Risk and Compliance Committee oversees a robust management-level risk committee structure which allows the Board and management to assess the Company’s risk exposure and to ensure it is aligned with the Bancorp’s appetite for risk.

During times when there may be elevated levels of risk, the Board monitors the impact on the risk profile by regularly reviewing reports on management’s response and actions taken to mitigate risks, including financial and non-financial risks, business continuity, and human capital risks.

The Enterprise Risk Management Committee is the executive-level management committee chaired by the Chief Risk Officer. Membership includes the Chief Executive Officer and senior level management, including individuals from both the first and second lines of defense, as well as the Chief Audit Executive (non-voting). The Enterprise Risk Management Committee is responsible for reviewing and approving the Enterprise Risk Management Framework, overseeing the management of all risk types to ensure that residual risks remain within our risk appetite, and fostering a culture that supports risk management objectives. In order to fulfill these responsibilities, the Enterprise Risk Management Committee reviews information on risk levels and trends, capital adequacy, and top and emerging risks during each quarterly meeting. The Enterprise Risk Management Committee has several subordinate management committees and councils which oversee specific areas of risk, including oversight of front-line unit risk-taking activities, to determine if risk management practices are aligned with the Enterprise Risk Management Framework, including monitoring risk appetite, review of key risk indicators, concentration risk limits, and other risk metrics and reporting.

Oversight of Cybersecurity. The Technology Committee oversees Fifth Third’s information security and privacy programs. The Technology Committee is comprised of Board members with extensive technology backgrounds. Its primary purpose is to assist the Board in its oversight of technology and innovation strategies, plans, and operations related to information technology, cybersecurity, and data privacy. In 2023, the Technology Committee held sessions with the Chief Technology Officer and Chief Information Officer to ensure the Bank’s approach to safeguarding customer data and other sensitive information was adequate, appropriate, and reflective of best practices in order to stay ahead of emerging cyber threats. The Risk and Compliance Committee oversees risks related to information security, technology, cyber security, and data privacy and receives reports from the Technology Committee on the same. The Technology and Risk and Compliance Committees meet jointly at least once per year to discuss the Company’s programs and risks. The full Board also directly received reports on Fifth Third’s cybersecurity and organizational defense.

44

CORPORATE GOVERNANCE

Communication with the Board. Shareholders may communicate directly with the Board of Directors in writing by sending a letter to the Board at: Fifth Third Bancorp Board of Directors, c/o Fifth Third Legal Department, Office of the Corporate Secretary, 38 Fountain Square Plaza, MD 10907F, Cincinnati, Ohio 45202. All communications directed to the Board of Directors will be received and processed by the Fifth Third Legal Department and will be transmitted to the Nominating and Corporate Governance Committee.

The Audit Committee has also established Fifth Third’s EthicsLine, a toll-free hotline and web portal through which employees or third parties may raise confidential and anonymous complaints regarding: illegal or fraudulent activity; questionable accounting, internal controls, or auditing matters; conflicts of interest, dishonest or unethical conduct, including inappropriate sales practices; disclosures in the Company’s SEC reports, bank regulatory filings, and other public disclosures that are not full, fair, accurate, timely, and understandable; violations of our Code of Business Conduct and Ethics; and/or any other violations of laws, rules, or regulations. The contact information for the EthicsLine is available in the Code of Business Conduct and Ethics, which is available at our website. EthicsLine matters and the results of our reviews are presented to management, as appropriate, and the Audit Committee on a regular, periodic basis.

Fifth Third 2024 Proxy Statement	45

CORPORATE GOVERNANCE

Shareholder Engagement.

We are committed to engaging with and listening to our shareholders, and we continued our engagement in 2023. In addition to our regular and continuing meetings with shareholders and investors, whether individually or at conferences, in 2023, we reached out to our 30 largest shareholders and engaged with many of them on issues including sustainability, corporate governance, and executive compensation matters.

Who we engage: • Institutional shareholders • Retail shareholders • Fixed-income investors • Proxy advisory firms • Industry thought leaders

What we provide: • Annual report • Proxy Statement • SEC filings • Press releases • Company website • Sustainability Report

How we engage: • Quarterly earnings calls • Investor conferences • Annual shareholder meetings • Investor road shows • On-site visits • Virtual meetings and calls

How we communicate:

•  Our senior executives, including our CEO & President, Chief Financial Officer, and Chief Operating Officer regularly engaged with shareholders, including over 100 unique firms and all top ten active shareholders.

•  Our outreach included nine investor conferences and 16 direct investor meetings.

•  Our CEO presented at our Annual Shareholder Meeting.

•  In advance of the Proxy filing, senior management met with   shareholders representing 20% of our outstanding institutionally-  held shares.

What we discussed:

• Community Investment and Services Offered to our Communities

• Sustainability

• Human Capital Management

• Executive Management and Compensation

• Green Bonds

• Carbon Emissions and Neutrality

• Corporate Governance

• Strategic Priorities

• Technology

• New and Enhanced Products

Shareholder Communication with Investor Relations Department. Shareholders who wish to speak to a Fifth Third representative regarding their investment in Fifth Third may communicate directly with our Investor Relations Department by calling 866-670-0468. In addition, shareholders may communicate in writing directly with the Investor Relations Department by sending a letter to 38 Fountain Square Plaza, MD 1090FV, Cincinnati, Ohio 45202 or by emailing ir@53.com. Shareholders can also view information and request documents from the Investor Relations page of Fifth Third’s website at ir.53.com.

46

Board of Directors Compensation

Each non-employee director is awarded an annual cash retainer and an award of restricted stock units (“RSUs”) for his or her service on the Board. The Human Capital and Compensation Committee reviewed director compensation for 2023 in consultation with its independent compensation consultant in light of best practices, peer institution benchmarking (using the same Compensation Peer Group as used for the executive pay analysis), and other relevant factors. As a result of the review, the Board approved a $10,000 increase to overall director compensation, split equally between cash and equity retainers, effective January 1, 2023. Additionally, the Board approved $5,000 increases to the cash retainers for each member of the Audit Committee and Risk and Compliance Committee. Employee directors receive no additional compensation for their Board service. In addition to the 2023 compensation structure described below, non-employee directors were reimbursed for reasonable out-of-pocket expenses incurred for travel and attendance related to meetings of the Board of Directors or its Committees.

Element of Compensation	Position		2023 Amount ($)(1)(2)
Annual Retainer (cash)	Board Member		100,000
	Lead Independent Director Additional Retainer(3)		90,000
Annual Retainer (equity)	Board Member		140,000
	Non-Executive Chair Additional Retainer(4)		175,000
Annual Committee Retainers	Audit Committee	Chair	45,000
		Member	15,000
	Risk and Compliance Committee	Chair	45,000
		Member	15,000
	Human Capital and Compensation Committee	Chair	25,000
	Nominating and Corporate Governance Committee	Chair	25,000
	Finance Committee	Chair	55,000
	Technology Committee	Chair	25,000

(1)	Payments of cash retainers are made in arrears on a quarterly basis each January, April, July, and October.
(2)

All equity awards granted to the Board of Directors are granted in RSUs that vest on the date the director’s service on the Board ends. Directors may defer these awards by submitting their deferral instructions prior to the beginning of the year of grant. RSU awards are granted on the date of the annual shareholders meeting or upon joining the Board.

(3)	Compensation for the Lead Independent Director retainer was changed from being split between $65,000 cash and $35,000 equity to $90,000 full cash retainer.
(4)	The Board approved compensation for the non-Executive Board Chair on April 18, 2023.

The Company’s 2021 Incentive Compensation Plan provides that the Human Capital and Compensation Committee has full authority to provide equity-based or other incentive awards to non-employee directors. The equity-based awards shown in the table below were granted under that plan.

Pursuant to the Fifth Third Bancorp Unfunded Deferred Compensation Plan for Non-Employee Directors, such directors may annually elect to defer from one-half to all of their cash compensation. The deferred funds receive earnings based on the mutual fund(s) elected by each director. The directors do not receive any above-market or preferential earnings. Under the plan, directors may not defer their future cash compensation into Company stock. Directors may also defer their RSUs under this plan.

Fifth Third 2024 Proxy Statement	47

BOARD OF DIRECTORS COMPENSATION

The following table summarizes the compensation earned by or awarded to each director who served on the Board of Directors during 2023. The amounts listed in the “Stock Awards” column represent RSU awards that vest at the completion of a director’s service on the Board. The award relates to the fiscal year in which it was granted. Directors did not receive any option awards, non-equity incentive compensation, or above market or preferential earnings from nonqualified deferred compensation in 2023. The 2021 Incentive Compensation Plan establishes a shareholder-approved annual limitation of $700,000 on the amount of cash compensation and the value of shares (determined on the date of the grant) paid to any non-employee director in a calendar year.

2023 Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Nicholas K. Akins	141,223	315,000	—	—	—	—	456,223

B. Evan Bayh, III	98,750	140,000	—	—	—	—	238,750

Jorge L. Benitez	130,508	140,000	—	—	—	—	270,508

Katherine B. Blackburn	112,500	140,000	—	—	—	—	252,500

Emerson L. Brumback	143,750	140,000	—	—	—	—	283,750

Greg D. Carmichael(2)	—	4,635,324	—	—	—	566,144	5,201,438

Linda W. Clement-Holmes	112,500	140,000	—	—	—	—	252,500

C. Bryan Daniels	119,258	140,000	—	—	—	—	259,258

Laurent Desmangles(3)	13,750	92,815	—	—	—	—	106,565

Mitchell S. Feiger	103,736	140,000	—	—	—	—	243,736

Thomas H. Harvey	137,500	140,000	—	—	—	—	277,500

Gary R. Heminger	167,500	140,000	—	—	—	—	307,500

Jewell D. Hoover	68,679	140,000	—	—	—	—	208,679

Eileen A. Mallesch	157,500	140,000	—	—	—	—	297,500

Michael B. McCallister	137,500	140,000	—	—	—	—	277,500

Kathleen A. Rogers(3)	15,543	92,815	—	—	—	—	108,358

Marsha C. Williams	105,508	140,000	—	—	—	—	245,508

(1)

The values shown for stock awards in the Director Compensation Table for Mr. Desmangles and Ms. Rogers reflect the grant date fair value of $25.59 which was the closing price of Fifth Third stock on the grant date August 18, 2023. The values shown for Mr. Carmichael reflect the grant date fair value of $37.19 which was the closing price of Fifth Third stock on the grant date of February 14, 2023. The values shown for all other Directors reflect the grant date fair value of $27.17 which was the closing price of Fifth Third stock on the grant date April 18, 2023. All values are calculated in accordance with FASB ASC Topic 718.

(2)

Mr. Carmichael is the former Executive Chairman of Fifth Third Bancorp and retired on April 18, 2023. All values shown represent compensation Mr. Carmichael received as an employee in 2023. Mr. Carmichael did not receive separate compensation for his service as a member of the Board of Directors. The values shown for Stock Awards reflects the grant date fair value of $37.19 which was the closing price of Fifth Third stock on the grant date of February 14, 2023. All other compensation represents base compensation Mr. Carmichael received as an employee ($516,923), the employer 401(k) contribution ($23,100), the cost of our executive corporate security program ($6,300), executive financial planning ($4,291), personal use of the corporate aircraft ($14,200), a company Health Savings Account Contribution, and parking.

(3)	The values shown for Mr. Desmangles and Ms. Rogers represent prorated amounts based on their appointment to the Board on August 18, 2023.

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BOARD OF DIRECTORS COMPENSATION

In 2021, the Company’s stock ownership guidelines required each director to own Fifth Third Stock equal in value to six times his or her annual cash retainer, not including fees paid for committee service. Directors have five years from their initial appointment or election date (whichever occurred first) to meet this requirement. For all directors appointed after June 1, 2020, dividends on shares subject to equity awards will automatically be reinvested. As of December 2023, all directors had sufficient holdings to meet or exceed the stock ownership requirement or had not yet served on our Board for five years and were on pace to meet the guidelines. The outstanding equity awards for each director as of December 31, 2023, are provided below.

Outstanding Equity Awards at December 31, 2023

Director	Options Awards (#)		Stock Awards (#)

Nicholas K. Akins			65,479

B. Evan Bayh, III			48,700

Jorge L. Benitez			42,367

Katherine B. Blackburn			52,162

Emerson L. Brumback			48,700

Greg D. Carmichael	788,530	(1)	331,398

Linda W. Clement-Holmes			17,234

C. Bryan Daniels			26,935

Laurent Desmangles			3,678

Mitchell S. Feiger			17,326

Thomas H. Harvey			26,375

Gary R. Heminger			48,700

Jewell D. Hoover			5,522

Eileen A. Mallesch			40,367

Michael B. McCallister			58,195

Kathleen A. Rogers			3,678

Marsha C. Williams			67,502
(1) All options awards were granted while Mr. Carmichael was an employee and do not reflect compensation as a member of the Board of Directors.

The Human Capital and Compensation Committee reviewed director compensation for 2024 in consultation with its independent compensation consultant in light of best practices, peer institution benchmarking, and other relevant factors. The Board determined that non-employee director compensation design and pay levels are consistent with competitive market practice and recommended no changes for 2024.

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Compensation Discussion and Analysis

The Company’s Compensation Discussion and Analysis provides information concerning the compensation for its Named Executive Officers. This information is set forth in the following sections:

Compensation Methodology and Structure

• Compensation Philosophy

• Features of our Executive Compensation Program

• Compensation Risk Management

• The Committee’s Role

• Role of Executive Officers in Compensation Decisions

• Role of the Independent Compensation Consultant

• Benchmarking Methodology

• Tally Sheet

• Say-on-Pay

• Compensation Structure

• Pay Mix and Pay for Performance

2023 Executive Compensation Plan Design and Award Decisions

• Base Salary

• 2023 Variable Compensation Plan Design

• Variable Compensation Plan Performance Goals

• Performance Against Variable Compensation Plan Goals

• Determination of Variable Compensation Plan Awards

• 2023 Long-term, Equity-based Incentive Compensation Plan Design

• Payout of 2021 Performance Share Awards

• Other Long-term, Equity-based Plan Provisions

• Determination of Long-term, Equity-based Incentive Awards

• Qualitative Performance Assessments

• The Committee’s Considerations

2024 Executive Compensation Plan Design Changes

• 2024 Variable Compensation Plan Changes • 2024 Long-term, Equity-based Incentive Plan Changes

Executive Benefits and Perquisites

• Summary of Eligibility for Benefits and Perquisites

• Use of the Corporate Aircraft

• Retirement Benefits

• Health and Welfare Benefits

• Severance and Change in Control Benefits

• Executive Severance Benefits Plan

Executive Ownership and Capital Accumulation

• Stock Ownership Guidelines • Beneficial Ownership • Prohibition on Hedging and Pledging • Clawbacks and Recoupments

Tax and Accounting Impacts of Compensation Programs

• Deductibility of Executive Compensation • Accounting and Financial Reporting

50

COMPENSATION DISCUSSION AND ANALYSIS

In the various sections of this Compensation Discussion and Analysis, we will describe our compensation philosophy, methodology, structure and how pay decisions were made in 2023. We will focus on the compensation of individuals who served in the following roles during fiscal year 2023, who are referred to as our Named Executive Officers (collectively, “Named Executive Officers” or “NEOs”):

Timothy N. Spence	President and Chief Executive Officer

James C. Leonard	Executive Vice President and Chief Financial Officer

Robert P. Shaffer	Executive Vice President and Chief Risk Officer

Kevin P. Lavender	Executive Vice President and Head of Commercial Bank

Jude A. Schramm	Executive Vice President and Chief Information Officer

Summary of Executive Compensation Program

Fifth Third endeavors to attract and retain the best talent and motivate them to fulfill Fifth Third’s ambition to be the One Bank that people most value and trust. We plan to accomplish this by establishing compensation programs that reward our people for delivering the right products to the right customers, in ways that consider our shareholders’ long-term interests and align with Fifth Third’s values, while also staying within our risk tolerance. Our compensation philosophy guides us in this endeavor.

Our compensation is delivered through three primary elements:

Base Salary	+	Annual Cash Incentive (Variable Compensation Plan)	+	Long-Term Incentives (Equity-based Compensation)

The Company typically pays base salary and annual incentive compensation awards through our variable compensation plan (“Variable Compensation Plan” or “VCP”), in cash. All long-term, equity-based incentive compensation awards are settled in shares of the Company’s common stock. These three elements combined define our “Total Direct Compensation,” which is referred to in the discussion that follows.

When making pay decisions, the Human Capital and Compensation Committee (the “Committee”) considers the aggregate and mix of an executive officer’s Total Direct Compensation and reviews Company performance results, individual performance, and risk assessment information to ensure that pay decisions align with performance and ultimately shareholders’ interests.

Highlights of 2023 Company Performance

In 2023, the Company delivered strong financial results in an evolving environment, highlighting our performance through the cycle. For detailed highlights of 2023 Company performance, please see page 4.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Methodology and Structure

Compensation Philosophy. Our compensation methodology centers on our compensation philosophy, which is comprised of the following key tenets:

Our Commitment to this Philosophy. The Company is committed to making compensation decisions that are fiscally responsible, while remaining competitive to attract and retain talent.

Our expected total compensation opportunities generally reflect the median pay levels of our Compensation Peer Group (as defined hereafter), with variations based on specific talent needs, experience, and other internal factors. We believe that total compensation should vary with the performance of the Company so that performance results align with compensation. Long-term incentives are a key focus of our executive compensation program. This focus facilitates collaboration among business units, ownership in the Company, and a focus on shareholder goals.

Fifth Third is committed to a pay philosophy that ensures all employees are paid fairly and equitably in compliance with the law.

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COMPENSATION DISCUSSION AND ANALYSIS

Features of our Executive Compensation Program. Our executive compensation program incorporates the following features:

Pay for performance

Risk-balancing features

Double-trigger change-in-control provisions

No excise tax gross-ups to executive officers

Stock ownership guidelines and stock retention policies

Prohibition on speculative trading and hedging strategies by executive officers

Prohibition on use of securities as collateral for a loan

Utilization of an independent compensation consultant hired and overseen by the Committee

Grant of long-term incentives on pre-determined dates

Committee reviews of both financial and non-financial performance

Clawback features in all executive officer pay

Compensation Risk Management. We believe it is critical to bring a multi-faceted strategy toward mitigating risk in our compensation programs and incentive plans. Our executive compensation program includes several features that address potential compensation risk:

Downward discretion based on risk, performance, and regulatory factors

Caps on the maximum payment under our Variable Compensation Plan and our Performance Share Plan

Mix of short-term and long-term compensation

Forfeiture provisions related to material risk events

Stock ownership and retention guidelines

Ability to clawback incentive compensation erroneously received in the event of a financial restatement, or compensation received as a result of misconduct

To execute the risk mitigation strategies, we conduct yearly review processes, which are documented and incorporate input from departments, including Finance, Legal, Human Capital, Risk Management, and the Company’s business leaders. These processes include:

Processes	Purpose

Market Reviews	Human Capital uses peer benchmark data to ensure that pay programs are competitive.

Incentive Plan Reviews	Senior business leaders ensure that incentive plans support the business strategy.

Risk Reviews	Senior risk and credit leaders serving on the Compensation Risk Oversight Committee (a management committee that reports to the Human Capital and Compensation Committee) determine whether incentive plans support the Company’s risk culture of not promoting unnecessary risk and are consistent with the incentive compensation risk framework.

Financial Reviews	Senior finance executives confirm that the incentive plans are fiscally sound and contribute to shareholder value.

Board Reviews

The Human Capital and Compensation Committee and Risk and Compliance Committee, each of which is entirely comprised of independent directors, assess the strategic, risk, and fiscal soundness of the compensation plans and ensure that they are aligned with the Company’s compensation philosophy.

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COMPENSATION DISCUSSION AND ANALYSIS

We believe it is critical that our people understand how they are rewarded to ensure that pay facilitates the appropriate strategic and risk awareness behaviors. To that end, we provide ongoing compensation communication and education to our employees.

In December 2023, the Committee met jointly with the Risk and Compliance Committee to review our 2024 executive and other incentive programs. Based in part on the provisions and actions above, the Committee concluded that neither the design nor metrics of such programs encourage taking unnecessary or inappropriate risk and that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

The Committee’s Role. The Committee is comprised of independent directors and is responsible for establishing, implementing, and monitoring the administration of compensation and benefits programs in accordance with the Company’s compensation philosophy and strategy, along with approving executive compensation and equity plan awards. Among other things, the Committee focuses on the attraction and retention of key executives. When making decisions, the Committee considers the Company’s compensation philosophy, the achievement of business goals set by the Company, relevant peer data, recommendations made by the chief executive officer, and the advice of F.W. Cook, an independent, external executive compensation consulting firm with financial services industry expertise hired by the Committee. The Committee seeks to establish “Total Rewards” for the Company’s executive officers that are fair, reasonable, risk-balanced, and competitive. The Total Rewards program includes Total Direct Compensation, benefits, and certain perquisites. Generally, the types of compensation and benefits paid to Named Executive Officers are similar to those provided to other executive officers of the Company.

The Committee typically follows the annual cycle described below:

Role of Executive Officers in Compensation Decisions. The chief executive officer annually reviews the performance of each of the other Named Executive Officers, which includes a risk performance assessment completed by the Company’s chief risk officer. Based on this review, the chief executive officer makes compensation recommendations to the Committee, including recommendations for salary adjustments, Variable Compensation Plan awards, and long-term, equity-based incentive awards. In addition, the chief executive officer and certain other members of management annually assess

54

COMPENSATION DISCUSSION AND ANALYSIS

performance for other executive officers and make compensation recommendations to the Committee. Also, the appropriate committees provide review and approval of the compensation for key risk-related roles such as the chief risk officer and chief audit executive. Although the Committee considers these recommendations along with data provided by its consultant, F.W. Cook, it retains full discretion to set all compensation for the Company’s executive officers. The Committee works directly with its consultant to determine compensation for the chief executive officer. The chief executive officer has no input into his own compensation determinations.

Additionally, the chief risk officer reviews and evaluates with the Committee all executive officer and employee incentive compensation plans, described in more detail in the Compensation Risk Management section above. The purpose of the review is to confirm that the Company’s incentive compensation plans do not incent or pose unnecessary or excessive risks to the Company.

Role of the Independent Compensation Consultant. The Committee uses the services of F.W. Cook, its external executive compensation consultant to provide guidance and advice to the Committee on all matters covered by its charter. This consultant was directly selected and approved by the Committee to provide a broad set of services pertaining to the compensation of the Company’s executives and Board of Directors. In 2023, the Committee’s compensation consultant performed the key actions listed below:

Advising the Committee on competitive practices, market trends, and peer group composition

Providing recommendations to the Committee on the compensation of the chief executive officer

Providing recommendations to the Committee and members of management regarding the compensation of the other executive officers

Reviewing competitive pay practices in the Compensation Peer Group for their boards of directors and recommending to the Committee changes required to pay the Company’s Board of Directors in a competitive fashion

Providing an annual review of performance and pay levels for the Company and its Compensation Peer Group

Undertaking special projects at the request of the Committee, including director education sessions on specific topics related to executive compensation

The Company does not engage the Committee’s compensation consultant for additional services outside of the services to the Board, as described above. The Committee conducted an assessment of potential conflicts of interest and independence issues for F.W. Cook and did not identify any conflicts of interest or independence issues relating to F.W. Cook’s services.

Benchmarking Methodology. In making compensation decisions, the Committee compares Company performance and each element of each executive officer’s Total Direct Compensation with the Compensation Peer Group. The Committee refers to this Compensation Peer Group for both compensation and performance-related benchmarks. Financial performance data is prepared by either the Committee’s independent compensation consultant or by the Company, using data from public filings. Compensation data is generally prepared by the Committee’s compensation consultant, using third-party survey data as provided by management and publicly available data from proxy statements. The Committee’s compensation consultant reviews all financial and compensation data that is prepared by the Company and provided to the Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Peer Group consists of companies with which the Committee believes the Company competes for talent and for shareholder investment, and which are generally similar in asset size and business mix. The following 12 companies were identified by the Committee as our Compensation Peer Group for 2023 (“Compensation Peer Group”):

Citizens Financial Group, Inc.	M&T Bank Corporation

Comerica Incorporated	The PNC Financial Services Group, Inc.

First Horizon National Corporation	Regions Financial Corporation

First Citizens Bancshares, Inc.	Truist Financial Corporation

Huntington Bancshares Incorporated	U.S. Bancorp

KeyCorp	Zions Bancorporation

The Committee annually reviews the Compensation Peer Group and considers changes to the Compensation Peer Group deemed necessary to ensure that the business structure and size of the organizations continue to be appropriate. Based on the Committee’s evaluation of the Compensation Peer Group, First Citizens Bancshares, Inc and U.S. Bancorp were added to the Compensation Peer Group for 2023.

Tally Sheet. The Company annually prepares a tally sheet of all compensation and potential payouts for the Committee’s use to review our compensation programs. The Committee reviews all components of compensation for the Company’s chief executive officer, chief financial officer, and the other NEOs, including:

Base salary

Annual cash incentive targets

Long-term, equity-based incentive targets

Accumulated, realized, and unrealized equity award gains

The dollar value to the executive and cost to the Company of all perquisites and other personal benefits

The earnings and accumulated payout obligations under the Company’s nonqualified deferred compensation plan

Several potential termination scenarios, including change-in-control, where applicable

The Committee reviewed the above compensation components and the associated dollar amounts for compensation in June 2023.

Say-on-Pay. The Committee annually reviews the results of the non-binding advisory say-on-pay proposal and considers them when approving plan design changes as well as pay decisions.

95% Approval	At the Company’s 2023 Annual Meeting, shareholders approved a non-binding advisory say-on-pay proposal with 95 percent of the votes cast voting in favor of that proposal

The say-on-pay vote resulted in 95% approval from shareholders in 2023, which is consistent with the prior year’s vote. The Company continues to leverage its ongoing stakeholder engagement activities to solicit direct shareholder feedback and suggestions on its compensation program or practices.

The Committee believes that the most recent vote, and consistently high level of approval of compensation in the annual shareholder vote, demonstrates a strong alignment with shareholders’ interests and broad support among shareholders for our pay-for-performance approach. Future votes cast, as well as our ongoing stakeholder engagement discussions, will be closely monitored to ensure continued support for our compensation program among our shareholders.

56

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Structure. The compensation structure (including each element of pay described below and the respective amounts for each element) for executive officers is reviewed annually by management and the Committee. When determining the compensation structure, the following items are considered:

The most recent and prior years’ comparative Proxy Statement and survey data for similar positions among the Compensation Peer Group

The 25th percentile, median (50th percentile), and 75th percentile peer data for each element of compensation (base salary, target variable compensation, and target long-term, equity-based incentive compensation, as well as the resulting Total Direct Compensation)

The ability to provide median Total Direct Compensation for 50th percentile performance relative to the Compensation Peer Group

The ability to provide upper quartile Total Direct Compensation for upper quartile (i.e., 75th percentile or better relative to the Compensation Peer Group) performance and lower quartile Total Direct Compensation for lower quartile (i.e., 25th percentile or lower relative to the Compensation Peer Group) performance

Pay Mix and Pay for Performance. Our Named Executive Officers have approximately 50% or more of their target total compensation delivered in the form of long-term, equity-based compensation.

2023 Total Compensation Pay Mix(1)

Chief Executive Officer	Average of Other NEOs

(1)	The percentages reflect the Named Executive Officer’s base salary as of December 31, 2023, target annual cash incentive award for 2023, and target long-term, equity-based incentive award for 2023.

The Committee considers several factors and objectives relevant to each program when determining compensation. The Committee also contemplates the impact of each award on the Total Direct Compensation package. Total Direct Compensation opportunities are intended to target the median of the relevant market data, and actual compensation (both amount and mix) for executives varies, based on their performance, prior experience, and other pertinent factors. In addition, for purposes of attracting and retaining key executives, the Committee may determine that an additional award, an above-median sign-on package, an incentive guarantee for a new hire, or a Total Direct Compensation package that is above market median, is appropriate.

As shown in the pay mix charts above, the annual cash incentive award and long-term, equity-based incentives constitute the majority of executive officers’ Total Direct Compensation under our pay-for-performance structure. The actual amounts realized by executive officers under these incentive plans vary based on individual performance and the performance of the Company.

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COMPENSATION DISCUSSION AND ANALYSIS

Company performance under these incentive plans is evaluated from a variety of perspectives, including:

2023 Executive Compensation Plan Design and Award Decisions

As stated above, compensation is delivered through three primary elements: base salary, an annual cash incentive through our Variable Compensation Plan, and long-term, equity-based incentives. We review and assess our compensation practices and programs on an annual basis, taking into account the Company’s strategic objectives, compensation philosophy, regulatory guidance, risk culture, and external market practices. Each element of the executive compensation program, along with any changes that were made to the program for 2023, are described in the following paragraphs.

Base Salary. The Committee reviews individual base salaries of the Company’s executive officers annually or at the time of promotion or hire, as applicable. The objectives of the Company’s base salary program are to provide salaries at a level that allows the Company to attract and retain qualified executives and to recognize and reward individual performance. The following items are considered when determining base salary levels:

A competitive market analysis provided by the Company’s external compensation consultant

The executive officer’s experience, scope of responsibilities, performance, and potential

Internal equity in relation to other executives with similar levels of experience, scope of responsibilities, performance, and potential

Other relevant information, which may include governmental or regulatory considerations

Salary increases, if any, are based on the Company’s overall performance, the executive’s attainment of individual objectives during the preceding year and market-based considerations. After the annual review and evaluation at the beginning of 2023, base salary increases ranging from one percent to nine percent were recommended and approved by the Committee. In evaluating these proposed increases, the Committee considered individual performance and market data for each executive. The Committee believes the adjustments made for 2023 position executives well in relation to individual performance and market-based considerations.

2023 Variable Compensation Plan Design. The Variable Compensation Plan’s objective is to reward executives for strong corporate, business unit, and individual performance. The design of our 2023 Variable Compensation Plan (VCP) was structured as follows:

58

COMPENSATION DISCUSSION AND ANALYSIS

It is the view of the Committee that this mix of Bancorp funding metrics provides executives with balanced incentives to increase the level of absolute earnings growth, to ensure that shareholder capital is used efficiently to generate competitive returns, and to assess the cost efficiency of the Company’s operations. The funding modifiers are useful as complementary metrics to add focus on best-in-class business processes. The Committee retains discretion to adjust pool funding upward or downward based on other factors, such as individual performance and risk assessment.

The Company and the Committee review the VCP annually to determine if changes should be made to the plan for the next year. During the review in 2022 for the 2023 plan, there were no changes to the core funding design. The Committee approved updates to the funding modifiers and threshold measurement.

Updates to Funding Modifiers and Threshold Measurement

Amended the 7% CET1 hurdle to 4.5% plus the Bank’s minimum Stressed Capital Buffer to align more specifically with the potential minimum capital targets.

Returned the Loan to Deposit Ratio as a modifier considering the current dynamic liquidity environment.

Combined the existing Customer Experience and ESG modifiers into an overall Sustainability and Stewardship Assessment modifier, which will continue as a qualitative and holistic review of the progress towards our sustainability priorities and accomplishments.

Changed the potential modifier impact to 20 funding points upward or downward. The Committee continues to retain discretion to adjust pool funding upward or downward based on other factors, such as individual performance and risk assessment.

Variable Compensation Plan Performance Goals. The financial plan approved by the Board of Directors includes specific target goals for the Company in each of the Bancorp funding metrics as detailed below. When determining the available funding pool for all VCP participants, including NEOs, the Committee first determines if the performance hurdle has been met, then considers actual performance against target goals, in addition to three funding modifiers.

Bancorp Funding Metrics

Actual awards are approved by the Committee from the pool. This pool of available compensation awards is allocated to each participant based on qualitative assessments of individual performance against a set of stated objectives and, additionally for executives, an individual risk assessment. Amounts realizable from prior compensation awards do not influence decisions relative to future awards. To determine the VCP funding pool, performance against each target Bancorp funding metric is reviewed to determine the performance level that was achieved, with results between threshold and target, and target and maximum, being interpolated. The overall funding amount represents the sum of the weighted average score for each of the Bancorp funding metrics. The maximum payout for any executive is limited to 200% of the individual target.

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COMPENSATION DISCUSSION AND ANALYSIS

The Committee may use final results of the funding modifiers to increase or decrease the pool funding amount by 20 funding points, not to exceed 200% for any executive.

Performance Against VCP Goals.

The regional bank failures in the first quarter of 2023 and the impact on the overall environment materially changed the Bank’s results versus the targets set in December 2022. Despite a challenging shift in the environment compared to December 2022, when the targets were set, the Company was able to deliver strong operating results in 2023. Many of these highlights are described on page 4. After adjusting for certain items described further below, the overall VCP funding was slightly below the stated targets.

Consistent with our historical practice, the Company chose to maintain the initially approved targets and provide reasonable adjustments in consideration of the financial effects of certain events not contemplated in the targets, which are referred to herein as the “2023 VCP Adjusted Actual.” Management and the Committee believe these adjustments are appropriate and ultimately provide incentives that reward performance that is actionable and sustainable.

In determining 2023 VCP Adjusted Actual performance under the Plan, the Committee reviewed certain items assessed annually for potential exclusion from the VCP calculation (where items could have the effect of increasing or decreasing funding). For the 2023 performance year, the annual adjustments, described further below, had a positive impact of $0.63 to earnings per share, 21 basis points to return on assets, and 5.6% to the efficiency ratio.

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COMPENSATION DISCUSSION AND ANALYSIS

The items the Committee evaluated and adjusted for are consistent with the historical adjustment approach including: adjustments to net interest income (“NII”) related to market related factors impacting net NII not contemplated in the targets, including interest rates and certain funding cost impacts on balance sheet changes; the Federal Deposit Insurance Corporation (“FDIC”) special assessment from the fourth quarter of 2023; neutralizing the impact of the allowance for credit losses (“ACL”); gains or losses related to the Visa Total Return Swap; one time financial impacts of severance actions; and modest adjustments related to items such as securities gains or losses, excluding the impact of non-qualified deferred compensation valuation changes, and one time impacts of acquisitions and divestures. The impact of these adjustments to the results are noted below.

Adjustment:	Performance Impact:
	EPS	ROA	Efficiency Ratio (FTE)

Market Related Impacts on Net Interest Income	$0.53	0.17%	(2.9%)

FDIC Special Assessment	$0.25	0.08%	(1.4%)

Allowance for Credit Losses	($0.30)	(0.10%)	0.0%

Visa Total Return Swap	$0.11	0.04%	(0.6%)

Severance Expense	$0.03	0.01%	(0.3%)

Other: Acquisition Related Expense, Securities (Gain) / Loss	$0.02	0.01%	(0.04%)

The three most significant adjustments are the market related impacts on NII, FDIC special assessment, and the ACL adjustment, which, taken together, have the effect of both materially increasing and decreasing adjusted results. The market-related impact considers multiple factors, including a negative adjustment to results reflecting the favorable impact of rising rates on the asset portfolio, offset by the positive adjustments that neutralize the impact of higher rates on funding cost and mix. The FDIC special assessment is a unique item which was not contemplated when setting targets, nor was it a result of the Company’s core operations; therefore, the Committee approved adjusting this certain item. Finally, the adjustment for the ACL accounts for only the variance to target for allowance build or release. No adjustment was made for realized losses, which is a consistent treatment since the implementation of the Current Expected Credit Losses (“CECL”) accounting standard. The methodology nullifies the potentially volatile and forward-looking nature of the ACL measurement while allowing for the impact of actual losses incurred to impact the results versus target. The Committee believes consistent application of these, and any, adjustments are important to maintain the integrity of the VCP. A historical review will show similar adjustments that have lowered the funding metrics materially in 2021 and modestly increased results in 2022.

In addition to the performance adjustments above, the VCP Adjusted Actual results include any increase or decrease to variable compensation implied by the funding calculation, further impacting the VCP Adjusted Actual, as reported below. Unadjusted reported financial results, as well as adjusted results for each of the Bancorp funding metrics, are shown in the table below:

Bancorp Funding Metrics	2023 Reported Metrics	2023 VCP Adjusted Actual (Including impact of funding)

EPS	$3.22	$3.85

ROA	1.13%	1.34%

Efficiency Ratio (FTE)	59.6%	54.0%

Funding modifiers in the table below were considered by the Committee in assessing annual performance. The Committee believes that capital levels act as a fundamental health metric that can reduce payouts if Tier 1 capital falls below certain thresholds. Our capital level of 10.3% demonstrates the consistent and sustainable strength of our balance sheet.

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COMPENSATION DISCUSSION AND ANALYSIS

Additional funding modifiers are assessed both quantitatively and qualitatively and can adjust the corporate funding by +/-20 funding percentage points. The use of modifiers allows the Committee to holistically assess bank performance relative to peers and against important performance metrics (financial and non-financial) that arise during the year that may not have been contemplated at the beginning of the year to hold management accountable for not only what was achieved but also how results were achieved.

Performance Hurdle	2023 Actual

Capital Levels	10.3 % Common Equity Tier 1

Funding Modifiers

Non-Performing Assets (“NPA”)	Ranked seventh among twelve peers

Qualitative Sustainability and Stewardship Assessment	Solid progress was made with consideration of the multiple priorities of serving our customers, employees, and communities. Pages 13-14 provide the detailed progress on all priorities.

Loan to Deposit	The full year Loan to Deposit ratio was 77% versus a range of 77% - 81%. Fourth quarter 2023 Loan to Deposit ratio was 73%.

Determination of VCP Awards. Based on the 2023 performance results described above, the calculated pool funding level of 84% of target was achieved as shown below:

Bancorp Funding Metrics	Threshold	Target	Maximum	2023 VCP Adjusted Actual	Funding	Funding Weight	Funding Level

Earnings Per Share	$3.52	$3.94	$4.36	$3.85	89%	50%	45%

Return on Assets	1.24%	1.38%	1.53%	1.34%	86%	25%	21%

Efficiency Ratio	55.3%	52.4%	49.5%	54.0%	72%	25%	18%

Total Funding							84%

After consideration of the funding modifiers performance, the Committee also approved an additional six funding points. The primary consideration for this decision is the strong Loan to Deposit ratio, meeting the top end of the established target, and showing continued strength through the year. Given the deposit environment following the banking market turmoil beginning in March 2023, the Committee believes the Company’s results reflect strength of performance and resilience through economic cycles, affirmed by peer leading deposit trends, and prudent liquidity management of the balance sheet for long-term sustainability. Additionally, the Committee recognized the Company performance of a key sustainability priority of “Keeping the Customer at the Center” by supporting customers through instability, driving significant new quality relationship growth in all businesses, and achieving top quartile customer satisfaction results.

With these considerations, a final funding level of 90% was approved by the committee.

When making the final determination of individual awards using the approved funding pool, the Committee had the benefit of information relating to market median compensation levels as well as performance and risk assessment rating information. Additionally, each individual’s qualitative performance assessment (further described for each NEO in the qualitative performance assessments section below) and risk performance are considered. Finally, collective performance of the company was reviewed under NEO leadership, including results reflecting peer-leading Total Shareholder Return for 2023 (excluding peers that participated in FDIC-assisted transactions). Based on these factors the Committee thought it appropriate to make individual decisions ranging from 90% to 100% of the NEO’s target in cash.

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COMPENSATION DISCUSSION AND ANALYSIS

2023 Long-Term, Equity-based Incentive Compensation Plan Design. The long-term, equity-based incentive plan is an important piece of the compensation mix for our Named Executive Officers. The objectives of our plan, the types of equity-based awards employed under the plan, and areas included in individual performance assessments used to determine award amounts for Named Executive Officers are:

Plan Objectives
Align management and shareholders’ interests
Motivate senior executives to optimize long-term shareholder value
Encourage stock ownership among our employees
Enhance the Company’s ability to retain key talent
Ensure the program design is consistent with our compensation philosophy and reflective of external market trends
Strengthen risk-adjusted pay decisions

Areas of Assessment
The Company’s revenue and expense results
Division revenue and expenses vs. budget
Internal and external customer service levels
Performance relative to the Company’s strategic initiatives
Results related to specific individual responsibilities
Results related to specific individual risk assessments

Equity Type Mix

For the 2023 awards, Stock Appreciation Right Awards, or “SARs,” are calculated by taking 15% of the total LTI award amount divided by the SARs Black-Scholes value on the date of grant. Restricted Stock Unit Awards, or “RSUs,” are calculated by taking 35% of the total Long Term Incentive (“LTl”) award amount divided by the Company’s average closing stock price for each trading day in the month of January. Performance Share awards are calculated by taking 50% of the total LTI award amount divided by the Company’s average closing stock price for each trading day in the month of January.

The Committee believes that performance shares are an important component of the equity-based incentive compensation opportunity because they create a clear connection between results achieved and compensation earned. In addition, the Committee believes that full-value awards in the form of performance shares and restricted stock units complement each other and are important for driving

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COMPENSATION DISCUSSION AND ANALYSIS

strong retention value and enhanced ownership-creation opportunities. The Committee also believes that a portion of the opportunity should come from a growth-oriented incentive, specifically stock-settled SARs which align executives’ interests with those of the Company’s shareholders. The Committee has maintained the Long-Term Incentive mix of 50% performance share awards, 35% restricted stock units, and 15% stock appreciation rights and believes the Long-Term Incentive mix aligns well with the Company’s Long-Term Incentive plan objectives, strategic objectives, compensation philosophy, regulatory guidance, risk culture, and competitive practice.

Target award levels are established at the beginning of the year for each Named Executive Officer considering market median compensation for each position. Award levels are not automatically made at target. Actual award levels are based upon Company performance, and the Committee includes qualitative assessments of individual performance of each Named Executive Officer in the areas shown in the graphic display on the preceding page. Amounts realizable from prior compensation awards do not influence decisions relative to future awards.

The grant date of the LTI awards is the date of the Committee’s approval of the awards, which typically occurs at a first quarter meeting of the Committee. The grant dates for awards made in 2023 are detailed in the “2023 Grants of Plan-Based Awards” table later in this Proxy Statement. The Company does not adjust the timing of its annual grant based on SEC filings or press releases. Rather, the annual grant date is established and communicated well in advance.

Performance share grants made in 2023 were structured as follows:

Performance share grants are granted at “target,” calculated by taking 50% of the LTI award amount divided by the share price used for purposes of the grant. Executives have the opportunity to earn between zero and 150% of their target award based upon the Company’s three-year cumulative result on Return on Average Common Equity (“ROACE”) versus our Compensation Peer Group. As part of the plan design for 2023, First Citizens Bancshares, Inc and U.S. Bancorp were added to the Compensation Peer Group. The payout table represented above was approved in December 2022, and the payout percentage calculation was modified to an interpolated calculation between top and bottom quartile performance versus the median, eliminating the prior tiered approach. Performance share grants are eligible for dividend equivalents which accrue in cash and are paid when the award is earned and distributed.

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COMPENSATION DISCUSSION AND ANALYSIS

Restricted Stock Units have a three-year graded vesting schedule. These grants do not have voting rights during the vesting period, but are eligible for dividend equivalent payments, which accrue in cash and are paid upon vest and distribution of the underlying award.

Stock Appreciation Rights are granted at the closing price of the Company’s common stock on the date of grant and have a 10-year term. Grants made in 2023 have a three-year graded vesting schedule. The Company does not grant discounted stock options or SARs, re-price previously granted stock options or SARs, or grant reload stock options.

The Committee believes that the design of the long-term, equity-based incentive plan provides incentive for the creation of shareholder value since the full benefit of the grant to each Named Executive Officer can be realized only with an appreciation in the price of the Company’s common stock or by meeting goals based on relative ROACE, depending on the type of award.

Payout of 2021 Performance Share Awards. The 2021 performance share grant measured the Company’s performance on ROACE versus our compensation peer group over the three-year period beginning January 1, 2021 through December 31, 2023. In its February 2024 meeting, the Committee reviewed final ROACE results showing the Company ranked third among peers and the absolute metric thresholds for ROTCE and efficiency ratio were met. Accordingly, the Committee approved a 150% payout. The grant paid out in Company stock and the shares were distributed on February 16, 2024, after the approval date of February 14, 2024.

Other Long-term, Equity-based Plan Provisions. The VCP and long-term, equity-based incentive compensation awards made in 2023 were issued under the Company’s 2021 Incentive Compensation Plan (the “Plan”), which was approved and adopted by the Company’s shareholders in 2021.

Determination of Long-term, Equity-based Incentive Awards. The chief executive officer recommends the award levels for each Named Executive Officer except for himself, and the Committee makes the final award determination for all Named Executive Officers, including the chief executive officer. The award considerations are not based on a formula. Rather, the Committee may choose to make the actual award higher or lower than the target award based on the qualitative assessment of performance against stated objectives as well as the individual’s risk assessment results. The Committee believes that, by including a performance element as part of the up-front grant process, the Company is able to further reinforce the pay-for-performance objective of the Company’s compensation structure.

When making the final determination to grant long-term, equity-based incentive compensation awards in February 2023, the Committee considered information relating to market median compensation levels, Company financial performance during 2022, the qualitative performance assessment, and individual risk performance assessments. After reviewing this information for 2022, the Committee granted a 2023 long-term equity incentive compensation award of 100—125% of target for all Named Executive Officers.

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COMPENSATION DISCUSSION AND ANALYSIS

Qualitative Performance Assessments. The individual qualitative performance assessment is a review of each Named Executive Officer’s performance against a set of stated objectives. This assessment is performed by the Board of Directors with respect to the chief executive officer’s performance and by the chief executive officer with respect to the performance of the other Named Executive Officers. Each Named Executive Officer was evaluated on the following objectives:

2023 financial performance

Strategic initiatives

Risk management

Operational excellence

Customer experience

Talent optimization and employee engagement

Promotion of the Bank’s Core Values and Leader Capabilities

The Committee’s Considerations. The Committee considers both the aggregate amount and mix of an executive officer’s Total Direct Compensation when making the decisions discussed above. The Committee assesses Total Direct Compensation relative to competitive market data annually. Recommendations for executive compensation are reviewed and approved during one of the Committee’s first quarter meetings.

Based on its most recent review of the competitive data, the Committee has determined that the compensation structure for executive officers is effective and appropriate. The structure reflects the Company’s compensation philosophy in that its incentive payout ranges are aligned with the competitive market data; it has appropriate leverage to ensure a strong linkage between compensation, risk outcomes, and performance; and it drives rewards based on the most relevant performance measures for the Company and shareholders.

The Committee also has reviewed the internal relationships between the compensation for the chief executive officer and for other executive officers and has deemed them to be appropriate. The Committee believes that the relative difference between the compensation of the chief executive officer and the compensation of the Company’s other executive officers is consistent with such differences found in the Company’s Compensation Peer Group.

Objectives considered for 2023 performance for each Named Executive Officer and Executive Compensation Decision Highlights are discussed in the next section.

For Mr. Spence: As President and Chief Executive Officer, Mr. Spence was responsible for delivering both short- and long-term financial results, which includes leading Fifth Third’s strategic planning process and executing on strategic priorities. Mr. Spence was actively engaged in investor outreach throughout the regional banking crisis. He was also responsible for customer experience accountable for a culture of strong risk management and regulatory excellence. This includes successfully navigating the dynamic environment in 2023 with peer leading deposit growth and financial results. Additionally, his focus on talent and succession led to effective and seamless leadership transitions in the fourth quarter of 2023.

The VCP award was based on 2023 performance and his overall contribution to Fifth Third’s performance. The long-term, equity-based award granted in February 2023 was based on performance against 2022 objectives and market-based compensation considerations.

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COMPENSATION DISCUSSION AND ANALYSIS

For Mr. Leonard: As Chief Financial Officer, Mr. Leonard was responsible for managing the Company’s financial performance against the 2023 plan and providing strategic advice for long-term business planning. He was responsible for managing the Company’s liquidity and interest rate risks in a volatile environment. Additionally, he drove accountability for a culture of strong risk management and effectively managed the Company’s capital plan, positioning Fifth Third effectively and quickly to react to the potential changing regulations. Mr. Leonard also had responsibility for delivering customer experience and successful execution of our business processes through the Company’s central operations function.

The VCP award was based on 2023 performance and his overall contribution to Fifth Third’s performance. The long term, equity-based award granted in February 2023 was based on performance against 2022 objectives and market-based compensation considerations.

For Mr. Shaffer: As Chief Risk Officer, Mr. Shaffer was responsible for managing all aspects of Fifth Third’s regulatory results and risk programs including, but not limited to, operational, legal and regulatory compliance, strategic, interest rate, liquidity, and credit risks. He was also responsible for providing strategic support and ensuring Fifth Third’s initiatives were appropriate given the Company’s risk profile.

In addition, Mr. Shaffer was responsible for performing an independent risk management assessment for each of the NEOs, other than himself, to determine if the NEOs are achieving risk-balanced results while consistently demonstrating behaviors that support an appropriate risk culture.

The VCP award was based on 2023 performance and his overall contribution to Fifth Third’s performance. The long-term, equity-based award granted in February 2023 was based on performance against 2022 objectives and market-based compensation considerations.

For Mr. Lavender: As Head of the Commercial Bank, Mr. Lavender was responsible for developing a clear vision for the Commercial Bank that includes driving business strategy, establishing cultural and talent priorities, and delivering strong financial, operational, and risk outcomes. Mr. Lavender led the continued expansion of our commercial relationship footprint via both middle market and focused vertical business growth.

The VCP award was based on 2023 performance and his overall contribution to Fifth Third’s performance. The long-term, equity-based award granted in February 2023 was based on performance against 2022 objectives and market-based compensation considerations.

For Mr. Schramm: As Chief Information Officer, Mr. Schramm was responsible for leading the overall technology strategy and technology modernization for the Company. He also was responsible for driving accountability for risk management and delivering a strong information security culture and environment.

The VCP award was based on 2023 performance and his overall contribution to Fifth Third’s performance. The long-term, equity-based award granted in February 2023 was based on performance against 2022 objectives and market-based compensation considerations.

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COMPENSATION DISCUSSION AND ANALYSIS

2024 Executive Compensation Plan Design Changes

2024 VCP Changes. The Company and the Committee review the VCP annually to determine if changes should be made to the plan for the next year. During the review in 2023 for the 2024 plan updates, there were no changes to the VCP core plan or funding design.

2024 Long-term, Equity-based Incentive Plan Changes. The Company and the Committee also review the long-term, equity-based incentive plan annually to determine if any changes need to be made to the plan (i.e., award mix, performance measures, modifiers, etc.) for the next year. During the review in 2023 for the 2024 plan updates, there were no changes to the current plan design.

Executive Benefits and Perquisites

Summary of Eligibility for Benefits and Perquisites. The Company provides few benefits and perquisites to executive officers that are not available to the general employee population. Special benefits include health programs, a deferred compensation plan, executive planning reimbursement, nominal holiday gifts, parking, an executive corporate security program, and occasional personal use of the corporate aircraft. Additionally, spouses or guests of named executive officers may be provided travel and/or entertainment benefits related to business events at which their attendance is expected and appropriate, such as Company recognition events or trips, recruiting meals, or social events held for marketing or other business purposes.

These benefits are often provided with little or no incremental cost to the Company. The Company does not provide tax gross-ups for these limited perquisites.

Use of the Corporate Aircraft. The Committee has approved limited personal use of the corporate aircraft by Mr. Spence (and, prior to his retirement on April 18, 2023, Mr. Carmichael) up to a maximum value of $150,000 per year. In 2021, the Board approved a change to the Company’s corporate aircraft policy that allows certain executive officers to use the corporate aircraft for personal use in certain special situations (e.g., death in family). Such use by any NEO is accounted for in the summary compensation table.

Mr. Spence is subject to individual lease (“time-sharing”) agreements with the Company that govern the terms and conditions of his personal use of the corporate aircraft. Prior to his retirement, Mr. Carmichael was subject to a similar time-sharing agreement. Under the terms of each such time-sharing agreement, if Mr. Spence (or prior to his retirement, Mr. Carmichael) has incurred any costs for personal use of the corporate aircraft which exceed the allowance described above, he will pay for the cost of any personal use of the corporate aircraft that exceeds the allowance described above.

Retirement Benefits. The Company’s retirement benefits are designed to assist employees in accumulating wealth to provide income during their retirement years. The retirement benefits are designed to attract and retain employees and to encourage employees to save money for their retirement while maintaining a competitive cost structure for the Company. Based upon the Company’s research using two national benefits surveys, its retirement benefits are positioned near the market median for similar employers.

The Company’s primary retirement benefit plan is a defined contribution 401(k) plan with a Company match. The same 401(k) plan is maintained for all eligible employees, including the Named Executive Officers. The 401(k) plan provides a match to employee contributions of 150% on the first two percent and 100% on the next four percent of eligible compensation an employee contributes to the plan and is invested in the employee’s selection of the plan’s existing investment alternatives. This Company match is immediately 100% vested. All Named Executive Officers are eligible for this plan up to the IRS wage or contribution limits. Under the plan, NEOs may not defer their future cash compensation into Company stock.

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COMPENSATION DISCUSSION AND ANALYSIS

The Company offers employees at certain salary band levels, including its Named Executive Officers, a nonqualified deferred compensation plan. This plan allows for the deferral of base salary and awards received under the VCP. The plan also provides for the Company to make a contribution for loss of the qualified plan 401(k) match due to the deferral of pay into this plan or due to wage or contribution limitations under the qualified 401(k) plan. The deferred funds receive earnings based on the mutual funds elected by each executive. The executives do not earn any preferential or above-market returns on these earnings. Under the plan, NEOs may not defer their cash compensation into Company stock.

The Company maintains a defined benefit pension plan which was frozen to new participants as of November 15, 1998. Employees who met the age and service requirement at that time are “grandfathered” and continue to accrue benefits under that plan. No Named Executive Officers are participants in this plan.

Health and Welfare Benefits. The Company offers broad-based medical, dental, vision, life, and disability plans to all of its employees. The Company also provides to each Named Executive Officer a comprehensive physical exam program and access to an executive fitness facility.

Severance and Change in Control Benefits. The Fifth Third Bancorp Executive Change in Control Severance Plan (the “CIC Severance Plan”) provides severance benefits to certain officers upon a qualifying termination after a change in control, subject to execution of a release and non-compete agreement. The plan covers approximately 41 officers, including all Named Executive Officers.

Under the CIC Severance Plan, certain executives will receive severance if, in connection with a change in control, the executive’s employment is terminated without “cause” (as defined in the CIC Severance Plan) or the executive resigns for “good reason” (as defined in the CIC Severance Plan). For this purpose, a change in control would occur in any of the following instances:

Any person is or becomes the beneficial owner of 30% or more of the voting power of the Company’s outstanding securities;

During any consecutive 12-month period, the directors in office in the beginning of such period (or directors who were approved by two-thirds of such directors) cease to constitute a majority of the Board;

The sale or disposition of substantially all of the Company’s assets or the merger or consolidation of the Company with any other corporation unless the voting securities of the Company outstanding prior to such action continue to represent at least 60% of the voting power of the merged or consolidated entity; or

The Company’s shareholders approve a plan of complete liquidation of the Company.

The treatment of long-term, equity-based incentive compensation in the event of a change in control is determined by the applicable incentive compensation plans. More specific details are discussed in the “Potential Payments Upon Termination or Change in Control” section below.

Executive Severance Benefits Plan. On February 17, 2021, the Committee adopted the Executive Severance Benefits Plan, in which participating executives are eligible to receive certain severance benefits as described in the Severance Benefits Plan if such executive’s employment terminates prior to a change in control of Fifth Third or more than 24 months following a change in control, but only if the Bank determines, in its sole discretion, that the executive’s employment was terminated involuntarily by the Bank without “cause” or by the executive for “good reason” (each as defined in the Severance Benefits Plan). For purposes of the Severance Benefits Plan, a change in control has the same meaning given to that term in the CIC Severance Plan, as amended.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Ownership and Capital Accumulation

Stock Ownership Guidelines. The executive compensation program is designed, in part, to provide opportunities for executive officers to build ownership in the Company and to align performance with shareholder interests. Accordingly, the Company has established stock ownership guidelines for senior employees in the Company’s salary band structure, including the Named Executive Officers. The amount of stock required to be retained varies based upon the assigned salary band and associated multiple of base salary.

These employees are expected to use stock net of taxes obtained through awards under the long-term, equity-based incentive compensation program to establish a significant level of direct ownership. Stock ownership includes:

Stock owned individually and by immediate family sharing the same household.	Restricted stock units not yet vested.	Stock held in the employee stock purchase plan.

Until ownership guidelines are met, executive officers are required to retain 75% of net, after tax shares received from stock appreciation right exercises and restricted stock unit and performance share award vesting until the minimum ownership guidelines are met. As an additional requirement, once these guidelines are met, executives must retain 25% of net, after tax shares until two times their guidelines are met.

Executives have five years to achieve the minimum executive stock ownership requirements. There is no specific time frame required to meet the two times guideline. Specific ownership guidelines for the Named Executive Officers are:

Stock Ownership Guidelines

Chief Executive Officer	6x Salary

Other Named Executive Officers	3x Salary

The Committee reviews progress toward achieving the ownership goal for the Company’s executive officers on an annual basis. As of the most recent annual review performed in June 2023, all Named Executive Officers had sufficient holdings to meet or exceed the stock ownership requirements or had not yet been in the role for five years and are on pace to meet the guidelines.

Beneficial Ownership. The following table sets forth certain information regarding the Named Executive Officers’ beneficial ownership of the Common Stock of the Company as of December 31, 2023:

Title of Class	Name of Officer	Number of Stock Beneficially Owned(1)	% of Class

Common Stock	Timothy N. Spence	478,529	0.0700

Common Stock	James C. Leonard	222,809	0.0326

Common Stock	Robert P. Shaffer	201,811	0.0295

Common Stock	Kevin P. Lavender	105,837	0.0155

Common Stock	Jude A. Schramm	114,768	0.0112

(1)

The amounts shown represent the total stock owned outright by such individuals together with stock held in the name of spouses, minor children, certain relatives, trusts, estates, and certain affiliated companies (as to which beneficial ownership may be disclaimed) and SARs and RSAs or RSUs exercisable (or exercisable within 60 days) of December 31, 2023 but unexercised. These individuals have the number of SARs indicated after their names that are exercisable as of December 31, 2023 or will become exercisable within 60 days of December 31, 2023: Mr. Spence, 247,018; Mr. Leonard, 79,845; Mr. Shaffer, 117,792; Mr. Lavender, 52,016; and Mr. Schramm, 58,810. The amounts listed for SARs represent the number of rights that may be exercised; the actual number of stock delivered will vary based on the stock’s appreciation over the grant price at the time of exercise. For beneficial ownership of individual directors and all directors and executive officers as a group see “Election of Directors” on pages 15-30.

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COMPENSATION DISCUSSION AND ANALYSIS

Prohibition on Hedging and Pledging. The Company prohibits all employees and directors from engaging in speculative trading and hedging shares of Company securities. This includes prohibitions against day trading or short-selling of Company securities and transactions in any derivative of Company securities, including buying and writing options. Employees and directors are restricted from buying Company securities on margin or using Company securities as collateral for a loan. Additionally, the Company’s Insider Trading Policy prohibits trading for directors and certain employees during designated blackout periods and requires approval by the Legal Department prior to any trade.

Clawbacks and Recoupments. The Company’s Code of Business Conduct and Ethics and its Compensation Clawback and Disclosure Policy provide that the Company reserves the right to seek restitution of any bonus, commission, or other incentive compensation received if the Company is required to prepare an accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period in accordance with 17 C.F.R. §240.10D-1.

Additionally, the Company reserves the right to seek restitution of any bonus, commission, or other compensation received as a result of an employee’s fraudulent or illegal conduct or misconduct; breach of any noncompetition, non-solicitation, confidentiality or other restrictive covenant; engaging in activity that could cause material harm to the Company’s assets, financial condition, operations or reputation; violation of any Company code of ethics, conflict of interest, insider trading or similar policy; failure to comply with or satisfy risk management requirements or objectives or failure to comply with requirements of applicable laws, rules, or regulations.

Tax and Accounting Impacts of Compensation Programs

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation for certain executive officers that is more than $1 million. The Committee is not limited to paying compensation that is fully deductible and retains the flexibility to consider tax and accounting impacts as some factors among many in structuring compensation programs. While the Company’s compensation philosophy has been to, where appropriate, position executive compensation to qualify for deductibility, in approving compensation that may not be deductible, the Committee has determined that the underlying executive compensation programs are appropriate and necessary to attract, retain, and motivate senior executives, and that failing to meet these objectives creates more risk for the Company than the financial impact of losing the tax deduction. For the year ending December 31, 2023, the tax impact related to non-deductible compensation expense was approximately $4.9 million.

Accounting and Financial Reporting. The Company accounts for long-term, equity-based incentive compensation payments including SARs, RSUs, RSAs, stock options, and performance shares in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

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Human Capital and Compensation Committee Report

The following Report of the Human Capital and Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

The Human Capital and Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis. Based on that discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Michael B. McCallister, Chair

Nicholas K. Akins

Jorge L. Benitez

Emerson L. Brumback

Linda W. Clement-Holmes

Gary R. Heminger

Kathleen A. Rogers

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Compensation of Named Executive Officers

Summary Compensation Table. The table below summarizes the compensation awarded, paid to, or earned by the Company’s Named Executive Officers during 2021 through 2023. The amounts in the Stock Awards and Option Awards columns indicate the fair value on the grant date associated with all grants awarded in the corresponding year and do not correspond with the amounts that the Named Executive Officers may eventually realize with respect to these awards. The benefit, if any, actually received from these awards will depend upon the future value of our Common Stock.

2023 Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Timothy N. Spence, President and Chief Executive Officer, Fifth Third Bancorp	2023	1,025,385	—	5,481,769	900,000	1,622,250	356,322	9,385,726
	2022	826,923	—	4,621,877	815,610	1,621,220	253,029	8,138,659
	2021	620,915	—	1,275,012	225,000	1,312,500	139,143	3,572,570

James C. Leonard, Executive Vice President and Chief Financial Officer	2023	679,616	—	1,598,835	262,502	753,500	133,807	3,428,260
	2022	638,462	—	1,434,393	253,129	893,750	129,385	3,349,119
	2021	570,577	—	1,019,983	179,999	862,500	87,982	2,721,041

Robert P. Shaffer, Executive Vice President and Chief Risk Officer	2023	608,462	—	1,004,985	164,997	610,000	109,994	2,498,438
	2022	580,770	—	1,136,869	200,619	690,000	129,450	2,737,708
	2021	473,294	—	934,984	165,001	712,500	81,323	2,367,102

Kevin P. Lavender, Executive Vice President and Head of Commercial Bank	2023	581,347	—	1,004,985	164,997	582,500	112,013	2,445,842
	2022	563,462	—	1,147,487	202,500	546,250	112,652	2,572,351
	2021	498,462	—	934,984	165,001	750,000	117,382	2,465,829

Jude A. Schramm, Executive Vice President and Chief Information Officer	2023	556,346	—	913,647	149,997	557,500	87,668	2,265,158

(1)

The values shown for performance share awards for 2023 in the Summary Compensation Table and the table below reflect the grant date fair value of $37.19, which was the closing price on February 14, 2023 grant date. The price used to calculate the number of performance shares awarded was $34.60 which was the average January 2023 share price used for the February 14, 2023 grant date. The values shown for performance share awards for 2022 in the Summary Compensation Table and the table below reflect the grant date fair value of $46.98 which was the average January 2022 price used for the February 16, 2022 grant date. The values shown for performance share awards for 2021 in the Summary Compensation Table and the table below reflect the grant date fair value of $33.53, which was the closing price on the February 17, 2021 grant date and also the price used to calculate the number of performance shares awarded.

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

Fair values of performance share awards assuming maximum performance as of the date of grant are as follows:

	Fair Value at Maximum Performance

Executive	2021 ($)	2022 ($)	2023 ($)

Timothy N. Spence	1,124,999	4,078,164	4,836,838

James C. Leonard	899,979	1,265,641	1,410,747

Robert P. Shaffer	824,989	1,003,140	886,758

Kevin P. Lavender	824,989	1,012,513	886,758

Jude A. Schramm	—	—	806,149

(2)

Amounts reflect the aggregate grant date fair value of awards granted during the year valued in accordance with statement of accounting principles generally accepted in the United States. Assumptions used in determining fair value are disclosed in Note 25, “Stock Based Compensation,” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

(3)	Amounts reflect the Variable Compensation Plan award paid in cash to each NEO.
(4)

The amounts reflected in the “All Other Compensation” column consist of the benefits provided to the Company’s Named Executive Officers as described above under “Compensation Discussion and Analysis—Executive Benefits and Perquisites.” The following table reflects the costs of these benefits for 2023.

Executive	Perquisites and Other Personal Benefits ($)		Registrant Contributions to Defined Contribution Plans ($)	Tax Reimbursements & Insurance Premiums ($)	Severance ($)	Other ($)(F)	Total ($)

Timothy N. Spence	169,164	(A)	185,262	396	—	1,500	356,322

James C. Leonard	22,014	(B)	110,136	257	—	1,400	133,807

Robert P. Shaffer	16,574	(C)	90,892	228	—	2,300	109,994

Kevin P. Lavender	32,343	(D)	78,932	238	—	500	112,013

Jude A. Schramm	10,930	(E)	75,519	218	—	1,000	87,668

(A)

The amount shown for Mr. Spence represents parking, executive physical, executive financial planning, costs of our executive corporate security program ($73,013), and the personal use of corporate aircraft ($86,914).

(B)

The amount shown for Mr. Leonard represents parking ($2,400), executive financial planning ($5,150), costs of our executive corporate security program ($6,300), the incremental cost of a guest at business functions ($3,249) and an executive physical ($4,915).

(C)	The amount shown for Mr. Shaffer represents executive financial planning ($5,930), parking ($2,400), and costs of our executive corporate security program ($8,244),
(D)

The amount shown for Mr. Lavender represents executive financial planning ($5,548), parking ($2,400), an executive physical ($14,846), incremental cost of a guest at business functions ($3,249), and costs of our executive corporate security program ($6,300).

(E)	The amount shown for Mr. Schramm represents parking ($2,400), executive financial planning fees ($2,230), and costs of our executive corporate security program ($6,300).
(F)

The amount shown for Mr. Spence represents wellness rewards and a company Health Savings Account contribution. The amount shown for Mr. Leonard represents wellness rewards and a company Health Savings Account contribution. The amount shown for Mr. Shaffer represents wellness rewards and a company Health Savings Account contribution. The amount shown for Mr. Lavender represents a company Health Savings Account contribution. The amount shown for Mr. Schramm represents wellness rewards and a company Health Savings Account contribution.

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

Grants of Plan-Based Awards. The following table reflects the full grant date fair value of long-term, equity-based incentive compensation awards made to our Named Executive Officers during 2023. Each of the Named Executive Officers received grants of performance shares that will vest in full three years from the grant date (contingent on meeting the performance threshold), SARs that will vest in three equal annual installments from the grant date, and RSUs that will vest in three equal annual installments from the grant date. Dividend equivalents are accrued in cash for RSUs and performance shares granted in 2023 and will be paid out when the underlying awards are earned and distributed. None of these awards have been re-priced or modified.

Performance shares are reported in the “Estimated Future Payouts Under Equity Incentive Plan Award” columns below; RSUs are reported in the “All Other Stock Awards: Number of Shares of Stock or Units” column below; and SARs are reported in the “All Other Option Awards: Number of Securities Underlying Options” column below.

2023 Grants of Plan-Based Awards

Name	Grant Date(1)	Date Grant Approved by Compensation Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)				Estimated Future Payouts Under Equity Incentive Plan Awards(3)				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
			Number of Units	Threshold ($)	Target ($)	Maximum ($)	Number of Units	Threshold (#)	Target (#)	Maxi- mum (#)

Timothy N. Spence				—	1,802,500	3,605,000
	2/14/2023	2/14/2023					86,705	52,023	86,705	130,058				3,224,559
	2/14/2023	2/14/2023										85,796	37.19	900,000
	2/14/2023	2/14/2023									60,694			2,257,210

James C. Leonard				—	753,500	1,507,000
	2/14/2023	2/14/2023					25,289	15,173	25,289	37,934				940,498
	2/14/2023	2/14/2023										25,024	37.19	262,502
	2/14/2023	2/14/2023									17,702			658,337

Robert P. Shaffer				—	610,000	1,220,000
	2/14/2023	2/14/2023					15,896	9,538	15,896	23,844				591,172
	2/14/2023	2/14/2023										15,729	37.19	164,997
	2/14/2023	2/14/2023									11,127			413,813

Kevin P. Lavender				—	582,500	1,165,000
	2/14/2023	2/14/2023					15,896	9,538	15,896	23,844				591,172
	2/14/2023	2/14/2023										15,729	37.19	164,997
	2/14/2023	2/14/2023									11,127			413,813

Jude A. Schramm				—	557,500	1,115,000
	2/14/2023	2/14/2023					14,451	8,671	14,451	21,677				537,433
	2/14/2023	2/14/2023										14,299	37.19	149,997
	2/14/2023	2/14/2023									10,116			376,214

(1)	Awards were made under the 2021 Incentive Compensation Plan as approved by shareholders on April 13, 2021.
(2)

Includes a range of possible payouts for 2023 performance under the Variable Compensation Plan, based on percent of salary targets and subject to threshold, target and maximum levels of corporate performance. Awards are subject to adjustments based on individual performance, risk assessment results, and business unit performance. Actual awards received for 2023 are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(3)	Includes performance shares that are settled in Company Common Stock, only after threshold or greater performance is achieved.
(4)

“Grant Date Fair Value of Option Awards” granted on February 14, 2023, calculated as the total number of shares multiplied by $10.49 (Black-Scholes value) for the SARs. “Grant Date Fair Value of Stock Awards” granted (including the RSUs and the performance shares) on February 14, 2023, is calculated as the total number of shares multiplied by $37.19.

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

Outstanding Equity Awards at Year-End. The following table outlines outstanding long-term, equity-based incentive compensation awards for the Named Executive Officers as of December 31, 2023. Each outstanding award is shown separately. The “Option Awards” columns reflect SARs. The “Stock Awards” columns include RSUs and Performance Shares. Performance Shares are listed in the “Equity Incentive Plan Award” columns. Performance shares settle entirely in shares of Company Common Stock only after threshold performance or greater is achieved. The vesting schedule for each award is described in the footnotes to this table.

Outstanding Equity Awards at December 31, 2023

	Option Awards						Stock Awards(7)

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Timothy N. Spence	41,763				14.87	2/12/2026

	28,070				26.52	2/3/2027

	15,887				33.17	1/29/2028

	26,829				26.72	2/06/2029

	26,393				29.64	2/12/2030

	19,132	9,567	(1)		33.53	2/17/2031

	9,068	18,136	(2)		49.51	2/16/2032

	16,321	32,644	(2)		33.70	7/05/2032

		85,796	(3)		37.19	2/14/2033

							5,220	(1)	180,038

							32,878	(2)	1,133,962

							60,694	(3)	2,093,336

										22,368	(1)	771,472

										70,453	(4)	2,429,924

										86,705	(5)	2,990,455

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

Outstanding Equity Awards at December 31, 2023

	Option Awards						Stock Awards(7)

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

James C. Leonard	4,350				14.87	2/12/2026

	8,772				26.52	2/3/2027

	4,965				33.17	1/29/2028

	9,654				26.72	2/6/2029

	8,248				29.64	2/12/2030

	15,306	7,653	(1)		33.53	2/17/2031

	6,278	12,556	(2)		49.51	2/16/2032

		25,024	(3)		37.19	2/14/2033

							4,167	(1)	144,030

							8,382	(2)	289,905

							17,702	(3)	610,542

										17,894	(1)	617,164

										17,960	(4)	619,440

										25,289	(5)	872,218

Robert P. Shaffer	9,945				19.01	4/14/2025

	17,045				18.11	4/19/2026

	14,035				26.52	2/3/2027

	7,282				33.17	1/29/2028

	15,650				26.72	2/6/2029

	17,595				29.64	2/12/2030

	14,030	7,016	(1)		33.53	2/17/2031

	4,975	9,952	(3)		49.51	2/16/2032

		15,729	(3)		37.19	2/14/2033

							3,828	(1)	132,028

							6,643	(2)	229,117

							11,127	(3)	383,770

										16,403	(1)	565,739

										14,235	(4)	490,965

										15,896	(5)	548,253

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

Outstanding Equity Awards at December 31, 2023

	Option Awards						Stock Awards(7)

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Kevin P. Lavender	7,437				21.63	4/15/2024

	8,246				26.52	2/3/2027

	14,030	7,016	(1)		33.53	2/17/2031

	5,022	10,045	(2)		49.51	2/16/2032

		15,729	(3)		37.19	2/14/2033

							3,373	(6)	116,335

							3,828	(1)	132,028

							6,705	(2)	231,255

							11,127	(3)	383,770

										16,403	(1)	565,739

										14,368	(4)	495,552

										15,896	(5)	548,253

Jude A. Schramm	14,228				26.72	2/6/2029

	15,396				29.64	2/12/2030

	10,204	5,102	(1)		33.53	2/17/2031

	4,557	9,115	(2)		49.51	2/16/2032

		14,229	(3)		37.19	2/14/2033

							2,784	(1)	96,020

							6,084	(2)	209,837

							10,116	(3)	348,901

										11,930	(1)	411,466

										14,451	(4)	498,415

										13,038	(5)	449,681

(1)	All unvested shares are scheduled to vest on February 17, 2024. Performance Shares are subject to achievement of stated performance goals.
(2)	One-half of the unvested shares are scheduled to vest on each of February 16, 2024 and 2025.
(3)	One-third of the unvested shares are scheduled to vest on each of February 14, 2024, 2025 and 2026.
(4)	All unvested shares are scheduled to vest on February 16, 2025, subject to achievement of stated performance goals.
(5)	All unvested shares are scheduled to vest on February 14, 2026, subject to achievement of stated performance goals.
(6)	All unvested shares are scheduled to vest on February 12, 2024.
(7)	Values are based on the December 31, 2023, closing price of the Company’s common stock of $34.49 with performance shares valued as if target performance was achieved.

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

Option Exercises and Stock Vested. The following table outlines SARs exercised and restricted stock and performance shares that vested during 2023.

	2023 Option Exercises & Stock Vested

	Option Awards(1)		Stock Awards(2)

Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Timothy N. Spence	—	—	56,746	1,994,621

James C. Leonard	—	—	22,985	808,058

Robert P. Shaffer	11,485	103,710	30,540	1,132,636

Kevin P. Lavender	—	—	18,326	625,632

Jude A. Schramm	—	—	26,294	975,184

(1)	The dollar figures in the table represent the value at exercise for SARs.
(2)	The dollar figures in the table represent the value on the vest date for restricted stock units and performance shares.

Nonqualified Deferred Compensation. As discussed above, the Company maintains a Nonqualified Deferred Compensation Plan (“NQDCP”) that allows participant and Company contributions.

The plan allows participants to defer up to 70% of their base salary and up to 100% of their Variable Compensation award. In addition, the Company makes contributions for loss of qualified 401(k) plan matching contributions for two reasons: (1) due to base salary or Variable Compensation Plan award deferrals into the NQDCP plan and/or (2) due to wage and/or contribution limitations under the qualified 401(k) plan. The Company’s contribution to the NQDCP is determined by taking the participant’s eligible wages above the qualified 401(k) plan compensation limits ($330,000 for 2023) and applying the Company’s 401(k) match seven percent. If other qualified plan 401(k) limitations applied, the participants would also have contributions made to the plan for those limitations.

Distributions are made in a lump sum or in up to ten annual installments. The Named Executive Officers may elect when the payments commence. The earliest distribution is August of the calendar year following the year of retirement. If a change is made to an initial distribution election which pushes out the start date of the payments, the entire distribution of the account must be made no later than the 15th calendar year following the year of retirement. This plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code.

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table illustrates the nonqualified deferred compensation plan benefits. It includes each Named Executive Officer’s and the Company’s contributions (each of which are reflected in the amounts disclosed in the 2023 Summary Compensation Table) under the NQDCP as well as the earnings during 2023. It does not reflect matching 401(k) or discretionary contributions made under the qualified plan.

Executive	2023 Nonqualified Deferred Compensation
	Plan	Executive Contributions in 2023 ($)	Company Contributions in 2023 ($)	Aggregate Earnings in 2023 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at 12/31/2023 ($)

Timothy N. Spence	NQDCP(1)	—	162,162	102,462	—	1,072,440

James C. Leonard	NQDCP(1)	—	87,036	313,343	—	1,664,265

Robert P. Shaffer	NQDCP(1)	—	67,792	42,811	—	535,796

Kevin P. Lavender	NQDCP(1)	—	55,832	419,587	—	2,329,457

Jude A. Schramm	NQDCP(1)	—	52,419	34,659	—	273,203

(1)	The investments under this plan would produce earnings equal to those of any other investor who invested similar amounts of money in like investments for the same time period during the year.

Potential Payments Upon Termination or Change in Control. The treatment of long-term, equity-based awards issued as of December 31, 2023, under all termination scenarios, is dictated by the 2011, 2014, 2017, 2019 and 2021 Incentive Compensation Plans which were approved by shareholders on: April 19, 2011; April 15, 2014; April 18, 2017; April 16, 2019; and April 13, 2021, respectively.

The Company’s change in control policies were determined by the Committee to provide appropriate benefits based on a competitive review of the Compensation Peer Group and published guidance at the time of their adoption from institutional shareholder groups.

These arrangements fit into the Company’s overall compensation objectives as they are viewed to be competitive, but not excessive, relative to our Compensation Peer Group, and they allow us to attract and retain qualified senior executives. However, these arrangements impact neither the compensation target levels that are based on market median compensation nor the compensation awards based on a variety of performance factors as described in this Proxy Statement.

The estimated payouts under a variety of termination scenarios for the Named Executive Officers are discussed below. Except in a change in control scenario, the Named Executive Officer’s termination would not result in enhanced retirement benefits.

Voluntary. The Company does not currently have contracts with its Named Executive Officers that would require cash severance payments upon voluntary termination. Under the terms of the 2011, 2014, 2017, 2019, and 2021 Incentive Compensation Plans, if the Named Executive Officer meets certain retirement eligibility criteria, any exercisable SARs would remain outstanding and under certain other criteria outstanding equity awards may continue to vest. These values, as applicable, are included in the following pages.

With Cause. The Company does not currently have contracts with its Named Executive Officers that would require cash severance payments upon involuntary termination by the Company for cause. Under the terms of the Company’s 2011, 2014, 2017, 2019, and 2021 Incentive Compensation Plans, all equity-based awards would be immediately forfeited.

Death and Disability. Under the terms of the 2011, 2014, 2017, 2019, and 2021 Incentive Compensation Plans, all unvested stock and option awards vest upon termination of a participant’s employment due to death or disability.

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

Immediately upon termination of a participant’s employment due to death or disability, any SARs remain outstanding for the remaining term of the grant. Performance shares granted in 2021 and future years will vest immediately based on the target number of shares and will not be prorated for months of service for the performance period. The table below reflects an assumed payout each Named Executive Officer would be eligible to receive if the Company achieved 100% of its performance goals for each outstanding performance share award and paid out effective December 31, 2023.

Involuntary Without Cause or For Good Reason. On February 17, 2021, the Human Capital and Compensation Committee adopted the Executive Severance Benefits Plan, in which participating executives are eligible to receive certain severance benefits as described in the Severance Benefits Plan if such executive’s employment terminates prior to a change in control of the Bank or more than 24 months following a change in control, but only if the Bank determines, in its sole discretion, that the executive’s employment was terminated involuntarily by the Bank without “cause” or by the executive for “good reason” (each as defined in the Severance Benefits Plan). For purposes of the Severance Benefits Plan, a change in control has the meaning given to that term in the Fifth Third Bancorp Executive Change in Control Severance Plan, as amended.

The cash severance payment received upon a triggering event under the Severance Benefits Plan would be equal to two times the Named Executive Officer’s base salary for Mr. Spence and one and one half times base salary for Messrs. Leonard, Shaffer, Lavender, and Schramm. The payment is payable in quarterly installments over the 12-month period following termination of employment.

In addition to the base annual salary, a Named Executive Officer will receive a lump sum payment of a portion of the executive’s annual bonus for the year in which termination of employment occurs prorated based on the number of days elapsed; and a lump sum payment equal to twelve (12) times the monthly COBRA premium costs for the Bank-sponsored medical, dental, and vision coverage in which the executive participated.

The table below reflects an assumed full-year Variable Compensation Plan award at the amount each Named Executive Officer would be eligible to receive if the Company achieved 100% of its Variable Compensation Plan performance targets.

Change in Control. As described in the “Severance and Change in Control Benefits” section, the Company’s CIC Severance Plan provides for the payment of benefits upon a qualifying termination following a change in control (a “triggering event”) for the Named Executive Officers and other officers of the Company. In exchange for the payments and benefits under the plan, the eligible Named Executive Officer would be required to sign an agreement at the time of the triggering event not to compete with, nor solicit employees or customers from, the Company for a period of three years following the executive’s termination for Messrs. Spence and Leonard, and for a period of two years for Messrs. Shaffer, Lavender, and Schramm.

The cash severance payment would be equal to 2.99 times the Named Executive Officer’s base salary plus his or her Variable Compensation amount for Messrs. Spence and Leonard, and two times base salary plus his Variable Compensation amount for Messrs. Shaffer, Lavender, and Schramm. In addition, the Named Executive Officer would earn a prorated Variable Compensation Plan award for the fiscal year of the termination. The table below reflects an assumed full-year Variable Compensation Plan award at the amount each Named Executive Officer would be eligible to receive if the Company achieved 100% of its Variable Compensation Plan performance targets.

Since April 2008, we have not granted any awards that provide for “single-trigger” vesting upon a change in control to our executives. Instead, as defined in our incentive compensation plans, any outstanding long-term, equity-based award (stock options, SARs, RSUs, and restricted stock awards) would vest immediately only if there is a change in control and a subsequent qualifying termination of employment (“double-trigger” vesting). Performance share awards would be deemed earned and paid out based on the greater of (1) the extent to which applicable performance goals have been met through

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

and including the effective date of the change in control or (2) the value on the date of the change in control of the number of target shares, in each case prorated based on the portion of the performance period elapsed at the time of the change in control. The value of performance share awards would be calculated based on current market value of the Company’s stock on the date of the change in control times the earned number of shares. The table below reflects an assumed payout each Named Executive Officer would be eligible to receive if the Company achieved 100% of its performance goals for each outstanding performance share award and paid out effective December 31, 2023. The treatment of equity awards applies to all long-term, equity-based award recipients eligible for change in control benefits, not just for the Company’s Named Executive Officers.

Upon a triggering event under the CIC Severance Plan, Messrs. Spence and Leonard would receive three, and Messrs. Shaffer, Lavender, and Schramm would receive two, additional years credit under the qualified and nonqualified defined contribution plans; medical, dental, and life insurance benefits; and the additional value, if any, of the pension benefit at age 60. These benefits are reflected in the Other Benefits category below. The NEO’s termination would not result in enhanced retirement benefits. Eligibility for these benefits, as well as any other benefits in a change in control scenario, is determined in a manner consistent with all eligible participants, not just the Company’s Named Executive Officers.

Material differences in circumstances relate to retirement eligibility, as described above. As of December 31, 2023, Mr. Lavender meets all retirement eligibility criteria under outstanding long-term, equity-based compensation award agreements. Mr. Lavender has met the criteria to retain all vested and unvested awards except in a termination for cause scenario.

The tables below contain the total payments each Named Executive Officer would receive under each termination scenario if the Named Executive Officer separated on December 31, 2023. For all termination scenarios, the figures for long-term, equity-based incentive compensation awards are as of December 31, 2023, at the closing stock price of $34.49 on that date.

Executive	Termination Scenarios
	Voluntary ($)(1)	With Cause	Death or Disability ($)(2)	Involuntary or for Good Reason ($)(3)

Timothy N. Spence	—	—	11,065,967	14,947,019

James C. Leonard	—	—	3,451,358	5,251,191

Robert P. Shaffer	—	—	3,131,630	4,675,463

Kevin P. Lavender	2,654,498	—	2,654,498	4,131,726

Jude A. Schramm	—	—	2,214,235	3,638,522

(1)

Amounts in this column include the amount of long-term, equity-based compensation each NEO is entitled to retain for meeting all retirement eligibility criteria under outstanding award agreements in a voluntary termination scenario.

(2)

Amounts in this column include the total amount of long-term, equity-based compensation each NEO is entitled either to retain or to have the vesting accelerated because of a death or disability scenario.

(3)

Amounts in this column include the amount of base salary, variable compensation, a lump sum COBRA payment each NEO is entitled to receive in a termination without “cause” or for “good reason” scenario, as well as the value of long-term equity each NEO is entitled to retain due to meeting retirement eligibility criteria, or as otherwise provided for in the award agreements.

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

	Involuntary Termination Upon a Change in Control

Executive	Cash Severance ($)	Unvested Equity ($)	Potential Excise Tax Gross-Up ($)	Other Benefits ($)	Total ($)

Timothy N. Spence	10,271,675	6,830,549	—	645,719	17,747,943

James C. Leonard	5,054,615	2,371,878	—	353,539	7,780,032

Robert P. Shaffer	3,050,000	1,827,451	—	205,734	5,083,185

Kevin P. Lavender	2,912,500	1,948,982	—	203,755	5,065,237

Jude A. Schramm	2,787,500	1,537,047	—	214,400	4,538,947

Fifth Third 2024 Proxy Statement	83

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing information about the relationship of the annual total compensation of Timothy N. Spence, our chief executive officer (“CEO”), and the median annual total compensation of our employees. The Company believes that the ratio of pay included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

As of December 31, 2023:

•	The median annual total compensation of all employees of our company (other than the CEO) was $66,030; and

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table included on page 73, was $9,385,726.

Based on this information, for 2023, the ratio of the annual total compensation for our CEO to the median of the annual total compensation of our employees was 142 to 1.

In order to determine this ratio, we first identified one of our employees as the median employee. Since only 12% of our employees receive equity compensation, we considered total cash compensation as a consistently applied compensation measure. As allowed by the SEC rules, we excluded our CEO and our seven employees located outside the United States (five in Canada and two in the United Kingdom) who are less than one percent of our total 19,157 employee base. We then examined the total cash compensation (salary, wages, and bonus) for the remaining employees who were employed on December 31, 2023, as reflected in our payroll records and reported to the Internal Revenue Service on Form W-2 for 2023. In making this examination, we annualized the salary of approximately 2,456 full-time employees hired in 2023 who did not work the entire year. We did not annualize the pay of any other type of employee (e.g., part-time, co-ops) or make any other adjustments to the payroll data.

Once we identified the median employee, we then compared all elements of that employee’s 2023 compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K to comparable total compensation of our CEO in order to determine the ratio as shown below:

	CEO ($)	Median employee ($)

Base salary	1,025,385	65,973

Stock awards	5,481,769

Option awards	900,000

Non-equity incentive plan compensation	1,622,250

Change in pension value/NQDC earnings

All other compensation	356,322	57

TOTAL	9,385,726	66,030

CEO pay ratio	142 : 1

We selected December 31, 2023 as the date to identify the median employee because it is the date consistent with the rest of the discussion included in this Proxy Statement and because our employee base does not materially change at any point during the year.

84

Pay versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information that demonstrates the relationship between executive “Compensation Actually Paid” and the Company’s performance against several specific financial metrics. For further information regarding our executive compensation programs, the metrics the Human Capital and Compensation Committee used to set executive compensation for 2023 (which is different than the financial metrics we are required to include in the tables and discussion below) and our pay-for-performance
philosophy, please refer to “Compensation Discussion and Analysis” starting on page 50.
Pay versus Performance Table
The table below reflects Compensation Actually Paid to the Company’s Principal Executive Officer (”PEO”) and average Compensation Actually Paid to
Non-PEO
Named Executive Officers during 2020 through 2023. In addition, the table compares our Total Shareholder Return (”TSR”) against peer group TSR using the KBW Bank Index.

	Summary Compensation Table Total for PEO		Compensation Actually Paid to PEO
Year	Greg D. Carmichael (1) ($)	Timothy N. Spence (1) ($)	Greg D. Carmichael (1),(2),(3) ($)	Timothy N. Spence (1), (2),(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (1) ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)	Value of Initial Fixed $100 Investment based on: (4)		Net Income ($ Millions)	Adjusted ROACE (5)
							TSR ($)	Peer Group TSR ($)

(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2023	—	9,385,726	—	11,127,150	2,659,424	3,233,874	132.49	96.66	2,349	11.9%

2022	11,020,287	8,138,659	9,082,391	7,385,480	2,764,020	2,223,867	120.03	97.53	2,446	12.5%

2021	10,531,649	—	20,997,747	—	3,061,398	5,142,100	153.73	124.08	2,770	14.5%

2020	9,797,589	—	7,761,702	—	2,325,412	1,936,839	94.64	89.69	1,427	8.4%

(1)
The amounts reported in columns (b) reflect the Summary Compensation Table Total for
Mr. Carmichael
and Mr. Spence for the years in which they served as PEO. For the years reported in the table, Greg D. Carmichael was our PEO from January 2020 to July 2022, and Timothy N. Spence was our PEO from July 2022 to December 2022. For 2023, Timothy N. Spence was our PEO for the full year (January 1, 2023 to December 31, 2023). The amounts reported in column (d) reflect the average Summary Compensation Table Total amounts for the
Non-PEO
Executive Officers for the respective years. The individuals comprising the
Non-PEO
NEOs for each year presented are listed below.

2020	2021	2022	2023

James C. Leonard	James C. Leonard	James C. Leonard	James C. Leonard

Tayfun Tuzun	Timothy N. Spence	Robert P. Shaffer	Robert P. Shaffer

Lars C. Anderson	Lars C. Anderson	Kevin P. Lavender	Kevin P. Lavender

Timothy N. Spence	Kevin P. Lavender	Howard Hammond	Jude A. Schramm

Robert P. Shaffer

Frank R. Forrest

(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table. The equity value adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end
fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in the fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair

Fifth Third 2024 Proxy Statement	85

PAY VERSUS PERFORMANCE

value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Year	Summary Compensation Table Total for PEO ($)	Exclusion of Stock Awards and Option Awards for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)

Greg D. Carmichael

2022	11,020,287	(6,850,015)	4,912,119	9,082,391

2021	10,531,649	(5,750,002)	16,216,100	20,997,747

2020	9,797,589	(5,500,000)	3,464,113	7,761,702

Timothy N. Spence

2023	9,385,726	(6,381,769)	8,132,193	11,127,150

2022	8,138,659	(5,437,487)	4,684,308	7,385,480

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2023	2,659,424	(1,316,236)	1,890,686	3,233,874

2022	2,764,020	(1,396,259)	856,107	2,223,867

2021	3,061,398	(1,374,990)	3,445,692	5,142,100

2020	2,325,412	(1,118,053)	729,479	1,936,839
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for PEO ($)	Total - Inclusion of Equity Values for PEO ($)

Greg D. Carmichael

2022	4,614,693	(980,218)	0	1,277,644	0	0	4,912,119

2021	8,124,828	7,454,466	0	630,552	0	6,254	16,216,100

2020	5,164,819	(1,301,870)	0	(435,141)	0	36,305	3,464,113

Timothy N. Spence

2023	6,071,861	1,876,851	0	174,481	0	0	8,123,193

2022	4,603,129	(232,977)	0	314,156	0	0	4,684,308

86

PAY VERSUS PERFORMANCE

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)

2023	1,252,318	519,821	0	118,547	0	0	1,890,686

2022	940,627	(171,946)	0	80,293	0	7,134	856,107

2021	1,942,879	1,380,064	0	124,663	0	8,086	3,445,692

2020	1,081,407	(254,970)	0	(104,479)	0	7,521	729,479

(4)
The Peer Group TSR set forth in this table utilizes the KBW Bank Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report for the year ended December 31, 2023. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the KBW Bank Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)
We determined Adjusted ROACE to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEOs and
Non-PEO
NEOs in 2023, given its impact on our determination of the change in value of the Performance Shares issued to those officers. As described in the Compensation Discussion and Analysis, the core performance measure for Performance Shares granted is Adjusted ROACE, measured against our peer group over a three-year performance period. This performance measure may not have been the most important financial performance measure for prior years and we may determine a different financial performance measure to be the most important financial performance measure in future years. Provided in the table above are the corresponding fiscal year Adjusted ROACE measure, versus the cumulative three-year measurement. Adjusted ROACE is a non-GAAP
measure and is calculated as cumulative adjusted net income available to our common shareholders divided by average adjusted common shareholders’ equity. Adjusted net income available to our common shareholders is determined based upon the financial results for the fiscal year, adjusted for the following items: changes in tax laws, generally accepted accounting principles, or other laws or provisions affecting reported results; significant legal and regulatory settlements; asset write-downs, write-offs, dispositions, or sales (except Worldpay investments) resulting from a change in business strategy;
Mark-to-Market
impacts on the Visa swap and gains associated with the redemption or sale of Visa shares; merger-related, restructuring, early debt extinguishment, and other-than-temporary impairment charges; gains or losses on securities. Average adjusted common shareholders’ equity is based upon reported financial results, adjusted to exclude accumulated other comprehensive income.

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PAY VERSUS PERFORMANCE

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our net income during the three most recently completed fiscal years.

88

PAY VERSUS PERFORMANCE

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Adjusted ROACE
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our Annual Adjusted ROACE during each of the four most recently completed fiscal years.

Description of Relationship Between Company TSR and Peer Group TSR
The following chart compares our cumulative TSR over the four most recently completed fiscal years to that of the KBW Bank Index over the same period.

Fifth Third 2024 Proxy Statement	89

PAY VERSUS PERFORMANCE

Tabular List of Most Important Performance Measures
The following table presents the financial performance measures that the Company considers to be the most important in linking Compensation Actually Paid to our PEOs and other NEOs for 2023 to Company performance. The measures in this table are not ranked.

Adjusted Return on Average Common Equity
Adjusted Earnings Per Share
Adjusted Return on Assets
Adjusted Efficiency Ratio

90

Certain Transactions

The Charter of the Company’s Human Capital and Compensation Committee requires that the Human Capital and Compensation Committee approve all related person or affiliate transactions between Fifth Third Bancorp and any of its affiliates, directors, officers, and/or employees or in which any of such persons directly or indirectly is materially interested or benefited. Loans to directors, executive officers, and their immediate family members have been made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Fifth Third, and do not involve more than the normal risk of collectability or present other unfavorable features. The Board reviews all extensions of credit made to directors and executive officers and related interests which are subject to the Federal Reserve Board Regulation O. For 2023, all of these extensions of credit complied with the policies and procedures governed by Federal Reserve Board Regulation O.

Certain of these related person transactions are required to be disclosed by Fifth Third Bancorp in this Proxy Statement:

One of our directors, Katherine B. Blackburn, is the Executive Vice President of the Cincinnati Bengals professional football team. She and members of her immediate family own substantially all of the equity interests in the parent company of the Cincinnati Bengals. Fifth Third Bancorp’s corporate headquarters is located in Cincinnati and the region is a significant market for the Company. During 2023, we paid the Cincinnati Bengals approximately $3 million for sponsorship arrangements, tickets, and advertising expenses. In 2020, Fifth Third and the Cincinnati Bengals signed a five-year sponsorship contract that calls for total payments by Fifth Third Bancorp during that period of up to $2.05 million per year, subject to a 3.5% escalator per year. The sponsorship contract was negotiated at arms-length and on market terms and Ms. Blackburn did not participate in the negotiations or execution of the contract. Fifth Third’s sponsorship of the Cincinnati Bengals began prior to Ms. Blackburn’s election as a director.

In June 2023, the Cincinnati Bengals purchased bonds with $10,000,000 in notional value originally issued by Fifth Third Bancorp in 2013 as part of a larger transaction. The Cincinnati Bengals purchased these bonds through a third-party broker unaffiliated with Fifth Third in an arms-length transaction on market terms and Ms. Blackburn did not participate in the transaction. The bonds matured on January 16, 2024. During their ownership of the bonds, the Cincinnati Bengals received approximately $263,972 in net interest and will recognize a gain of approximately $130,938 from the maturity of the bond.

By virtue of Ms. Blackburn’s being an executive officer and a principal owner of the Cincinnati Bengals, she is deemed to be a related party having a direct material interest in these arrangements. The Board of Directors considered this relationship in concluding that Ms. Blackburn is nonetheless independent for the reasons stated in this section.

Noel Hamilton is employed by Fifth Third Bank as a Senior Vice President. He is the brother-in-law of Kristine R. Garrett, who is an Executive Vice President of Fifth Third Bancorp. In 2023, Mr. Hamilton received compensation of approximately $667,106, including base salary and incentive and equity compensation, as well as benefits generally available to similarly situated employees.

Nicholas Carmichael is employed by Fifth Third Bank as an Investment Banking Analyst. He is the son of Greg D. Carmichael, who was a director of Fifth Third Bancorp from January 1 – April 18, 2023. In 2023, Nicholas Carmichael received compensation of approximately $219,984, including base salary and incentive and equity compensation, as well as benefits generally available to similarly situated employees.

The compensation packages of Noel Hamilton and Nicholas Carmichael were established by Fifth Third Bancorp in accordance with its employment and compensation policies and practices applicable to employees with equivalent qualifications and responsibilities in similar positions.

Fifth Third 2024 Proxy Statement	91

CERTAIN TRANSACTIONS

We have also engaged in transactions with certain entities that have reported beneficial ownership of over five percent of our Common Stock. In 2023, we paid BlackRock Financial Management, Inc. approximately $3,571,654 for tools used to manage an investment portfolio, including a trading platform, risk analytics, and daily reporting. This business relationship and transaction was conducted at arm’s length in our ordinary course of business.

Additionally, Fifth Third Bancorp has engaged and intends to continue to engage in the lending of money through its subsidiary bank to various of its directors, executive officers, and shareholders, and corporations or other entities in which they may own a controlling interest. The loans to such persons and/or entities (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and (iii) did not involve more than a normal risk of collectability or did not present other features unfavorable to Fifth Third Bancorp.

92

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

In accordance with its written charter adopted by the Board of Directors, which may be found in the Corporate Governance section of the Company’s website at www.53.com, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. During 2023, the Committee met 12 times, and the Committee discussed the interim financial and other information contained in each quarterly earnings announcement and periodic filings to the SEC with the Chief Executive Officer, Chief Financial Officer, Controller, and the independent external audit firm prior to public release.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent external audit firm a formal written statement describing all relationships between the firm and the Company that might bear on the firm’s independence consistent with applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence and satisfied itself as to the firm’s independence. The Committee also discussed with management, the internal auditors, and the independent external audit firm the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing. The Committee reviewed both with the independent external audit firm and internal auditors, their audit plans, audit scope, and identification of audit risks.

The Committee discussed and reviewed with the independent external audit firm all communications required by standards of the Public Company Accounting Oversight Board, including the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, and Rule 2-07, Communication with Audit Committees, of Regulation S-X, and, with and without management present, discussed and reviewed the results of the independent external audit firm’s examination of the financial statements. The Committee also discussed the results of internal audits.

The Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2023 and management’s assessment as to the effectiveness of Company’s internal control over financial reporting as of December 31, 2023 with management and the independent external audit firm. Management has the responsibility for the preparation of the Company’s consolidated financial statements and their assessment of the effectiveness of the Company’s internal control over financial reporting and the independent external audit firm has the responsibility for the audits of those consolidated statements and of the effectiveness of internal control over financial reporting.

Based on the above-mentioned reviews and discussions with management and the independent external audit firm, the Committee recommended to the Board that the Company’s audited consolidated financial statements and report on the effectiveness of internal control over financial reporting be included in its Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC. The Committee also appointed the independent external audit firm for 2024.

Eileen A. Mallesch, Chair

Jorge L. Benitez

Katherine B. Blackburn

Linda W. Clement-Holmes

C. Bryan Daniels

Thomas H. Harvey

Gary R. Heminger

Kathleen A. Rogers

Fifth Third 2024 Proxy Statement	93

Principal Independent External Audit Firm Fees

The following table sets forth the aggregate fees billed to Fifth Third Bancorp for the fiscal years ended December 31, 2023 and December 31, 2022 by the Company’s independent external audit firm Deloitte & Touche LLP.

	December 31,
	2023	2022

Audit fees	$5,548,950	$5,384,250

Audit-related fees(1)	2,212,900	1,659,200

Tax fees(2)	385,762	561,795

All other fees(3)	19,815	19,007

	$8,167,427	$7,624,252

(1)

Includes fees for services related to benefit plan audits, private and other common trust fund audits, stand-alone statutory audits, examinations of management’s assertion, reports pursuant to Statement on Standards for Attestation Engagements No. 18, loan servicing reports, comfort letters, trust compliance, and control procedures associated with a new system.

(2)

Includes fees for services related to tax compliance and tax consulting and planning. Of these amounts, for 2023 $285,756 represents fees for tax compliance services and $100,006 represents fees for tax consulting and planning services; and for 2022, $441,723 represents fees for tax compliance services and $120,072 represents fees for tax consulting and planning services.

(3)	Includes fees for accounting subscription services. The Audit Committee has concluded that the provision of these services is compatible with maintaining the principal accountant’s independence.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by the independent external audit firm, except as described below.

The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services in connection with its annual review of the audit plan and will review such guidelines with the Board of Directors. Pre-approval may be granted by action of the full Audit Committee or, in the absence of such Audit Committee action, by the Audit Committee Chair, whose action shall be considered to be that of the entire Committee. Pre-approval shall not be required for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitutes no more than five percent of the total amount of fees paid by the Company to the auditors during the fiscal year in which the non-audit services are provided, (2) such services were not recognized by the Company at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit. No services were provided by Deloitte & Touche LLP during 2023 or 2022 pursuant to this exception.

94

Company Proposal 1: Independent External Audit Firm (Item 2 on Proxy Card)

The Audit Committee of the Board of Directors proposes and recommends that the shareholders ratify the selection by the Committee of the firm of Deloitte & Touche LLP to serve as its independent external audit firm for the Company for the year 2024. The firm has served as the independent external audit firm for Fifth Third Bank since 1970 and for the Company since 1975. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to make such comments as they desire, and to respond to questions from shareholders of the Company. Action by the shareholders is not required by law in the appointment of an independent external audit firm, but the appointment is submitted by the Audit Committee to give the shareholders a voice in the designation of the independent external audit firm. If the resolution ratifying Deloitte & Touche LLP as the Company’s independent external audit firm is rejected by the shareholders, then the Audit Committee will take the opportunity to re-evaluate its choice of independent external audit firm. Even if the resolution is approved, the Audit Committee at its discretion may direct the appointment of a different independent external audit firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent external audit firm. The Audit Committee is also responsible for the audit fee negotiations associated with the Company’s retention of Deloitte & Touche LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm. Additionally, the Audit Committee and its Chair are directly involved in the selection and mandated rotation of the lead engagement partner from Deloitte & Touche LLP.

The members of the Audit Committee believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent external audit firm is in the best interest of the Company and its investors.

Vote Required

Proxies received by the Company and not revoked prior to or at the Annual Meeting will be voted in favor of the resolution unless otherwise instructed by the shareholder. Pursuant to the Company’s Code of Regulations, the affirmative vote of the holders of a majority of the voting power of the Company’s Common Stock and Series A, Class B Preferred Stock, voting together as a single class, present electronically or by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve the appointment of Deloitte & Touche LLP.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE RESOLUTION.

Fifth Third 2024 Proxy Statement	95

Company Proposal 2: Advisory Vote on Compensation of Named Executive Officers (Item 3 on Proxy Card)

As required by Section 14A of the Exchange Act, we are seeking advisory shareholder approval of the compensation of the Named Executive Officers as disclosed in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives you, as a shareholder, the opportunity to endorse or not endorse the compensation of our Named Executive Officers through the following resolution:

RESOLVED, that the shareholders advise that they approve the compensation of Fifth Third Bancorp’s Named Executive Officers, as disclosed pursuant to the disclosure rules of the Securities and Exchange Commission (which disclosure shall include the “Compensation Discussion and Analysis” section, and the compensation tables, any related material in this Proxy Statement for its 2024 Annual Meeting).

Because your vote is advisory, it will not be binding upon the Board. However, the Human Capital and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

As discussed in the “Compensation Discussion and Analysis,” the Human Capital and Compensation Committee has determined that the compensation structure for executive officers is effective and appropriate and has determined that the Company’s aggregate 2023 Total Rewards package (and potential payouts in the severance and change-in-control scenarios) for its Named Executive Officers are reasonable, appropriate, and align our executive officers’ interests with the long-term interests of our shareholders. Shareholders are encouraged to read the section of this Proxy Statement titled “Compensation Discussion and Analysis” as well as the tabular disclosure regarding Named Executive Officer compensation together with the accompanying narrative disclosure.

We conduct “Say-on-Pay” advisory votes on an annual basis.

Vote Required

Proxies received by Fifth Third Bancorp and not revoked prior to or at the Annual Meeting will be voted in favor of this non-binding advisory proposal unless otherwise instructed by the shareholder. Pursuant to the Company’s Code of Regulations, the affirmative vote of the holders of a majority of the voting power of the Company’s Common Stock and Series A, Class B Preferred Stock, voting together as a single class, present electronically or by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve this advisory proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED PURSUANT TO THE DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

96

Company Proposal 3: Approval of The Fifth Third Bancorp 2024 Incentive Compensation Plan (Item 4 on Proxy Card)

On February 21, 2024, the Company’s Board of Directors adopted the Fifth Third Bancorp 2024 Incentive Compensation Plan (the “Plan”), subject to approval by the Company’s shareholders. If approved by the shareholders, the Plan will replace the Fifth Third Bancorp 2021 Incentive Compensation Plan, adopted by the Company’s Board of Directors on February 17, 2021 and approved by the Company’s shareholders by vote at a meeting held on April 13, 2021 (the “2021 Plan”). If shareholders approve the Plan, we will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-8, as soon as reasonably practicable after the approval to register the shares available for issuance under the Plan.

The Company is asking shareholders to authorize a number of shares of the Company’s Common Stock available under the Plan at a level that the Company believes will, based on current grant practices and plan design, be sufficient for awards for approximately four to five years following shareholder approval. Approval of the Plan will authorize 55 million shares of the Company’s Common Stock for awards issued under the Plan. Under the Plan, shares, if any, issued as full-value awards (awards other than SARs and stock options), will have the effect of reducing the aggregate shares available for issuance on a 2.5 to 1 basis.

The following description sets forth the material terms of the Plan. It does not purport to be complete and is qualified in its entirety by reference to the provisions of the Plan attached as Annex A to this Proxy Statement, which you should review in detail. All capitalized terms that are not defined herein are defined in the Plan.

Purpose of the Plan

The Plan is intended to promote the success of the Company (and its subsidiaries) by providing incentives to its employees, directors and consultants that link their performance to the financial success of the Company and to the growth in shareholder value. The Plan is designed to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, directors, and consultants upon whose judgment, interest and special effort the successful outcome of its operations largely is dependent.

Compensation Practices Focused on Long-term Incentives

The Company currently employs several types of long-term equity-based incentive compensation awards: stock-settled stock appreciation rights (“SARs”), restricted stock or restricted stock units (“restricted stock” or “RSUs”, respectively), and performance shares and performance share units (“performance shares”). The Committee believes that the issuance of full-value share awards, in the form of restricted stock and performance shares, should comprise a meaningful portion of the long-term incentive. RSUs and performance shares complement each other, drive stronger retention value and provide enhanced ownership creation opportunities. Performance shares also reinforce the Committee’s objective to create a clear connection between results achieved and compensation earned. The Committee also believes that a portion of the long-term equity-based incentive compensation opportunity for executives should come from growth-oriented incentives (i.e., SARs) that aligns executives’ interests with those of the Company’s shareholders.

Fifth Third 2024 Proxy Statement	97

COMPANY PROPOSAL 3

Key Considerations

We are recommending that our shareholders approve the 2024 Incentive Compensation Plan because we believe the design of the Plan and the number of shares to be authorized for issuance thereunder will enable the Company to continue to maintain its strategic objectives and the corporate governance, regulatory, and competitive practices in granting equity to employees, directors, and consultants. We believe these strategic objectives are consistent with the interests of shareholders and support the pay-for-performance orientation of our compensation program. We were assisted by Aon, a compensation consulting firm, in the analysis of current trends, competitive practices, and investor perceptions relating to various aspects of the Plan, such as the number of shares authorized for issuance and usage of stock for long-term equity-based incentive awards, including the following:

Burn Rate. Burn rate, a measure of the speed at which companies use (or “burn”) shares available for grant in their equity compensation plans, is an important factor for investors concerned about shareholder dilution. The burn rate is defined as the gross number of equity awards granted in a given year divided by the weighted average of common stock outstanding. Our burn rates for the past three years are shown in the table below. Full-value awards and SARs and stock options are counted as the actual number of awards granted when calculating the burn rate, and performance shares have been excluded in the year of grant but included in the burn rate calculation in the year earned. Our three-year average burn rate of 0.73 percent is in line with industry benchmarks.

Year	Burn Rate (%)

2023	0.77%

2022	0.76%

2021	0.63%

Three-year Average	0.73%

As part of the ongoing review of our compensation plans, we use the annual usage of shares to help determine, among other things, the expected remaining life of a plan based on the remaining number of shares authorized for issuance under the plan. All projections are based on Company’s anticipated future needs and expectations, while also recognizing the impact of our stock price on the total share pool. It is our current expectation that, at similar annual usage levels, 55 million shares to be authorized upon approval of the Plan are expected to cover awards for approximately four to five years starting in April 2024.

Overhang. Overhang is a commonly used measure of assessing the dilutive impact of equity programs such as the proposed Plan. A plan’s overhang is equal to the number of shares subject to equity awards outstanding plus the number of shares available to be granted, divided by a company’s total shares of common stock outstanding. Overhang shows how much existing shareholder ownership would be diluted if all outstanding stock and option awards and all authorized but unissued shares were introduced into the market. The additional 55 million shares being requested in this proposal would bring our aggregate overhang to 11 percent (as of February 14, 2024).

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Corporate Governance Aspects of the Plan

The Human Capital and Compensation Committee also noted the strong corporate governance aspects of the Plan, as summarized in the following table:

SIGNIFICANT FEATURES	DESCRIPTION

Limit on Shares Authorized	Upon Plan approval, no more than 55 million total shares of common stock will be authorized for issuance under the Plan plus any shares that become available for issuance under the Plan from cancellations or forfeitures of awards under the 2021 Plan and prior plans. The authorized shares are equal to approximately 8 percent of the Company’s issued and outstanding common stock as of December 31, 2023. If the Plan is approved, no new awards will be issued under the 2021 Plan or prior plans.

Limit on Full Value Awards	Under the Plan, shares issued as full-value awards (all awards other than stock options and stock appreciation rights) will have the effect of reducing the aggregate shares available for issuance on a 2.5 to 1 basis. As a result, the maximum number of shares that may be issued as full-value awards is limited to approximately 22 million, which would equate to approximately 3 percent of the Company’s issued and outstanding common stock as of December 31, 2023.

Annual Limit on Awards to Directors	The Plan establishes an annual limitation of $700,000 on the amount of cash compensation and the value of shares (determined on the date of grant) that may be granted as awards made to any non-employee director in any one calendar year.

No Liberal Share Recycling

The Plan contains responsible share recycling provisions:

• Any shares surrendered to pay the option exercise price to satisfy tax withholding, or repurchased by the Company with option exercise proceeds, will not be added back (recycled) to the Plan.

• The Plan also provides that the gross number of SARs exercised or settled, and not just the net shares issued upon exercise or settlement, will count against the aggregate limit on the number of shares that may be issued under the Plan.

One-Year Minimum Vesting Period	Awards of shares under the Plan are subject to a minimum of one-year vesting, restriction or performance periods, with a limited exception that up to five percent of the available shares may be subject to awards without this minimum period. The minimum vesting requirement does not apply to accelerated exercisability of vesting of an award in cases of death, disability, termination of employment or service, or a change in control.

No Discounted Stock Options or Stock Appreciation Rights	Stock options and stock appreciation rights must have an exercise price equal to or greater than Fair Market Value of our common stock on the date of grant.

No Re-Pricing of Stock Options or SARs	Re-pricing stock options and SARs is prohibited without shareholder approval, including by exchange for cash or a new or different award type.

No “Single-Trigger” Vesting on Change in Control	If awards granted under the Plan are assumed or substituted by the successor entity in connection with a change of control of the Company, such awards will not automatically vest and pay out upon the change of control.

Clawback and Ability for Other Protective Provisions	The Plan authorizes the Human Capital and Compensation Committee to include clawback, holding period, or other protective provisions, such as restrictive covenants, in the terms of any award as per the Compensation Clawback and Disclosure Policy described in the “Clawbacks and Recoupments” section of the Compensation Discussion and Analysis.

No Dividend Equivalents Distributed on Unvested Performance Awards	The Plan prohibits payment of dividends or dividend equivalents on stock options and stock appreciation rights. Dividends and dividend equivalents may only be paid on performance-based awards when those awards are earned and vested.

Limits on Material Amendments and No Evergreen Provision	The Plan authorizes a maximum number of shares of common stock. Shareholder approval will be required for any additional shares or to make a material amendment to the Plan.

Independent Committee Administration	The Plan will be administered by the Committee, which is a committee of the Board of Directors, comprised entirely of independent directors.

No Tax Gross-Ups	The Plan does not provide for any tax gross-ups.

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Awards and Shares Authorized under Existing Plans

The following table provides detail of the number of shares to be issued upon exercise of outstanding stock-based awards and remaining shares available for future issuance under all of the Bancorp’s equity compensation plans approved by shareholders as of December 31, 2023:

Plan Category (shares in thousands)	Number of Shares to be Issued Upon Exercise		Weighted-Average Exercise Price Per Share	Shares Available for Future Issuance

Equity compensation plans				24,655	(a)

SARs		(b)	—		(a)

RSAs			—		(a)

RSUs	10,365		—		(a)

PSAs		(c)	—		(a)

Employee Stock Purchase Plan				1,976	(d)

Total shares	10,365			26,631

(a)

Under the 2021 Incentive Compensation Plan, 50 million shares were authorized for issuance as SARs, RSAs, RSUs, stock options, performance share or unit awards, dividend or dividend equivalent rights and stock awards.

(b)

The number of shares to be issued upon exercise will be determined at exercise based on the difference between the grant price and the market price on the date of exercise and the calculation of taxes owed on the exercise.

(c)	The number of shares to be issued is dependent upon the Bancorp achieving certain predefined performance targets and ranges from zero shares to approximately 1.1 million shares.
(d)

Represents remaining shares of Fifth Third common stock under the Bancorp’s 1993 Stock Purchase Plan, as amended and restated, including an additional 1.5 million shares approved by shareholders on March 28, 2007 and an additional 12 million shares approved by shareholders on April 21, 2009.

On December 31, 2023 there were outstanding awards of approximately 7.3 million previously granted SARs, which have a weighted-average exercise price of $23.72 per share and a weighted-average term of 3.8 years; approximately 753,715 performance shares; and approximately 10.4 million shares of restricted stock under the 2021 Plan and prior plans (excluding options assumed in connection with certain mergers and acquisitions).

From January 1, 2024 to February 14, 2024, the Company granted additional awards with respect to approximately 5.1 million shares under the 2021 Plan, primarily in connection with the Company’s 2024 annual grant.

On the date after the annual grant issuance, there were outstanding awards of approximately 7.3 million SARs, which have a weighted-average exercise price of 24.29 per share and a weighted-average term of 3.2 years; approximately 1 million performance shares; and approximately 13.3 million shares of restricted stock under the 2021 Plan and prior plans (excluding options assumed in connection with certain mergers and acquisitions).

The February 14, 2024 annual grant, in combination with other plan activity that occurred since year-end 2023, left approximately 12.5 million shares available for future issuance under the 2021 Plan.

The Company will limit additional grants in the aggregate under the 2021 Plan between February 15, 2024, and through the 2024 Annual Meeting of Shareholders to be held on April 16, 2024 to no more than 1,000,000 shares in total. If approved, the Fifth Third Bancorp 2024 Incentive Compensation Plan (the “2024 Plan”) will replace the 2021 Plan in its entirety and shares under the 2021 Plan will no longer remain available for grant issuances as of the approval of the 2024 Plan.

Administration

The Committee will administer the Plan. The Committee is composed of three or more directors, each of whom qualifies as a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Committee also meets the director-independence criteria under the applicable Nasdaq Global Select Market listing rules. The Committee has

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broad discretion and authority to, among other things, select the officers, employees, directors and consultants to whom awards may be granted, to determine the terms, conditions, form and amount of the awards, to establish, where deemed applicable, performance goals with respect to awards and to measure and certify the achievement thereof, and to establish guidelines and procedures relating to awards.

The Committee will have full power to administer and interpret the Plan and to adopt, establish, modify, or waive, rules, regulations, agreements, guidelines, procedures and instruments that it deems necessary or advisable for the administration and operation of the Plan. The Committee may delegate its authority to the chief executive officer, to other officers or to the Company’s Pension, Profit Sharing and Medical Committee (or any similar or successor committee), provided that such delegation will not extend to actions with respect to directors or “officers” for purposes of Rule 16b-3 under the Exchange Act.

Shares Available for Future Awards and Awards Outstanding

Upon shareholder approval, the total number of shares of common stock that may be issued pursuant to new awards under the Plan may not exceed 55 million. No additional awards will be made under the 2021 Plan or any prior plan. Outstanding awards made under the 2021 Plan and prior plans will continue to be governed by the terms of those plans. Shares subject to those awards that are cash-settled, not issued, or are canceled due to the failure to earn the shares under the award, or by reason of the cancellation, forfeiture or expiration of the award, will be once again available for issuance pursuant to awards made under the Plan. Shares of Common Stock shall not again be available if such shares are surrendered or withheld as payment of either the exercise price of an award or of withholding taxes in respect of an award. The exercise or settlement of an award of SARs reduces the shares of Common Stock available under the Plan in the gross number of SARs exercised or settled, not just the net amount of shares actually issued upon exercise or settlement of the award. Any shares acquired by the Company in the open market with proceeds received from option exercises will not be made available for awards under the Plan.

The 55 million shares are approximately eight percent of the Company’s outstanding Common Stock as of December 31, 2023.

Of the shares available for future awards under the Plan, shares issuable under full-value awards will be counted against the shares authorized on a 2.5 for 1 basis.

No more than five percent of the shares of Common Stock authorized under the Plan may be issued with respect to awards with a vesting, restriction or performance period of less than one year, with certain limited exceptions.

The Plan also includes an annual limitation of $700,000 on the value (determined at the date of grant) of shares of common stock and cash compensation, which may be subject to awards made to any non-employee director in any one calendar year.

Shares of common stock issued in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its subsidiaries will not reduce the number of shares available to be issued under the Plan.

The source of Common Stock issued, with respect to awards, may be authorized and unissued shares or shares that have been or may be reacquired in the open market, in private transactions, or otherwise. In the event of any corporate event or transaction, including, but not limited to, a change in the shares of Common Stock or the capitalization of the Company, such as may result from a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Company, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution, other than normal cash dividends, the number of shares of Common Stock authorized for issuance, available for issuance or covered by any outstanding award and the exercise price or other per share amounts applicable to any such award, and the various limitations described above, will be proportionately adjusted.

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Eligibility

Any officer, employee, director, or consultant of the Company or any of its subsidiaries or affiliates is eligible to receive an award under the Plan. The basis for participation in the Plan is the Committee’s decision, in its sole discretion, that an award to an eligible participant will further the Plan’s purpose of promoting the success of the Company and its subsidiaries, which is generally set out in Section 1 of the Plan. In exercising its discretion, the Committee will consider the recommendations of management and the purposes of the Plan. As of December 31, 2023, the Company had approximately 19,157 employees and 15 Bancorp non-employee directors of the Company and its subsidiaries and affiliates.

Award Types Under the Plan

A participant in the Plan is permitted to receive multiple grants of awards of the various types under the Plan. The terms and provisions of a type of award with respect to any recipient need not be the same with respect to any other recipient of such award. The following types of awards may be granted under the Plan:

SARs. The Committee may grant SARs independently of any stock option or in tandem with all or any part of a stock option granted under the Plan. Upon exercise, each SAR entitles a participant to receive an amount equal to the excess of the Fair Market Value (as defined in the Plan) of a share of common stock on the date the SAR is exercised over an amount equal to the Fair Market Value of a share of common stock on the date the SAR is granted. No SAR shall be exercisable later than the tenth anniversary of the date of its grant. The Plan prohibits any reduction (re-pricing) of such grant date amount. The payment may be made in shares of common stock having a Fair Market Value on the date of exercise equal to the amount due upon the exercise of the SAR, may be paid in cash, or in a combination. Upon exercise of a SAR granted in conjunction with a stock option, the option may be required to be surrendered. Except in the event of certain corporate events or transactions, once a SAR is granted, the Committee shall have no authority to reduce the price fixed at the date of grant, nor may any SAR granted under the Plan be surrendered to the Company as consideration for the grant of a new SAR with a lower price at the date of grant without the approval of the Company’s shareholders. No dividend or dividend equivalent rights will be paid or accrued on SARs.

Restricted Stock and RSUs. Restricted Stock is an award of shares of Common Stock that may not be sold or otherwise disposed of during a restricted period determined by the Committee. An RSU is an award of the right to receive a share of Common Stock after the expiration of a restricted period determined by the Committee. The Committee may also impose additional restrictions on Restricted Stock or RSUs, including, but not limited to, attainment of certain performance goals during the restricted period. To the extent provided by the Committee, Restricted Stock and RSUs may also include a dividend or dividend equivalent right, under which the recipient will be entitled to receive all dividends and other distributions paid with respect to such shares, which will be paid to such recipient in cash or in additional Restricted Stock or RSUs at the time the underlying shares are paid.

Performance Shares and PSUs. Performance Shares and PSUs are awards of a fixed or variable number of shares or of dollar-denominated units that are earned by achievement of performance goals established by the Committee. The Committee may provide that a certain percentage of the number of Performance Shares or PSUs originally awarded may be earned based upon the attainment of the performance goals. Amounts earned under Performance Share and PSUs may be paid in common stock, cash, or a combination of both. During the applicable performance period for an award, the Performance Shares and PSUs may be entitled to accrue dividend or dividend equivalent rights, which will only be paid if the underlying Performance Shares or PSUs are earned and a distribution is made, as approved by the Committee. Any such dividends or distributions whether paid in cash or shares, shall be subject to the same performance goals as the Performance Shares or PSUs with respect to which they relate and will be paid only if and at the same time as the underlying shares are paid.

Stock Options. Options to purchase Common Stock may be nonqualified stock options or incentive stock options that comply with Code Section 422 of the Code. The exercise period for any stock

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option will be determined by the Committee at the time of grant. The exercise price per share for all shares of Common Stock issued pursuant to a stock option under the Plan may not be less than 100 percent of the Fair Market Value of a share of Common Stock on the grant date. Each stock option may be exercised in whole, at any time, or in part, from time to time, after the option becomes exercisable. The Plan limits the term of any stock option to 10 years and prohibits re-pricing of options. No dividend or dividend equivalent rights may be paid or accrued on options. No more than 5 million shares may be issued under the Plan as incentive stock options.

Awards under Deferred Compensation or Similar Plans. Participants may receive the right to receive common stock or a fixed or variable share denominated unit granted under the Plan or any deferred compensation or similar plan established from time to time by the Company.

Annual Incentive Awards. Participants in the Plan may receive annual incentive awards. Under an annual incentive award, the participant may receive an amount in cash based on the achievement of performance goals established by the Committee.

Other Incentive Awards. The Committee may grant other types of awards which may be based in whole or in part by reference to common stock or upon the achievement of performance goals on such other terms and conditions as the Committee may prescribe.

Performance Goals

For purposes of awards under the Plan performance goals are objectives, determined by the Committee, which are to be satisfied or met as a condition to the receipt of any share or cash distribution under the award.

The performance goals may be measured for achievement or satisfaction during the period the Committee permits the participant to satisfy or achieve the performance goals and may be in absolute terms or measured against, or in relationship to, other companies comparably, similarly, or otherwise situated or other external or internal measure and may be based on, or adjusted for, other objective goals, events or occurrences established by the Committee for a performance period. Performance goals may be particular to a line of business, subsidiary, or other unit or the Company generally, and may, but need not be, based upon a change or an increase or positive result. Performance goals may include or exclude the effects of certain events including changes in accounting standards or principles, tax laws, or other laws or provisions affecting reported results, a significant acquisition or divestiture, discontinued operations, litigation or claim judgments or settlements or other unusual, infrequently occurring or unplanned items such as restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and other intangible assets, stock offerings and stock repurchases, loan loss provisions, other external or internal measures, and may be based on or adjusted for any other objective goals, events or occurrences established by the Committee

Treatment of Awards upon Death or Disability. Unless otherwise provided in an award agreement, upon termination of a participant’s employment or service by reason of death or disability:

•	all outstanding SARs and options will become immediately exercisable and will remain exercisable until their expiration date;

•	all awards, or portions of awards, that are solely subject to time-based vesting restrictions will become fully vested; and

•

all awards, or portions of such awards, that are solely subject to performance-based vesting restrictions will be based on the time elapsed during the performance period, and will remain outstanding and eligible to vest based on actual performance through the end of the quarter ending at the time of death or disability.

Treatment of Awards upon Retirement or Involuntary Termination. Unless otherwise provided in an award agreement, upon termination of a participant’s employment or service by reason of his or her “retirement,” termination by the Company without “cause,” or resignation for “good reason” (as such terms are defined in the Plan):

•

all outstanding SARs and options will not expire on account of such termination, will remain outstanding and eligible to vest as if the participant’s employment or service had not terminated, and will remain exercisable until their expiration date;

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•

all awards, or portions of awards, that are solely subject to time-based vesting restrictions will remain outstanding and eligible to vest as if the participant’s employment or service had not terminated; and

•

all awards, or portions of such awards, that are solely subject to performance-based vesting restrictions will remain outstanding and eligible to vest (based on actual performance) as if the participant’s employment or service had not terminated.

Treatment of Awards upon a Change in Control. Unless otherwise provided in an award agreement:

(A) upon the occurrence of a change in control of the Company in which awards under the Plan are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Committee:

•	all outstanding SARs and options will become immediately exercisable;

•	all awards, or portions of awards, that are solely subject to time-based vesting restrictions will become fully vested; and

•

all awards, or portions of such awards, that are solely subject to performance-based vesting restrictions will be prorated, based on the time elapsed during the performance period, and the prorated portion will vest based upon the greater of (i) an assumed achievement of all relevant performance goals at the “target” level, or (ii) the actual level of achievement of all relevant performance goals against target (measured as of the date of the change in control).

(B) upon the occurrence of a change of control of the Company in which awards under the Plan are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control, if within two years after the effective date of the change of control, a participant’s employment is terminated without “cause”, or the participant resigns for “good reason” (as such terms are defined in the Plan) then upon the date of such termination:

•	all of that participant’s outstanding options and stock appreciation rights will become exercisable,

•	all awards, or portions of awards, that are solely subject to time-based vesting restrictions will become fully vested; and

•

all awards, or portions of such awards, that are solely subject to performance-based vesting restrictions will be prorated, based on the time elapsed during the performance period, and the prorated portion will vest based upon the greater of (i) an assumed achievement of all relevant performance goals at the “target” level, or (ii) the actual level of achievement of all relevant performance goals against target (measured as of the end of the calendar quarter immediately preceding the termination date.

Other Provisions

Awards settled solely in cash shall not reduce the number of shares of Common Stock available for awards under the Plan. Any shares acquired by the Company in the open market with proceeds received from option exercises will not be made available for awards under the Plan. Shares of Common Stock issued in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its subsidiaries shall not reduce the number of shares available to be issued under the Plan.

In general, except to the extent provided by the Committee in the specific terms of an award, no award will be assignable or transferable except by will, the laws of descent and distribution.

The Committee may impose such restrictions and limitations on any awards granted under the Plan as it may deem advisable, including, but not limited to, share ownership or holding period requirements and requirements to enter into or to comply with confidentiality, non-competition, and other restrictive or similar covenants. Additionally, the Committee may specify in any award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture or recoupment (clawback) upon the occurrence of certain specified events, such as payments based on financial statements or performance metrics that are determined subsequently to be erroneous, in addition to any otherwise applicable vesting or performance conditions.

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The Company is subject to supervision and regulation by banking authorities. Regulations and guidance issued by banking authorities may from time to time impose certain compensation restrictions on the Company, its executive officers, and certain other highly compensated employees. Awards made under the Plan will comply with such compensation restrictions to the extent applicable.

The receipt of payment of cash or the delivery of shares that would otherwise be due to a participant under an award may be deferred at the election of the participant or the Company pursuant to an applicable deferral plan established by the Company or a subsidiary. A deferral also may be requested under applicable banking regulations. Awards made and deferral of any amounts payable under the Plan are intended to comply with deferred compensation rules under Code Section 409A.

Effective Date, Amendment, and Termination

If approved by the shareholders, the Plan will become effective as of the date of such approval and will remain in effect until all shares subject to the Plan have been issued according to the provisions of the Plan, provided, however, that no awards may be granted on or after the 10th anniversary of such date. The Board of Directors may terminate the Plan at any time and may amend or modify the Plan from time to time provided that no such action shall materially adversely alter or impair any outstanding award without the consent of the participant affected thereby. In addition, unless approved by the Company’s shareholders, no amendment or modification may increase the number of shares of Common Stock that may be issued under the Plan (except pursuant to an adjustment related to a corporate change affecting the Common Stock), expand the types of awards available to participants under the Plan, materially expand the class of persons eligible to participate in the Plan, delete or limit the provisions prohibiting the re-pricing of options or reduce the price at which shares may be offered under options, extend the termination date for making awards under the Plan, or if shareholder approval of such amendment or modification is required under the rules and regulations of the Nasdaq Global Select Market or another national exchange on which the common stock is then listed, or other applicable law, rules, or regulations, to be approved by the shareholders.

The Committee may amend or modify any outstanding awards in any manner to the extent that the Committee would have had the authority under the Plan initially to make such award as so amended or modified, provided that no amendment or modification shall materially adversely alter or impair an outstanding award without the consent of the participant affected thereby. Notwithstanding this authority, re-pricing of stock options and stock appreciation rights is prohibited without shareholder approval, including by exchange for cash or, if an option or SAR is “underwater”, a new or different award type.

Federal Income Tax Considerations

The following discussion is a summary of certain federal income tax consequences to participants who may receive grants of awards under the Plan and to the Company. This discussion does not purport to be complete, and does not cover, among other things, state and local tax treatment, or tax treatment under foreign jurisdictions. This summary is based upon laws, regulations, rulings, and decisions now in effect, all of which are subject to change.

SARs. No taxable income is recognized by a participant upon the grant of a SAR under the Plan. Upon the exercise of a SAR, the participant will realize ordinary income in an amount equal to the Fair Market Value of the shares of Common Stock received and the amount of cash received. Shares of Common Stock received upon the exercise of a SAR will, upon subsequent sale, be eligible for capital gains treatment, with the capital gains holding period commencing on the date of exercise of the SAR. The Company is generally entitled to a deduction for compensation paid to a participant at the same time and in the same amount as the participant realizes ordinary income upon exercise of the SAR, subject to any applicable limitations under Code Section 162(m).

Stock Awards. A recipient of Restricted Stock, Performance Shares or any other awards of shares of Common Stock generally will be subject to tax at ordinary income rates on the Fair Market Value of the Common Stock at the time the shares have been delivered and are no longer subject to forfeiture.

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A recipient who so elects under Section 83(b) of the Code within 30 days of the date of the grant of shares of common stock will have ordinary taxable income on the date of the grant equal to the Fair Market Value of the shares as if the shares were unrestricted or the shares were earned and could be sold immediately. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. Upon sale of the Restricted Stock or Performance Shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires. If the recipient timely elects to be taxed as of the date of the grant, the holding period commences on the date of the grant and the tax basis will be equal to the Fair Market Value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately. The Company generally is entitled to a deduction for compensation paid to a participant in the amount of ordinary income recognized by the participant, subject to any applicable limitations under Code Section 162(m).

RSUs and PSUs. A recipient of units generally will be subject to tax at ordinary income rates on the Fair Market Value of any Common Stock issued or cash paid pursuant to such an award. The Company generally will be entitled to a deduction equal to the amount of the ordinary income realized by the recipient, subject to any applicable limitations under Code Section 162(m). The capital gain or loss holding period for any common stock distributed under an award will begin when the recipient recognizes ordinary income in respect of that distribution.

Nonqualified Stock Options. For federal income tax purposes, no income is recognized by a participant upon the grant of a nonqualified stock option. Upon exercise, the participant will realize ordinary income in an amount equal to the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the exercise price multiplied by the number of shares received pursuant to the exercise of such options. A subsequent sale or exchange of such shares will result in gain or loss measured by the difference between (a) the exercise price, increased by any compensation reported upon the participant’s exercise of the option, and (b) the amount realized on such sale or exchange. Any gain or loss will be capital in nature if the shares were held as a capital asset and will be long term if such shares were held for more than one year. The Company generally is entitled to a deduction for compensation paid to a participant at the same time and in the same amount as the participant realizes compensation upon exercise of the option, subject to any applicable limitations under Code Section 162(m).

Incentive Stock Options. No taxable income is realized by the participant upon exercise of an incentive stock option granted under the Plan, and if no disposition of those shares is made by such participant within two years after the date of grant or within one year after the transfer of those shares to the participant, then: (a) upon the sale of the shares, any amount realized in excess of the exercise price will be taxed as a long-term capital gain and any loss sustained will be taxed as a long-term capital loss, and (b) no deduction will be allowed to the Company for federal income tax purposes. Upon exercise of an incentive stock option, the participant may be subject to alternative minimum tax on certain items of tax preference.

If the shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-years-from-grant/one-year-from-transfer holding period, generally: (a) the participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the Fair Market Value of the shares at exercise (or, if less, the amount realized upon disposition of the shares) over the exercise price, and (b) the Company will be entitled to deduct such amount, subject to any applicable limitations under Code Section 162(m). Any additional gain or loss realized will be taxed as short-term or long-term capital gain or loss, as the case may be, and may not be deducted by the Company. If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the stock option will be treated as a nonqualified stock option.

Annual Incentive Award. A participant will recognize ordinary income upon receipt of cash pursuant to a cash award and the Company generally will be entitled to a deduction equal to the amount of the ordinary income realized by the recipient, subject to any applicable limitations under Code Section 162(m).

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Other Incentive Awards. The federal income tax consequences of other incentive awards will depend on how the awards are structured. Generally, the Company will be entitled to a deduction with respect to other incentive awards only to the extent that the recipient realizes ordinary income in connection with such awards, subject to any applicable limitations under Code Section 162(m).

Code Section 409A. The Plan permits the grant of various types of awards, which may or may not be exempt from Code Section 409A. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described and could result in the imposition of additional taxes and penalties. Restricted stock awards, stock options, and SARs granted under the Plan, are designed to be exempt from the application of Code Section 409A. Restricted stock units and performance awards granted under the Plan may be subject to Section 409A unless they are designed to satisfy the short-term deferral exemption from such law.

Tax Withholding. The Company has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, local, and foreign taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction, or other taxable event arising as a result of the Plan.

Market Value

As of February 14, 2024, the per share closing sale price of the Company’s common stock on the Nasdaq Global Select Market was $33.51.

New Plan Benefits

No determination has been made as to the amount or terms of any stock-based or cash awards under the Plan. Additionally, because the Plan is a new plan, it is not possible to determine the benefits that would have been received by or allocated to eligible participants under the Plan had it been in effect in prior years.

Vote Required

Pursuant to the Company’s Code of Regulations, the affirmative vote of the holders of a majority of the voting power of the Company’s common stock and Series A, Class B Preferred Stock, voting together as a single class, present electronically or by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve the Plan. Abstentions will have the same effect as a vote cast against this proposal. Shares not voted on this proposal by brokers and other entities holding shares on behalf of beneficial owners will not be counted as present to vote on this proposal and will have no effect on the outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE FIFTH THIRD BANCORP 2024 INCENTIVE COMPENSATION PLAN.

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Company Proposal 4: Approval of Fifth Third Bancorp 2024 Employee Stock Purchase Plan, including the issuance of shares authorized thereunder (Item 5 on Proxy Card)

Subject to shareholder approval, the Company’s Board of Directors has approved the Fifth Third Bancorp 2024 Employee Stock Purchase Plan (the “Plan”). If approved, the Plan will replace the Fifth Third Bancorp 1993 Stock Purchase Plan, adopted by the shareholders on March 16, 1993 and amended on March 28, 2006 and April 21, 2009. The Plan, if approved, will, among other things, authorize 15,000,000 shares available for purchase under the Plan. If the Plan is not approved at the Annual Meeting, the Fifth Third Bancorp 1993 Stock Purchase Plan will terminate when there are no remaining shares available for purchase. As of December 31, 2023, there were approximately 1,975,630 shares available for purchase under the Fifth Third Bancorp 1993 Stock Purchase Plan.

The following description sets forth the material terms of the Plan. It does not purport to be complete and is qualified in its entirety by reference to the provisions of the Plan attached as Annex B to this Proxy Statement. All capitalized terms which are not defined herein are defined in the Plan.

Purpose

The purpose of the Plan is to facilitate the purchase of the Company’s Common Stock by employees of the Company and Designated Subsidiaries on terms and conditions that enhance the ability of the employees to acquire a financial interest in the Company. The Company believes that employee ownership promotes productivity and encourages continued growth of the Company for the mutual benefit of the Company’s employees and shareholders.

Eligibility

All full-time and part-time employees of the Company and the Designated Subsidiaries are eligible to participate in the Plan, subject to certain limitations. The Company’s Directors and Executive Officers are not eligible to participate in the Plan, pursuant to the terms of the Plan. As of December 31, 2023, there were approximately 19,165 employees of the Company and its subsidiaries who would be eligible to participate in the plan.

Shares Available for Issuance

The total number of shares that were available to be purchased under the Fifth Third Bancorp 1993 Stock Purchase Plan from and after May 1, 2009 was previously limited to 14,500,000 shares of Common Stock in the aggregate. As of December 31, 2023, there were 1,975,630 shares available for purchase under the Fifth Third Bancorp 1993 Stock Purchase Plan. If approved at the Annual Meeting, 15,000,000 shares will be available for purchase under the Plan. Shares remaining under the Fifth Third Bancorp 1993 Stock Purchase Plan, as amended in 2009, will be canceled if the Plan, as proposed herein, is approved by shareholders.

If the number of shares of Common Stock of the Company outstanding is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of (a) any reorganization, merger, consolidation, recapitalization, reclassification, stock split, reverse stock split, combination of shares, or dividend payable in shares of Common Stock, or (b) any other similar corporate transaction or event that affects the Common Stock such that an adjustment is determined, by the Board of Directors in its sole discretion, to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the number of shares of Common Stock that may be purchased under this Plan shall be increased or decreased proportionately, and/or the different kind of shares or other securities of the Company or of another corporation shall be substituted, as the case may be.

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COMPANY PROPOSAL 4

New Plan Benefits

As stated above, if approved, the Plan will have an additional 15,000,000 shares available for future purchases by participants. Pursuant to the terms of the Plan, the Company’s Directors and Executive Officers are not eligible to participate in the Plan.

Participation

Eligible employees may enroll in the Plan at any time by following the enrollment procedure established by the Plan Administrator whereby the Participant directs the Company to make Payroll Deductions that will be used to purchase Company Common Stock for the participant under the Plan. Payroll deductions relating to the Plan may range between $5.00 and $2,000.00 per pay period but may not exceed the lesser of 10% of the participant’s benefits salary (as defined by the Company from time to time) and may not exceed $26,000 per year. A Participant may change or terminate his or her Payroll Deduction election by following an electronic or other change of enrollment procedure as may be established by the Administrator from time to time. Unless otherwise determined by the Administrator, any election to change or terminate of a Payroll Deduction election will be effective as soon as administratively possible.

Company Contribution

The Company contributes an amount equal to 15% of all payroll deductions received under the Plan at the time it remits such payroll deductions to the Manager. These contributions are then added to the payroll deductions to purchase shares of the Company’s Common Stock in the open market.

Purchase Price

As soon as administratively possible after the conclusion of an Offering Period, the Manager applies all payroll deductions and all Company contributions received under the Plan related to the immediately prior Offering Period to purchase in the open market shares of the Company’s Common Stock at the then prevailing market price. No service fees or brokerage commissions are charged to any participant’s account.

Mandatory Holding Period

Unless otherwise determined by the Administrator each Offering Period under the Plan will be equal to one calendar month. Shares acquired under the Plan may not be transferred for a period of six months commencing on the date the shares are purchased. Upon the expiration of the six-month holding period, a Participant may transfer or sell all or a portion of such shares from such Participant’s Account.

Termination

Participation in the Plan will cease upon the Participant’s death, termination of employment, discontinuance of the Plan, or upon the employee’s written election to terminate participation in the Plan given to the Company.

Plan Administration

The Company’s Board of Directors has appointed the Company’s Pension, 401(k) and Medical Plan Committee to serve as the Administrator of the Plan. The Administrator’s function is to coordinate the operations of the Plan, including supervision of payroll deductions and forwarding the same to the Manager to purchase shares, as well as to facilitate all communications relating to the Plan.

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COMPANY PROPOSAL 4

Equity Compensation Plan Table

For a table setting forth certain information regarding the Company’s equity-based compensation plans as of December 31, 2023, please see Awards and Shares Authorized under Existing Plans on page 100.

Effective Date, Amendment and Termination

If approved by the shareholders, the Plan will become effective on July 1, 2024 and will remain in effect until all shares subject to the Plan have been purchased and/or acquired according to the provisions of the Plan. If the Plan is not approved at the Annual Meeting, then the Fifth Third Bancorp 1993 Stock Purchase Plan will terminate when there are no remaining shares available for purchase. The Plan may be amended or discontinued by the Board of Directors of the Company at any time. In addition, unless approved by the Company’s shareholders, no amendment or modification may become effective if such amendment or modification is required under the rules and regulations of the Nasdaq Stock Market or another national exchange on which the Company’s Common Stock is then listed, or other applicable law, rules or regulations, to be approved by the shareholders. No amendment may make any change in any right previously granted which would adversely affect the rights of any participant.

Federal Income Tax Considerations

The Company’s contributions to the Plan, and all dividends paid on shares allocated to participant accounts, constitute currently taxable income to the participants. Participants are responsible for any and all taxes. This discussion is a summary of certain federal income tax consequences to participants who may receive benefits under the Plan. This discussion does not purport to be complete and does not cover, among other things, state or local tax treatment.

Vote Required

Pursuant to the Company’s Code of Regulations, the affirmative vote of the holders of a majority of the voting power of the Company’s common stock and Series A, Class B Preferred Stock, voting together as a single class, present electronically or by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve the Plan. Abstentions will have the same effect as a vote cast against this proposal. Shares not voted on this proposal by brokers and other entities holding shares on behalf of beneficial owners will not be counted as present to vote on this proposal and will have no effect on the outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE FIFTH THIRD BANCORP EMPLOYEE STOCK PURCHASE PLAN.

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Compensation Committee Interlocks and Insider Participation

In 2023, the Human Capital and Compensation Committee members were Messrs. Akins, Benitez, Brumback, Heminger, and McCallister and Mses. Clement-Holmes, Mallesch, Rogers, and Williams. No executive officer of Fifth Third serves on any board of directors or compensation committee of an entity that compensates any member of the Human Capital and Compensation Committee.

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Certain Beneficial Owners

Under Section 13(d) of the Exchange Act, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such security. Pursuant to publicly available information and filings, the following table contains information regarding the only persons who, to our knowledge, beneficially own more than five percent of our common stock as of February 15, 2024:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	87,331,391(1)	12.82%

Common stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	56,953,542(2)	8.4%

Common stock	T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	42,325,627(3)	6.2%

Common stock	Capital World Investors 333 South Hope Street 55th Floor Los Angeles, California 90071	41,132,965(4)	6.0%

(1)

The Vanguard Group owns the above holdings in its capacity as an investment advisor in accordance with SEC Rule 13d-1(b)(1)(ii)(E). According to the Schedule 13G filed with the SEC on February 14, 2024, in aggregate, the Vanguard Group and the affiliated entities included in the Schedule 13G have shared voting power over 880,412 shares of common stock, have sole dispositive power over 84,313,332 shares of common stock, and have shared dispositive power over 3,018,069 shares of common stock.

(2)

BlackRock, Inc. owns the above holdings in its capacity as a parent company or control person in accordance with SEC Rule 13d-1(b)(1)(ii)(G). According to the Schedule 13G filed with the SEC on January 25, 2024, in aggregate, BlackRock, Inc. and the affiliated entities included in Schedule 13G have sole voting power over 51,741,768 shares of common stock and have sole dispositive power over 56,953,542 shares of common stock.

(3)

T. Rowe Price Associates, Inc. owns the above holdings in its capacity as an investment advisor in accordance with SEC Rule 13d-1(b)(1)(ii)(E). According to the Schedule 13G filed with the SEC on February 14, 2024, in aggregate, T. Rowe Price Associates, Inc. and the affiliated entities included in Schedule 13G have sole voting power over 21,690,457 shares of common stock and have sole dispositive power over 42,325,627 shares of common stock.

(4)

Capital World Investors owns the above holdings in its capacity as an investment advisor in accordance with SEC Rule 13d-1(b)(1)(ii)(E). According to the schedule 13G filed on February 9, 2024, in aggregate, Capital World Investors has sole voting power over 41,091,242 shares of common stock and has sole dispositive power over 41,132,965 shares of common stock.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our stock, to file reports of ownership and changes in ownership with the SEC. Executive officers and directors, and persons who own greater than ten percent of a registered class of our stock, are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

The Company believes that, for the period from January 1, 2023 through December 31, 2023, its executive officers and directors complied with all filing requirements applicable to them. The Company based this determination solely on its review of such forms filed electronically or written representations from certain reporting persons that no Annual Statement of Changes in Beneficial Ownership of Securities on Form 5 was required for those persons.

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2025 Shareholder Proposals

Shareholder Proposals to be included in Fifth Third Bancorp’s Proxy Statement. In order for a shareholder proposal for the 2025 Annual Meeting of Shareholders to be eligible for inclusion in our Proxy Statement, it must comply with the requirements of Rule 14a-8 of the Exchange Act and must be received by Fifth Third Bancorp on or before November 4, 2024 at the following address or facsimile number:

Fifth Third Bancorp

c/o Fifth Third Legal Department

Office of the Corporate Secretary

38 Fountain Square Plaza

MD10907F

Cincinnati, Ohio 45263

Attn: Corporate Secretary

Facsimile: 513-534-6757

Proposals or nominations not submitted in accordance with such requirements, subject to our Regulations, will be deemed untimely or otherwise difficult; however, we will have discretionary authority to include such proposals or nominations in the proxy materials for the 2025 Annual Meeting of Shareholders.

Nominees to the Board of Directors for Inclusion in Fifth Third Bancorp’s Proxy Statement: In 2020, the Board of Directors adopted amendments to our Regulations to implement proxy access for the election of directors. An eligible shareholder or group of up to 20 shareholders, owning continuously for at least three years shares of our common stock representing an aggregate of at least three percent of our outstanding common stock, may nominate and include in our Proxy Statement director nominees constituting up to 20% of the total number of our directors (subject to certain adjustments) provided that the shareholders and their nominees satisfy the requirements specified in Article II, Section 12 of our Regulations. Notice of nominations under the proxy access provisions of our Regulations for our 2025 Annual Meeting of Shareholders must be received by our Corporate Secretary at the address listed above by no earlier than October 5, 2024 and no later than the close of business on November 4, 2024, assuming that we do not change the date of our 2025 Annual Meeting of Shareholders by more than 30 days from the date of our 2024 Annual Meeting of Shareholders.

Shareholder Proposals not included in Fifth Third Bancorp’s Proxy Statement. Any shareholder who intends to nominate a person for election to the Board, or to propose other business to be considered by the shareholders, at the 2025 Annual Meeting of Shareholders without such nomination or proposal being included in our Proxy Statement as a shareholder proposal must be a record holder of shares entitled to vote at the meeting and must send a notice that complies with all of the applicable requirements set forth in Article II, Section 11 of our Code of Regulations and Rule 14a-19 of the Securities Exchange Act of 1934 to the Corporate Secretary using the address and facsimile number listed above no earlier than December 17, 2024 and no later than January 16, 2025. Among other requirements, the notice must include information required by the Company’s Regulations. In addition to the foregoing, any shareholder who intends to solicit proxies in support of director nominees other than the Company’s nominees must comply with the additional requirements of Securities and Exchange Rule 14a-19(b).

Our Regulations, which set forth the detailed requirements for making nominations to the Board using proxy access and for making nominations to the Board and proposing other business to be considered by the shareholders at shareholder meetings without inclusion in our Proxy Statement as a shareholder proposal, may be found in the Corporate Governance section of our website at www.53.com.

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Other Business

Our Regulations provide that only such business will be conducted as is properly brought before the meeting in accordance with the procedures set forth in Article II, Sections 11 and 12 of the Regulations. Except as otherwise provided by law, our Articles, or our Regulations, the determination of whether any business sought to be brought before the Annual Meeting of Shareholders is properly brought before such meeting will be made by the Chair of such meeting. If the Chair determines that any business is not properly brought before the meeting, then any such business will not be conducted or considered.

Discretion of Proxies. The Board of Directors does not know of any other business to be presented at the Annual Meeting and does not intend to bring other matters before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the Proxy will vote thereon according to their best judgment and interest of Fifth Third Bancorp. No other shareholder has informed us of any intention to propose any other matter to be acted upon at the Annual Meeting. Accordingly, the persons named in the accompanying Proxy are allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in this Proxy Statement.

Series A, Class B Preferred Stock. The total voting power of the holders of Series A, Class B Preferred Stock is equal to 4,800,000 votes of our Common Stock, or less than one percent of the voting power of our outstanding Common Stock. There are 8,000,000 depositary shares of Series A, Class B Preferred Stock, representing 200,000 shares of Series A, Class B Preferred Stock. Each outstanding share of Series A, Class B Preferred stock has 24 votes per share. Each outstanding depositary share represents 1/40 of a share of Series A, Class B Preferred Stock and, therefore, has the right to instruct the depositary with respect to the voting of 1/40th of the 24 votes to which each share of Series A, Class B Preferred Stock is entitled to vote, which is 0.6 vote for each depositary share. All of the outstanding Series A, Class B Preferred Stock is held of record and will be voted at the Annual Meeting by American Stock Transfer & Trust Company, LLC, as depositary, in accordance with instructions received by the depositary from the record holders of the depositary receipts issued with respect to the Series A, Class B Preferred Stock (which we sometimes refer to as depositary shares).

Holders of depositary shares may not vote directly at the Annual Meeting but should follow the directions given to them as to how to instruct the depositary to vote the Series A, Class B Preferred Stock represented by such holder’s depositary shares, using our proxy card, which also serves as voting instructions to the depositary. A failure by the holder of depositary shares to give timely voting instructions to the depositary will result in the Series A, Class B Preferred Stock represented by such holder’s depositary shares not being voted at the Annual Meeting.

Householding. Shareholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the notices or the proxy statement and proxy card for all shareholders having that address. The notice or proxy card for each shareholder will include that shareholder’s unique control number needed to vote his or her shares. This procedure reduces our printing costs and postage fees. If, in the future, you do not wish to participate in householding and prefer to receive your notice or proxy statement in a separate envelope, or if your household currently receives more than one notice or proxy statement and in the future, you would prefer to participate in householding, please call us toll-free at 1-800-870-0653 in the U.S., or inform us in writing at: Fifth Third Bancorp, c/o D.F. King & Co., Inc., 48 Wall Street – 22nd Floor, New York, New York 10005, or by email at FITB@dfking.com. We will respond promptly to such requests.

For those shareholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those shareholders notifies us, in the same manner described above, that they wish to receive a printed copy for each shareholder at that address.

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OTHER BUSINESS

Beneficial shareholders can request information about householding from their bank, broker, or other nominee.

Copies. A copy of our Annual Report on Form 10-K for the most recent fiscal year, as filed with the SEC, not including exhibits, will be mailed without charge to shareholders upon written request. Requests should be addressed to Investor Relations, 38 Fountain Square Plaza, MD 1090FV, Cincinnati, Ohio 45263 or by

emailing ir@53.com. You can also view information and request documents from the Investor Relations page of Fifth Third’s website at ir.53.com. The Form 10-K includes certain listed exhibits, which will be provided upon payment of a fee covering our reasonable expenses.

By Order of the Board of Directors

Susan B. Zaunbrecher

Corporate Secretary

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Questions and Answers About the Annual Meeting and Voting

What is this document?

This document is called a Proxy Statement. This Proxy Statement includes information regarding the matters to be acted upon at the 2024 Fifth Third Bancorp Annual Meeting of Shareholders (the “Annual Meeting”) and certain other information required by the Securities and Exchange Commission (the “SEC”) and the rules of the Nasdaq Global Select Market (“Nasdaq”).

Our Annual Report for the year 2023, including financial statements, has been delivered or made available to all shareholders. Such report and financial statements are not a part of this Proxy Statement. This Proxy Statement, form of proxy, notice of Annual Meeting, Notice of Internet Availability, and the Annual Report are first being sent or made available to shareholders on or about March 4, 2024.

When is the Annual Meeting and where will it be held?

The Annual Meeting will be held on Tuesday, April 16, 2024, at 11:30 a.m. Eastern Time. The meeting will occur virtually. There is no physical location for the meeting and you cannot attend in person.

Shareholders and guests may attend the meeting by visiting www.virtualshareholdermeeting.com/FITB2024 beginning at 11:15 a.m. Eastern Time. Guests may attend and listen to the meeting by registering as a guest. Shareholders of record of Common Stock and depositary interests in Series A, Class B Preferred Stock on February 20, 2024 may ask questions at the meeting. To do so, shareholders must use the 16-digit control number that is printed on the Notice of Internet Availability of Proxy Materials or the Proxy Card to log in and access the meeting.

Why am I being provided this Proxy Statement?

Fifth Third Bancorp (the “Company” or “Fifth Third”) is required by the SEC to give you, or provide you access to, this Proxy Statement because it is soliciting your proxy to vote your shares of Fifth Third stock at the Annual Meeting. The enclosed Proxy Statement summarizes information you need to vote at the Annual Meeting. The holders of the Common Stock have one vote per share, and the holders of the Series A, Class B Preferred Stock have 24 votes per share.

What is a proxy?

A proxy is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. When you designate a proxy, you may also direct the proxy how to vote your shares. Three Fifth Third directors, Nicholas K. Akins, Thomas H. Harvey, and Timothy N. Spence, have been designated as the proxies to cast the votes of Fifth Third’s shareholders at the Annual Meeting.

What actions are shareholders approving at the Annual Meeting?

Election of Directors. The Nominating and Corporate Governance Committee of the Board of Directors has recommended a slate of nominees for election to the Board of Directors. Information about these nominees may be found in the Proxy Statement section titled “Election of Directors.”

Company Proposal 1 (Item 2 on Proxy Card): Ratification of Appointment of Auditors. Company Proposal 1 is a proposal to ratify the re-appointment of Deloitte & Touche LLP as our independent external audit firm for 2024. This approval is not required by law to appoint an independent external audit firm, but the appointment is submitted by the Audit Committee to give shareholders a voice in the designation of the independent external audit firm. If this resolution is rejected by the shareholders, then the Audit Committee will take the

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opportunity to reevaluate its choice of independent external audit firm. Even if this resolution is approved, the Audit Committee, at its discretion, may direct the appointment of a different independent external audit firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

Company Proposal 2 (Item 3 on Proxy Card): Advisory Approval of Executive Compensation. Company Proposal 2 is an annual advisory vote to approve the compensation of our named executive officers (“NEOs”). The Board will strongly consider the outcome of this advisory vote in determining the compensation of such executives.

Company Proposal 3 (Item 4 on Proxy Card): Approval of Fifth Third Bancorp 2024 Incentive Compensation Plan, including the issuance of shares authorized thereunder. Company Proposal 3 is a proposal to approve the Fifth Third Bancorp 2024 Incentive Compensation Plan, including the issuance of shares authorized thereunder. The Fifth Third Bancorp 2024 Incentive Compensation Plan, if approved, will replace the Fifth Third Bancorp 2021 Incentive Compensation Plan, which was approved by shareholders on April 13, 2021. Information about the Fifth Third Bancorp 2024 Incentive Compensation Plan may be found in the proxy statement section titled: “Company Proposal 3: Approval of the Fifth Third Bancorp 2024 Incentive Compensation Plan.”

Company Proposal 4 (Item 5 on Proxy Card): Approval of Fifth Third Bancorp 2024 Employee Stock Purchase Plan, including the issuance of shares authorized thereunder. Company Proposal 4 is a proposal to approve the Fifth Third Bancorp 2024 Employee Stock Purchase Plan, including the issuance of shares authorized thereunder. The Fifth Third Bancorp 2024 Employee Stock Purchase Plan, if approved, will replace the Fifth Third Bancorp 1993 Stock Purchase Plan, which was approved by shareholders on March 16, 1993 and last amended by shareholders on April 21, 2009. Information about the Fifth Third Bancorp 2024 Employee Stock Purchase Plan may be found in the proxy statement section titled: “Company Proposal 4: Approval of the Fifth Third Bancorp 2024 Employee Stock Purchase Plan.”

What vote is required to approve the proposals considered at the Annual Meeting?

Election of Directors (Item 1 on Proxy Card). Our directors are elected by the holders of our outstanding Common Stock and Series A, Class B Preferred Stock, voting together as a single class. The holders of the Common Stock have one vote per share, and the holders of the Series A, Class B Preferred Stock have 24 votes per share. In an uncontested election of directors, each nominee for director receiving a greater number of votes “for” his or her election than votes “against” his or her election will be elected as a director. In the event of a contested election, the nominees receiving the greatest number of votes “for” his or her election will be elected. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election in accordance with Ohio law and our Articles of Incorporation and Regulations.

Company Proposals 1-4 (Items 2-5 on Proxy Card). Company proposals 1-4 at the Annual Meeting require the affirmative vote of the holders of a majority of the voting power of our outstanding Common Stock and Series A, Class B Preferred Stock, voting together as a single class, present electronically or by proxy at the Annual Meeting and entitled to vote on each such proposal. Abstentions will have the same effect as a vote cast against such proposal and shares not voted on these proposals by brokers and other entities holding shares on behalf of beneficial owners will not be counted as present to vote on these proposals and will have no effect on the outcome.

It is important to vote your shares at the Annual Meeting.

Who may vote and what constitutes a quorum at the meeting?

Holders of Fifth Third Common Stock and Series A, Class B Preferred Stock on February 20, 2024 are entitled to vote on every matter that is to be voted on at the Annual Meeting. Please see the following question for more information on voting shares of Series A, Class B Preferred Stock.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

In order to conduct the Annual Meeting, a majority of the voting power of Fifth Third Common Stock and Series A, Class B Preferred Stock, together constituting a single class, entitled to vote at the Annual Meeting on every matter that is to be voted on must be present electronically or by proxy. This is called a quorum. Shareholders who deliver valid proxies or vote electronically at the meeting will be considered part of the quorum. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Abstentions will be counted as present and entitled to vote for purposes of determining a quorum. Broker “non-votes” (which are explained below) are counted as present and entitled to vote for purposes of determining a quorum.

How many votes do I have?

Each share of Fifth Third common stock outstanding on February 20, 2024 is entitled to one vote on all proposals at the meeting, either electronically or by proxy.

Each share of outstanding Series A, Class B Preferred Stock on February 20, 2024 has 24 votes per share on all proposals at the meeting, either electronically or by proxy. All of the outstanding Series A, Class B Preferred Stock is held of record and will be voted at the Annual Meeting by American Stock Transfer & Trust Company, LLC, as depositary, in accordance with instructions received by the depositary from the record holders of the depositary receipts issued with respect to the Series A, Class B Preferred Stock (which we sometimes refer to as depositary shares). Each outstanding depositary share represents 1/40 of a share of Series A, Class B Preferred Stock and, therefore, has the right to instruct the depositary with respect to the voting of 1/40th of the 24 votes to which each share of Series A, Class B Preferred Stock is entitled to vote, which is 0.6 vote for each depositary share. Holders of depositary interests in the Series A, Class B Preferred Stock may not vote directly at the Annual Meeting, but should follow the directions given to them as to how to instruct the depositary to vote the Series A, Class B Preferred Stock represented by such holder’s depositary interests, using our proxy card which also serves as voting instructions to the depositary. A failure by the holder of depositary shares to give timely voting instructions to the depositary will result in the Series A, Class B Preferred Stock represented by such holder’s depositary shares not being voted at the Annual Meeting.

As of the close of business on February 20, 2024, there were approximately 683,550,149 shares of Fifth Third common stock outstanding and entitled to vote and 200,000 shares (or 8,000,000 depositary shares) of Series A, Class B Preferred Stock outstanding and entitled to vote. The total voting power of all outstanding shares of Series A, Class B Preferred Stock is equal to 4,800,000 votes of our Common Stock, or less than one percent of the total voting power of our outstanding Common Stock.

The shares represented by all properly executed proxies that are sent to us will be voted as designated and each not designated will be voted and counted as described below. Each person giving a proxy may revoke it by giving notice to us in writing or in open meeting at any time before it is voted.

Fifth Third bears the expense of soliciting proxies. Proxies will be solicited principally by mail, but may also be solicited by our directors, officers, and other regular employees, who will receive no additional compensation therefore in addition to their regular compensation. Brokers and others who hold stock on behalf of others will be asked to send proxy materials to the beneficial owners of the stock, and we will reimburse them for their expenses. We have retained D.F. King & Co., a proxy solicitation firm to assist us in soliciting proxies. We anticipate that the costs of D.F. King’s proxy solicitation services will be approximately $14,500, plus reasonable out-of-pocket expenses.

How do I vote?

Record Shareholders. A shareholder who owns Common Stock in Fifth Third directly, and not through a broker, bank, or other nominee (“record holder” or “record shareholder”), may vote electronically at the Annual Meeting by filling out a ballot or may authorize a proxy to vote on his or her behalf. There are three ways to authorize a proxy:

1.	Internet: You may access the proxy materials on the Internet at www.proxyvote.com and follow the instructions on the proxy card or on the Notice of Internet Availability.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

2.	Telephone: You may call toll-free 1-800-690-6903 and follow the instructions on the proxy card or on the Notice of Internet Availability.

3.	Mail: If you received your proxy materials by mail, you may vote by signing, dating, and mailing the enclosed proxy card in the postage-paid envelope provided.

Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible. The Internet and telephone voting procedures are designed to authenticate a shareholder’s identity and to allow a shareholder to vote his or her shares and confirm that his or her instructions have been properly recorded. You may use the Internet or telephone to submit your proxy, but you must vote no later than 11:59 p.m. Eastern Time on April 15, 2024 for shares held directly and by 11:59 p.m. Eastern Time on April 11, 2024 for shares held in a Plan.

Holders of depositary shares representing the Series A, Class B Preferred Stock are not record holders of the Series A, Class B Preferred Stock and must instruct the depositary as to how the Series A, Class B Preferred Stock represented by the depositary interests are to be voted. Your proxy serves as your voting instructions to the depositary. You may use the Internet or telephone to submit your proxy (voting instructions), but you must submit your proxy by 11:59 p.m. Eastern Time on April 11, 2024.

Street Name Shareholders. Shareholders who hold shares in “street name,” that is, through a broker, bank, or other nominee (“beneficial holder” or “street name shareholder”), should instruct their nominee to vote their shares by following the instructions provided by the nominee. Your vote as a shareholder is important. Please vote as soon as possible to ensure that your vote is recorded. Please see “Can my broker vote for me?” below.

What if I sign and date my proxy but do not provide voting instructions?

A proxy that is signed and dated, but which does not contain voting instructions, will be voted as follows:

•	“FOR” the election of each of the directors nominated by the Fifth Third Bancorp Nominating and Corporate Governance Committee;

•	“FOR” the ratification of the selection of Deloitte & Touche LLP as the Company’s independent external audit firm (Company Proposal 1);

•	“FOR” the advisory vote on the Company’s compensation of its Named Executive Officers (Company Proposal 2);

•	“FOR” the approval of the Fifth Third Bancorp 2024 Incentive Compensation Plan, including the issuance of shares authorized thereunder (Company Proposal 3); and

•	“FOR” the approval of the Fifth Third Bancorp 2024 Employee Stock Purchase Plan, including the issuance of shares authorized thereunder (Company Proposal 4).

Can my broker vote for me?

If you are a beneficial holder of shares and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares generally has discretionary authority to vote on “routine” matters without receiving instructions from you but cannot vote on “non-routine” matters unless you provide instructions. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.”

All proposals at the Annual Meeting except Company Proposal 1 (Ratification of the Selection of Auditors) are considered non-routine matters under applicable rules. A broker, bank, or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with the election of directors and Company Proposals 2-4. It is important to instruct your broker, bank, or other nominee to vote your shares.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The ratification of the selection of Deloitte & Touche LLP as the Company’s independent external audit firm for 2024 (Company Proposal 1) is considered a routine matter under applicable rules. A broker or other nominee generally exercises its discretionary authority to vote on routine matters without instructions. Although brokers and other nominees are not required to exercise discretionary authority, we expect that no broker non-votes will exist in connection with Company Proposal 1.

What happens if the meeting is postponed or adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting by filing with us an instrument revoking it, filing a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone), or by attending the meeting and electing to vote electronically. Even if you plan to attend the virtual Annual Meeting, you are encouraged to vote your shares by proxy.

How are proxy materials delivered?

We control costs by following SEC rules that allow for the delivery of proxy materials to our shareholders primarily through the Internet. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders. Record holders will have a Notice of Internet Availability of Proxy Materials delivered directly to their mailing address. Beneficial holders will have a Notice of Internet Availability of Proxy Materials forwarded to them by the intermediary that holds the shares. Shareholders who have requested paper copies of all proxy materials and certain institutional and other shareholders will also receive paper copies of the other proxy materials including this Proxy Statement, the 2023 Annual Report of Fifth Third Bancorp, and a proxy card or voting instruction sheet.

If you received only a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request a copy by following the instructions on the notice. The Notice of Internet Availability of Proxy Materials also contains instructions for accessing and reviewing the proxy materials over the Internet and provides directions for submitting your vote over the Internet.

What if I share an address and a last name with other Fifth Third shareholders?

To reduce the expenses of delivering duplicate proxy materials to shareholders, we are relying upon SEC “householding” rules that permit delivery of only one set of applicable proxy materials to multiple shareholders who share an address and have the same last name, unless we receive contrary instructions from any shareholder at that address. Shareholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the notices or the proxy statement and proxy card for all shareholders having that address. The notice or proxy card for each shareholder will include that shareholder’s unique control number needed to vote his or her shares. This procedure reduces our printing costs and postage fees. If, in the future, you do not wish to participate in householding and prefer to receive your Notice or Proxy Statement in a separate envelope, or if your household currently receives more than one Notice or Proxy Statement and in the future, you would prefer to participate in householding, please call 1-800-870-0653 (toll-free) in the U.S., or inform us in writing at: Fifth Third Bancorp, c/o D.F. King & Co., Inc., 48 Wall Street—22nd Floor, New York, NY 10005, or by email at FITB@dfking.com. Requests will be responded to promptly.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

For those shareholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those shareholders notifies us, in the same manner described above, that the shareholder(s) wish to receive a printed copy for each shareholder at that address.

Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

How do I request a paper or e-mail copy of the proxy materials?

Record Shareholders. Record holders may request a paper or e-mail copy of the proxy materials by following the instructions below. You will be asked to provide your 16-digit control number located on your proxy card or Notice of Internet Availability.

1.	Call the toll-free telephone number 1-800-579-1639 and follow the instructions provided;

2.	Access the website www.proxyvote.com and follow the instructions provided; or

3.

Send an e-mail to sendmarterial@proxyvote.com with your control number in the subject line. The remainder of the email should be blank. Unless you instruct otherwise, we will reply to your e-mail with links to the proxy materials in PDF format for this meeting only.

Please make your request for a copy on or before April 2, 2024 to facilitate timely delivery.

Street Name Shareholders. Beneficial holders, also known as street name shareholders, should request copies of the proxy materials by following the instructions provided by their bank, broker, or other nominee.

Can I attend the virtual Annual Meeting?

The Annual Meeting is being held virtually. There will be no physical meeting and you cannot attend in person. Please refer to page 2 for instructions on how to attend the virtual Annual Meeting. Individuals who are not shareholders of the Company will be permitted to listen to the Annual Meeting. In order to vote (though not holders of depositary shares representing Series A, Class B Preferred Stock), examine the shareholder list, or submit questions at the Annual Meeting, you must be one of the following:

1.	Record holder of Fifth Third common stock or of Series A, Class B Preferred Stock;

2.	Holder of depositary shares representing Series A, Class B Preferred Stock;

3.	Beneficial holder of Fifth Third Common Stock or of depositary shares representing Series A, Class B Preferred Stock; or

4.	Authorized representative of persons or entities who are beneficial holders of Fifth Third common stock or of depositary shares representing Series A, Class B Preferred Stock.

Can I participate in the Annual Meeting?

Shareholders will have substantially the same opportunities to participate in our virtual Annual Meeting as they would have in an in-person meeting. Shareholders of the Company will be able to attend, examine the shareholder list, and submit questions before and during a portion of the meeting via the online platform. Shareholders may submit questions by signing into the virtual meeting platform at www.virtualshareholdermeeting.com/FITB2024, typing a question into the “Ask a Question” field, and clicking submit. You may submit questions beginning on April 9, 2024 by logging onto proxyvote.com with your 16-digit control number. Questions which comply with the Rules of Conduct and that are germane to the purpose of the Annual Meeting will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters or matters not relevant to the Annual Meeting will not be answered. If we receive substantially similar questions, we may combine them.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Shareholders (but not holders of depositary shares representing Series A, Class B Preferred Stock) may vote during the Annual Meeting. Shareholders may also vote before the date of the Annual Meeting, by proxy or by telephone using one of the methods provided on the proxy card. We recommend that shareholders vote by mail, internet, or telephone prior to the Annual Meeting, even if they plan to attend the Annual Meeting virtually.

What if I experience technical difficulties logging into the virtual Annual Meeting?

Shareholders encountering difficulty accessing the Annual Meeting virtual platform during the sign-in process or at any time during the meeting may utilize technical support provided by the Company through Broadridge Financial Solutions, Inc. Technical support information is provided on the sign-in page for all shareholders. If you have difficulties accessing the virtual Annual Meeting during check-in or during the meeting, please call the technical support number listed on the Annual Meeting sign-in page.

How do I propose actions for the 2025 Annual Meeting of Shareholders?

Shareholder Proposals to be included in our 2025 Proxy Statement. In order for a shareholder proposal for the 2025 Annual Meeting of Shareholders to be eligible for inclusion in our proxy statement, it must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”), and must be received by us on or before the date provided on page 113 at the address or facsimile number provided on page 113.

Shareholder Proposals not included in our 2025 Proxy Statement. Any shareholder who intends to propose any matter to be acted upon at the 2025 Annual Meeting of Shareholders without such proposal being included in the Company’s proxy statement as a shareholder proposal must send a notice to the Corporate Secretary during the period referenced on page 113 using the address and facsimile number listed on page 113.

Who can I call for help in voting my shares?

If you have any questions or need assistance voting your shares, please call D.F. King & Co., Inc., which is assisting us, toll-free at 1-800-870-0653.

Who can I contact with questions about my investment in Fifth Third?

Shareholders who wish to speak to a Fifth Third representative regarding their investment in Fifth Third may communicate directly with our Investor Relations Department by calling 866-670-0468. In addition, shareholders may communicate in writing directly with the Investor Relations Department by sending a letter to 38 Fountain Square Plaza, MD 1090FV, Cincinnati, OH 45263 or by emailing ir@53.com. You can also view information and request documents from the Investor Relations page of our website at ir.53.com.

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Annex A

FIFTH THIRD BANCORP

2024 INCENTIVE COMPENSATION PLAN

ANNEX A

Fifth Third 2024 Proxy Statement	A-i

ANNEX A

A-ii

ANNEX A

Fifth Third 2024 Proxy Statement	A-iii

Annex A: Fifth Third Bancorp 2024 Incentive Compensation Plan

ARTICLE 1

ESTABLISHMENT, PURPOSE, AND DURATION

1.1. Establishment of the Plan. On February 21, 2024, the Board of Directors of Fifth Third Bancorp (the “Company”) adopted, subject to the approval of shareholders, this incentive compensation plan known as the “Fifth Third Bancorp 2024 Incentive Compensation Plan” (hereinafter referred to as the “Plan”), which permits the grant of short-term and long-term incentive and other stock and cash awards. If approved by the shareholders, the Plan would replace the Fifth Third Bancorp 2021 Incentive Compensation Plan and no further awards would be made under such plan. Awards made under the Fifth Third Bancorp 2021 Incentive Compensation Plan will continue to be governed by the terms of that plan.

1.2. Purpose of the Plan. The purpose of the Plan is to promote the success of the Company and its Subsidiaries by providing incentives to Employees, Directors and Consultants of the Company and its Subsidiaries that will link their personal interests to the financial success of the Company and its Subsidiaries and to growth in shareholder value. The Plan is designed to provide flexibility to the Company and its Subsidiaries in their ability to motivate, attract and retain the services of Employees, Directors and Consultants upon whose judgment, interest and special efforts the successful conduct of their operations is largely dependent.

1.3. Duration of the Plan. The Plan shall become effective on the date it is approved by the Company’s shareholders (the “Effective Date”), and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article 15 herein, until all Shares subject to it shall have been purchased or acquired according to the provisions herein. However, in no event may an Award be granted under the Plan on or after the 10th anniversary of the Effective Date of the Plan.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

2.1. Definitions. Whenever used in the Plan, the following capitalized terms shall have the meanings set forth below:

(a) “Annual Incentive Award” has the meaning specified in Section 10.1.

(b) “Award” includes, without limitation: Options, Stock Appreciation Rights, Performance– Based Awards, Dividend or Dividend Equivalent Rights, Stock Awards, Restricted Stock or Unit Awards, Cash Awards, Annual Incentive Awards or Other Incentive Awards that may be valued in whole or in part by reference to, or are otherwise based on, the Company’s Stock, performance goals or other factors, all on a stand-alone, combination or tandem basis, as described in or granted under this Plan.

(c) “Award Agreement” means the agreement or other writing (which may be framed as a plan, program or notification, and which may be in electronic format) that sets forth the terms and conditions of each Award under the Plan, including any amendment or modification thereof.

(d) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(e) “Board” or “Board of Directors” means the Board of Directors of the Company.

(f) “Cash Award” has the meaning specified in Section 10.2(c).

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ANNEX A: FIFTH THIRD BANCORP 2024 INCENTIVE COMPENSATION PLAN

(g) “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i)

Any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, or a corporation owned directly or indirectly by the common shareholders of the Company in substantially the same proportions as their ownership of Stock of the Company), as a result of acquiring, or during any 12-month period having acquired, voting securities of the Company, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then-outstanding securities.

(ii)

During any 12-month period (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board and any new Director, whose election by the Board or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the Directors then still in office, who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

(iii)

The consummation of (1) the sale or disposition of all or substantially all the Company’s assets; or (2) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least 60 percent of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation.

(iv)	The shareholders of the Company approve a plan of complete liquidation of the Company.

Notwithstanding the foregoing, if the payment of Stock or cash under an Award constitutes the payment of deferred compensation subject to Section 409A of the Code and the time or form of such payment is changed due to a Change in Control, such change in the time or form of payment shall not occur unless the event constituting the Change in Control is also a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i) “Committee” means the Fifth Third Bancorp Human Capital and Compensation Committee, or any such other committee designated by the Board of Directors to administer this Plan.

(j) “Company” means Fifth Third Bancorp, an Ohio corporation, or any successor thereto as provided in Article 17 herein.

(k) “Consultant” means any person, including an advisor (other than a person who is an Employee or a Director), or any entity that renders services to the Company and/or a Subsidiary.

(l) “Director” means a member of the Board of Directors of the Company or a board of directors of a Subsidiary, including for this purpose, any non-employee who serves as a regional director. For this purpose, Directors shall not include any person who is an Employee.

(m) “Disability” means totally and permanently disabled as from time to time defined under the Long-Term Disability Plan of the Company or a Subsidiary applicable to Employee, or in the case where there is no applicable plan, permanent and total disability as defined in Section 22(e)(3) of the Code (or any successor Section); provided, however, that to the extent an amount payable under this Plan which constitutes deferred compensation subject to Section 409A the Code would become payable upon Disability. “Disability” for purposes of such payment shall not be deemed to have occurred unless the disability also satisfies the requirements of Treasury Regulation Section 1.409A-3.

A-2

ANNEX A: FIFTH THIRD BANCORP 2024 INCENTIVE COMPENSATION PLAN

(n) “Dividend or Dividend Equivalent Rights” means a right to receive dividends or their equivalent in value in Stock, cash or in a combination of both in connection with an Award.

(o) “Effective Date” means the date this Plan is approved by the Company’s shareholders.

(p) “Employee” means an employee of the Company or any of its Subsidiaries, including an employee who is an officer.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(r) “Fair Market Value” means (unless a different method of calculation is required by applicable law), on or as of any date, (i) the closing price of the Stock as reported by the Nasdaq Global Select Market (or, if the Stock is not listed for trading on the Nasdaq Global Select Market, then on such other national exchange upon which the Stock is then listed) for such date (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred), or (ii) in the event that the Stock is no longer listed for trading on a national exchange, an amount determined in accordance with standards adopted by the Committee.

(s) “Full-Value Award” means any Award under the Plan pursuant to which Shares may be issued, other than Options and SARs.

(t) “Incentive Stock Option” or “ISO” means an option to purchase Stock, granted under Article 9 herein, which is designated as an incentive stock option and meets the requirements of Section 422 of the Code (or any successor Section).

(u) “Minimum Vesting Period” means a vesting period of not less than one year.

(v) “Nonqualified Stock Option” or “NQSO” means an option to purchase Stock, granted under Article 9 herein, which is not intended to be an Incentive Stock Option.

(w) “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

(x) “Other Incentive Award” has the meaning specified in Section 10.2(d).

(y) “Participant” means an Employee, a Director or a Consultant who has been granted an Award under the Plan.

(z) “Performance-Based Award” means a Performance Share, Performance Unit or other Award under which the receipt of Shares or cash is conditioned upon the attainment of Performance Goals.

(aa) “Performance Goals” means the objectives, determined by the Committee, which are to be satisfied or met during the applicable Period of Restriction or Performance Period, as the case may be, as a condition to the Participant’s receipt of Shares or cash with respect to a Performance-based Award. (vi) The criteria and objectives constituting Performance Goals may include adjustments to include or exclude the effects of certain events established by the Committee, including, but not limited to: changes in accounting standards or principles, tax law, or other such laws or provisions affecting reported results; a significant acquisition or divestiture; discontinued operations; litigation or claim judgments or settlements; or other unusual, infrequently occurring or unplanned items such as restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and other intangible assets, gains or losses on securities, stock offerings, and stock repurchases and loan loss provisions. The Performance Goals shall be measured for achievement or satisfaction during the Performance Period or Period of Restriction in which the Committee established for such Participant to satisfy or achieve such criteria and objectives and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated or other external or internal measure and may be based on or adjusted for any other objective goals, events or occurrences established by the Committee. Such performance criteria and objectives constituting the Performance Goals may be particular to a line of business, Subsidiary or other unit or the Company generally, and may, but need not be, based upon a change or an increase or positive result.

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ANNEX A: FIFTH THIRD BANCORP 2024 INCENTIVE COMPENSATION PLAN

(bb) “Performance Period” shall have the meaning ascribed to it in Section 8.2.

(cc) “Performance Share” means an Award representing the right to receive a payment equal to the value of a Share, granted to a Participant pursuant to Article 8 herein.

(dd) “Performance Unit” means an Award representing the right to receive a payment based on the value of a unit, granted to a Participant pursuant to Article 8 herein.

(ee) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock or receipt of Shares attributable to a Restricted Stock Unit is restricted, during which the Participant is subject to a substantial risk of forfeiture, pursuant to Article 7 herein.

(ff) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(gg) “Plan” means this Fifth Third Bancorp 2024 Incentive Compensation Plan, as herein described and as hereafter amended from time to time.

(hh) “Predecessor Plans” means the Fifth Third Bancorp 2021 Incentive Compensation Plan, Fifth Third Bancorp 2019 Incentive Compensation Plan, the Fifth Third Bancorp 2017 Incentive Compensation Plan, the Fifth Third Bancorp 2014 Incentive Compensation Plan, and the Fifth Third Bancorp 2011 Incentive Compensation Plan, each as amended from time to time.

(ii) “Restricted Stock” means an Award of Stock subject to certain restrictions and forfeiture conditions, granted to a Participant pursuant to Article 7 herein.

(jj) “Restricted Stock Unit” means an Award representing the right to receive a payment equal to the value of one Share (or a percentage of such value in Shares), granted to a Participant pursuant to Article 7 herein. Awards of Restricted Stock Units may include Dividend Equivalents Rights.

(kk) “Retirement” means separation from service as an Employee, Director or Consultant for any reason (other than Death, Disability, Involuntary Without Cause, or under circumstances determined by the Company or a Subsidiary to constitute Cause) on or after attaining the age and/ or a combination of age and years of service with the Company and/or Subsidiary, if any, provided by the Committee in the applicable Award Agreement or any amendment or modification thereof as constituting “Retirement” for purposes of such Award.

(ll) “Stock” means the common stock without par value of the Company.

(mm) “Shares” means shares of Stock.

(nn) “Stock Appreciation Right” or “SAR” means an Award, granted to a Participant pursuant to Article 6 herein.

(oo) “Stock Award” has the meaning specified in Section 10.2(a).

(pp) “Subsidiary” shall mean any corporation which is a subsidiary corporation of the Company, as that term is defined in Section 424(f) of the Code.

(qq) “Significant Adverse Effect” shall mean any activity that causes, or could reasonably be expected to cause, individually or in the aggregate, material harm to Company’s assets, financial condition, operations, or reputation.

2.2. Interpretation. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural. Whenever the words “include”, “includes” or “including” are used in this Plan they shall be deemed to be followed by the words “without limitation.”

A-4

ANNEX A: FIFTH THIRD BANCORP 2024 INCENTIVE COMPENSATION PLAN

2.3. Severability. In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE 3

ADMINISTRATION

3.1. Authority of the Committee.

(a) The Plan shall be administered by the Committee. Subject to the provisions of the Plan, including but not limited to Section 3.6 below, the Committee shall have all powers vested in it by the term of the Plan, which powers include the authority to select, establish or determine:

(i)	The persons to be granted Awards under the Plan;

(ii)	the terms, conditions, form and amount of Awards to be made to each person selected to receive an Award under the Plan;

(iii)	the time when Awards are to be made and any conditions which must be satisfied before an Award is made;

(iv)	objectives and conditions for earning Awards;

(v)	the terms of each Award Agreement and any amendments or modifications thereof;

(vi)	whether the conditions for earning an Award have been met and whether an Award will be paid at the end of the Performance Period;

(vii)	if and when an Award may be deferred;

(viii)	whether the amount or payment of an Award should be reduced or eliminated; and

(ix)	the guidelines and/or procedures for the payment or exercise of Awards.

Notwithstanding the foregoing, no action of the Committee (other than pursuant to Section 4.2 or as otherwise permitted herein) may, without the consent of the person or persons entitled to exercise any outstanding Option or Stock Appreciation Right or to receive payment of any other outstanding Award, materially adversely affect the rights of such person or persons with respect to such Awards.

3.2. Decisions Binding. The Committee shall have full power and authority to administer and interpret the Plan and to adopt or establish such rules, regulations, agreements, guidelines, procedures and instruments, which are not contrary to the terms of the Plan and which, in its opinion, may be necessary or advisable for the administration and operation of the Plan. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board of Directors shall be final, conclusive and binding on all persons, including the Company and its Subsidiaries, its shareholders, Employees, and Participants and their estates and Beneficiaries, and such determinations and decisions shall not be reviewable.

3.3. Delegation of Certain Responsibilities. The Committee may, subject to the terms of the Plan and applicable law, appoint such agents as it deems necessary or advisable for the proper administration of the Plan under this Article 3; provided, however, that, except as provided below, the Committee may not delegate its authority to grant or amend Awards under the Plan. The Committee may delegate to the Company’s chief executive officer, to other officers of the Company and/or to the Fifth Third Bancorp Pension, 401(k) and Medical Committee (or any similar or successor committees consisting of officers of the Company) its authority under this Article 3; provided that such delegation shall not extend to the grant or amendment of Awards or the exercise of discretion with respect to Awards to the persons acting under such delegated authority, to Employees who, at the time of such action, are officers of the Company or its Subsidiaries who are subject to the reporting requirements of Section 16(a) of the Exchange Act or members of the Board of Directors of the Company. All authority delegated by the Committee under this Section 3.3 shall be exercised in accordance with the provisions of the Plan and any guidelines for the exercise of such authority that may be established from time to time by the Committee.

Fifth Third 2024 Proxy Statement	A-5

ANNEX A: FIFTH THIRD BANCORP 2024 INCENTIVE COMPENSATION PLAN

3.4. Award Agreements. Each Stock-based Award under the Plan shall be evidenced by an Award Agreement that shall be signed by an authorized officer of the Company and, if required, by the Participant, and shall contain such terms and conditions as may be authorized or approved by the Committee. Such terms and conditions need not be the same in all cases. An Award Agreement and any required signatures thereon or authorization or acceptance thereof may be in electronic format.

3.5. Rule 16b-3 Requirements. Notwithstanding any other provision of the Plan, the Board or the Committee may impose such conditions on any Award (including, without limitation, the right of the Board or the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Rule 16b-3 (or any successor rule) under the Exchange Act (“Rule 16b-3”).

3.6. Minimum Vesting Period; Limitation on Committee Discretion. Notwithstanding anything in the Plan to the contrary, Awards granted under the Plan (other than cash-based Awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) substitute Awards granted pursuant to Section 4.1(b) in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its Subsidiaries, (ii) Shares delivered in lieu of fully vested cash Awards, (iii) Awards to Non-Employee Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional Awards the Committee may grant, up to a maximum of five percent of the available share reserve authorized for issuance under the Plan pursuant to Section 4.1 (subject to adjustment under Section 4.2); and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of Retirement, death, Disability or a Change in Control, in the terms of the Award Agreement or otherwise.

ARTICLE 4

STOCK SUBJECT TO THE PLAN

4.1. Number of Shares.

(a) Subject to adjustment as provided in Section 4.2, the aggregate number of Shares that may be delivered under the Plan at any time shall not exceed the sum of 55,000,000 plus Shares subject to awards under the Predecessor Plans that after the Effective Date are cancelled by reason of failure to earn the Shares issuable under, or the cash-settlement, forfeiture, termination, surrender, cancellation or expiration of, each Predecessor Plan Award. The aggregate number of Shares available with respect to Awards under the Plan shall be reduced by one Share for each Share to which an Award relates; provided, however, that each Share issued pursuant to a Full-Value Award, shall reduce the aggregate Plan limit by 2.5 Shares. Shares of Stock delivered under the Plan may consist, in whole or in part, of authorized and unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. After the Effective Date, no awards may be granted under the Predecessor Plans.

(i)

If shares of Stock subject to an outstanding Award under this Plan are not issued, or are cash-settled, or are cancelled by reason of the failure to earn the Shares issuable under, or the forfeiture, termination, surrender, cancellation or expiration of, such Award, then the shares of Stock subject to such Award shall, to the extent of such forfeiture or cancellation, again be available for Awards under the Plan and shall be adjusted to take into account any reduction under the Plan for the issuance of Full-Value Awards. All awards under the Predecessor Plans outstanding on the Effective Date shall continue in full force and effect in accordance with their terms, and no provision of this Plan shall be deemed to alter or otherwise modify the rights or obligations of the holders of those Predecessor Plan awards. Notwithstanding anything set forth herein to the contrary, if a Predecessor Plan award qualifies for grandfathered treatment under Section 162(m) of the Code, as a written and binding contract in existence on or before (and not materially modified thereafter), the Committee may not take any action that would cause the award to lose such grandfathered treatment.

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(ii)

Shares of Stock shall not again be available if such Shares are surrendered or withheld as payment of either the exercise price or of withholding taxes in respect of an Award or a Predecessor Plan award.

(iii)	Shares reacquired by the Company in the open market using the proceeds of amounts received upon the exercise of Options shall not again be available for Awards under the Plan.

(iv)

The exercise or settlement of a SAR Award reduces the Shares available under the Plan by the total number of Shares to which the exercise or settlement of the SAR Award relates, not just the net amount of Shares actually issued upon exercise or settlement; Shares of Stock not issued upon exercise or settlement of such SAR Award shall not again be available for Awards under the Plan.

(v)	Awards payable or settled solely in cash shall not reduce the number of Shares available for issuance under the Plan.

(b) Shares of Stock issued in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its Subsidiaries shall not reduce the number of Shares available for issuance under this Plan.

(c) Subject to adjustment as provided in Section 4.2, the following limitations shall apply to Awards under the Plan:

(i)

the maximum number of Shares subject to Awards granted during a single fiscal year to any non-employee Director, taken together with any cash compensation paid during the fiscal year to the non-employee Director in respect of the Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $700,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.

(ii)

All of the Shares that may be issued under this Plan may be issued as SARs or Options granted hereunder, provided that the number of Shares that may be issued under this Plan as Options which are Incentive Stock Options shall be limited to 5,000,000.

4.2. Adjustments in Authorized Shares and Limitations. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) after the Effective Date, such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change-in-capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under the Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the purchase price or grant date value applicable to outstanding Options or grant price applicable other Awards, the number of Shares provided in the limitations set forth in Sections 3.6 and 4.1(c) above, and other value determinations applicable to outstanding Awards. The Committee shall also make appropriate adjustments in the terms of any Awards under the Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of Performance Goals and changes in the length of Performance Periods. Any adjustment of any Options or SARs under this Section 4.2 shall be made in a manner so as not to constitute a modification within the meaning of Section 424(h)(3) of the Code, where applicable, or Treasury Regulation Section 1.409A-1(b)(5)(D). The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan. Subject to the provisions of Article 15, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in

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connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Section 424 of the Code or Treasury Regulation Section 1.409A-1(b)(5)(D), where applicable.

ARTICLE 5

ELIGIBILITY AND PARTICIPATION

5.1. Eligibility. Persons eligible to participate in this Plan include all Employees, Directors and Consultants.

5.2. Actual Participation. Subject to the provisions of the Plan, the Committee may from time to time select those Employees, Directors and Consultants to whom Awards shall be granted and shall determine the nature and amount of each Award. No Employee, Director or Consultant shall have any right to be granted an Award, or if previously granted an Award, to be granted a subsequent Award under this Plan.

ARTICLE 6

STOCK APPRECIATION RIGHTS

6.1. Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, the Committee, in its sole discretion, at any time and from time to time, may grant Stock Appreciation Rights under the Plan to such Employees, Directors and/or Consultants and in such amounts and on such terms and conditions as it shall determine. No Dividend or Dividend Equivalent Rights shall be paid or accrued on Stock Appreciation Rights.

6.2. Exercise of SARs. To the extent exercisable and not expired, forfeited, cancelled or otherwise terminated, SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as provided in the Award Agreement, which need not be the same for all Participants. SARs shall be exercised upon the terms and conditions the Committee, in its sole discretion, imposes upon the SARs, which may include, but are not limited to, a corresponding proportional reduction in Options or other Awards granted in tandem with such SARs.

6.3. Payment of SAR Amount. Upon exercise of the SAR, the holder shall be entitled to receive payment of an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the price fixed by the Committee at the date of grant (which price shall not be less than 100 percent of the Fair Market Value of a Share on the date of grant); and

(b) The number of Shares with respect to which the SAR is exercised.

Notwithstanding the authority granted to the Committee pursuant to Section 3.1 of the Plan, once a SAR is granted, the Committee shall have no authority to reduce the price fixed by the Committee at the date of grant pursuant to Section 6.3(a) above, nor may any SAR granted under the Plan be surrendered to the Company as consideration for the grant of a new SAR with a lower price at the date of grant, or if the current Fair Market Value of the Shares underlying the SAR is lower than the price fixed by the Committee at the date of grant, exchanged for cash or another Award, nor may the Committee take any other action with respect to a SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed, in each case without the approval of the Company’s shareholders, except pursuant to Section 4.2 of the Plan related to an adjustment in the number of Shares or as otherwise provided in the Plan.

6.4. Form of Payment. Payment to a Participant of the amount due upon SAR exercise will be made in Shares having a Fair Market Value as of the date of exercise equal to the amount determined under Section 6.3 above, except as the Committee may otherwise provide for the payment in cash in the applicable Award Agreement or any amendment or modification thereof.

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6.5. Duration of SAR. Each SAR shall expire at such time as the Committee shall determine in the Award Agreement, however, no SAR shall be exercisable later than the 10th anniversary of the date of its grant.

6.6. Termination of Employment or Service. The disposition of SARs held by a Participant at the time of termination of employment or service as an Employee, Director or Consultant shall be determined in accordance with Article 11 below.

6.7. Non-transferability of SARs. No SAR granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, except as may be permitted by the Committee, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

ARTICLE 7

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1. Grant of Restricted Stock and Restricted Stock Units. Subject to the terms and conditions of the Plan, the Committee, in its sole discretion, at any time and from time to time, may grant Restricted Stock and Restricted Stock Units under the Plan to such Employees, Directors and/or Consultants and in such amounts and on such terms and conditions as it shall determine.

7.2. Transferability. Except as provided in this Article 7, the Shares of Restricted Stock and Restricted Stock Units granted hereunder may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the termination of the applicable Period of Restriction or for such period of time as shall be established by the Committee and as shall be specified in the Award Agreement, or upon earlier satisfaction of other conditions (which may include the attainment of Performance Goals) as specified by the Committee in its sole discretion and set forth in the Award Agreement.

7.3. Other Restrictions. The Committee shall impose any such other restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable, including, but not limited to, attainment of Performance Goals during the Period of Restriction, and the Committee may legend certificates representing Restricted Stock or record stop transfer orders with respect to un-certificated Shares to give appropriate notice of such restrictions.

7.4. End of Period of Restriction. Except as otherwise provided in this Article 7, after the last day of the Period of Restriction, (a) Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant and (b) the Participant shall be entitled to receive one Share of Stock with respect to each Restricted Stock Unit. Once the Shares are released from the restrictions, the Participant shall be entitled to have the legend or stop transfer order removed. If delivery of Shares is to be made on a deferred basis, the Committee may provide for the crediting or payment of Dividend Equivalents or interest during the deferral period.

7.5. Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise specified in the applicable Award Agreement. Participants holding Restricted Stock Units will not have any voting rights with respect to such Restricted Stock Units.

7.6 Dividends and Other Distributions. Except as otherwise provided by the Committee in the applicable Award Agreement, during the Period of Restriction, Participants holding Shares of Restricted Stock or Restricted Stock Units granted hereunder also shall include a Dividend Equivalent Right under which the Participant shall be entitled to receive all dividends and other distributions paid with respect to such Shares while they are held. Any such dividends or distributions whether paid in cash or Shares, shall be subject to the same vesting requirements as the Awards with respect to which they relate and shall be paid only if and at the same time as the underlying Shares are paid. If any payment is to be made on a deferred basis, the Committee may provide for the crediting or payment of Dividend Equivalents or interest during the deferral period,

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7.7 Termination of Employment or Service. The disposition of Restricted Stock and Restricted Stock Units held by a Participant at the time of termination of employment or service as an Employee, Director or Consultant shall be determined in accordance with Article 11 below.

ARTICLE 8

PERFORMANCE UNITS AND PERFORMANCE SHARES

8.1. Grant of Performance Units or Performance Shares. Subject to the terms and conditions of the Plan, the Committee, in its sole discretion, at any time and from time to time, may grant Performance Units or Performance Shares under the Plan to such Employees, Directors and/or Consultants and in such amounts and on such terms and conditions as it shall determine, including whether such award of Performance Units or Performance Shares includes Dividend Equivalent Rights.

8.2. Value of Performance Units and Performance Shares. The Committee shall establish periods with respect to any Performance-Based Awards during which the Performance Goals specified by the Committee with respect to such Awards are to be measured (“Performance Periods”). Prior to each grant of Performance Units or Performance Shares, the Committee shall establish an initial value for each Performance Unit and an initial number of Shares for each Performance Share granted to each Participant for that Performance Period. Prior to each grant of Performance Units or Performance Shares, the Committee also shall set the Performance Goals that will be used to determine the extent to which the Participant receives a payment of the value of the Performance Units or number of Shares for the Performance Shares awarded for such Performance Period. With respect to each such performance measure utilized during a Performance Period, the Committee shall assign percentages to various levels of performance that shall be applied to determine the extent to which the Participant shall receive a payout of the values of Performance Units and number of Performance Shares awarded.

8.3. Payment of Performance Units and Performance Shares. After a Performance Period has ended, the holder of a Performance Unit or Performance Share shall be entitled to receive the value thereof as determined by the Committee. The Committee shall make this determination by first determining the extent to which the Performance Goals set pursuant to Section 8.2 have been met. It will then determine the applicable percentage to be applied to, and will apply such percentage to, the value of Performance Units or number of Performance Shares to determine the payout to be received by the Participant.

8.4. Form and Timing of Payment. The payment described in Section 8.3 herein shall be made in cash, Stock or a combination thereof as determined by the Committee. Payment may be made in a lump sum or installments as prescribed by the Committee.

8.5. Dividends and Other Distributions. Except as otherwise provided by the Committee in the applicable Award Agreement, during the Performance Period, Participants holding Performance Shares or Performance Units granted hereunder also shall include a Dividend or Dividend Equivalent Right under which the Participant shall be entitled to receive all dividends and other distributions paid with respect to the Shares underlying those Performance Shares or Performance Units while they are so held. Any such dividends or distributions whether paid in cash or Shares, shall be subject to the same performance goals as the Performance Shares or Performance Units with respect to which they relate and shall be paid only if and at the same time as the underlying Shares are paid. If any payment is to be made on a deferred basis, the Committee may provide for the crediting or payment of Dividend Equivalents or interest during the deferral period.

8.6. Termination of Employment or Service. The disposition of Performance Shares and Performance Units held by a Participant at the time of termination of such Participant’s employment or service as an Employee, Director or Consultant shall be determined in accordance with Article 11 below.

8.7. Non-transferability. No Performance Units or Performance Shares granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution until the termination of the applicable Performance Period. All rights with respect to Performance Units and Performance Shares granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

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ARTICLE 9

OPTIONS

9.1. Grant of Options. Subject to the terms and conditions of the Plan, the Committee, in its sole discretion, at any time and from time to time, may grant Options under the Plan to such Employees, Directors and/or Consultants and in such amounts and on such terms and conditions as it shall determine. The Committee may grant any type of Option to purchase Stock that is permitted by law at the time of grant including, but not limited to, ISOs and NQSOs; however, only Employees may receive an Award of ISOs. No Dividend or Dividend Equivalent Rights shall be paid or accrued on Options.

9.2. Option Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the type of Option granted, the Option price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. Unless the Option Agreement shall specify that the Option is intended to be an Incentive Stock Option and meets the requirements under Section 422 of the Code, the Option shall be a Nonqualified Stock Option.

9.3. Option Price. The purchase price per share of Stock covered by an Option shall be determined by the Committee but shall not be less than 100 percent of the Fair Market Value of such Stock on the date the Option is granted. Notwithstanding the authority granted to the Committee pursuant to Section 3.1 of the Plan, once an Option is granted, the Committee shall have no authority to reduce the Option price, nor may any Option granted under the Plan be surrendered to the Company as consideration for the grant of a new Option with a lower exercise price, or, if the current Fair Market Value of the Shares underlying the Option is lower than the exercise price, exchanged for cash or another Award, nor may the Committee take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed, in each case without the approval of the Company’s shareholders, except pursuant to Section 4.2 of the Plan related to an adjustment in the number of Shares or as otherwise provided in the Plan.

9.4. Duration of Options. Each Option shall expire at such time as the Committee shall determine in the Award Agreement, however, no Option shall be exercisable later than the 10th anniversary date of its grant.

9.5. Exercise of Options. To the extent exercisable and not expired, forfeited, cancelled or otherwise terminated, Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as provided in the Award Agreement, which need not be the same for all Participants.

9.6. Payment. To the extent exercisable and not expired or forfeited, cancelled or otherwise terminated, Options shall be exercised by the delivery of a written or electronic notice to the Company setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option price upon exercise of any Option shall be payable to the Company in full either (a) in cash or its equivalent, including, but not limited to, delivery of a properly completed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds from the sale of the Shares subject to the Option exercise to pay the exercise price and any withholding taxes due, (b) by delivery or deemed delivery through attestation of Shares having a Fair Market Value at the time of exercise equal to the total Option price, (c) by withholding Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised by a combination of (a) or (b), (c) or such other methods as the Committee deems appropriate. The proceeds from such a payment shall be added to the general funds of the Company and shall be used for general corporate purposes. As soon as practicable after receipt of written notification and payment, the Company shall deliver to the Participant certificates of Stock in an appropriate amount based upon the number of Options exercised, issued in the Participant’s name.

9.7. Restrictions on Stock Transferability. The Committee shall impose such restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal securities law, under the requirements of any stock exchange upon which such Shares are then listed and under any state securities laws applicable to such Shares.

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9.8. Special Provisions Applicable to Incentive Stock Options. To the extent provided or required under Section 422 of the Code or regulations thereunder (or any successor Section or regulations thereto), the Award of Incentive Stock Options shall be subject to the following:

(a) In the event that the aggregate Fair Market Value of the Stock (determined at the time the Options are granted) subject to ISOs held by a Participant that first becomes exercisable during any calendar year exceeds $100,000, then the portion of such ISOs equal to such excess shall be NQSOs;

(b) An Incentive Stock Option granted to an Employee who, at the time of grant, owns (within the meaning of Section 424(d) of the Code) Stock possessing more than 10 percent of the total combined voting power of all classes of Stock of the Company, shall have an exercise price which is at least 110 percent of the Fair Market Value of the Stock subject to the Option; and

(c) No ISO granted to an Employee who, at the time of grant, has (within the meaning of Section 424(d) of the Code) Stock possessing more than 10 percent of the total combined voting power of all classes of Stock of the Company, shall be exercisable later than the fifth anniversary date of its grant.

9.9. Termination of Employment or Service. The disposition of Options held by a Participant at the time of termination of employment or service as an Employee, Director or Consultant shall be determined in accordance with Article 11 below.

9.10. Non-transferability of Options. No Option granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

ARTICLE 10

ANNUAL AND OTHER INCENTIVE AWARDS

10.1. Annual Incentive Awards. Subject to the terms and conditions of the Plan, the Committee, in its sole discretion, at any time and from time to time, may grant annual Awards under the Plan (“Annual Incentive Awards”) to Employees, Directors and/or Consultants and in such amounts and on such terms and conditions under this Section 10.1 which shall provide that:

(a) Amounts earned by and paid to Participants as Annual Incentive Awards will be based upon achievement of Performance Goals established with respect to an applicable Performance Period.

(b) Annual Incentive Awards shall be paid in cash, subject to the Committee providing that all or a portion of any such amount may be paid in Shares.

10.2. Grant of Other Incentive Awards. Subject to the terms and conditions of the Plan, the Committee, in its sole discretion, at any time and from time to time, may grant other incentive Awards under the Plan to such Employees, Directors and/or Consultants and in such amounts and on such terms and conditions as it shall determine. Such Awards (collectively, “Other Incentive Awards”) may include, but are not limited to:

(a) Stock Award. An unrestricted transfer of ownership of Stock.

(b) Awards under Deferred Compensation or Similar Plans. The right to receive Stock or a fixed or variable share denominated unit granted under this Plan or any deferred compensation or similar plan established from time to time by the Company.

(c) Cash Award. An Award denominated in cash, subject to the achievement of Performance Goals during a Performance Period determined by the Committee, or that may be earned under a Company or Subsidiary bonus or incentive plan or program.

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(d) Other Incentive Awards. Other Incentive Awards that are related to or serve a similar function to those Awards set forth in this Section 10.2.

10.3. Terms of Other Incentive Awards. Other Incentive Awards may be made in tandem, with, in replacement of or as alternatives to Awards under Articles 6, 7, 8 or 9 of this Plan or of any other incentive or employee benefit plan of the Company or any of its Subsidiaries. An Other Incentive Award may provide for payment in cash or in Stock or a combination thereof, as determined by the Committee.

10.4. Limitations. Any amount earned with respect to an Award for which performance is measured over a Performance Period greater than one (1) year shall be deemed to have been earned ratably over the full and partial calendar years in such period.

10.5. Termination of Employment or Service. The disposition of Annual Incentive Awards and Other Incentive Awards held by a Participant at the time of termination of employment or service as an Employee, Director or Consultant shall be determined in accordance with Article 11 below.

ARTICLE 11

TERMINATION OF EMPLOYMENT ORSERVICE

AS A DIRECTOR OR CONSULTANT

11.1. Effect of Termination of Employment or Service. The disposition of each Award held by a Participant in the event of termination of employment or service as an Employee, Director or Consultant shall be as determined by the Committee and set forth in the applicable Award Agreement and any amendment or modification thereof, which disposition may differ from the provisions of Sections 11.2, 11.3, and 11.4 below. To the extent the applicable Award Agreement or an amendment or modification thereof does not expressly provide for such disposition, the disposition of the Award shall be determined in accordance with Sections11.2, 11.3, or 11.4.

11.2. Termination of Employment or Service Other Than Due to Death, Disability, Retirement, or Involuntary Without Cause. Except as otherwise provided by the Committee in the applicable Award Agreement, if the employment or service of a Participant shall terminate for any reason other than death, Disability, Retirement or Involuntary Without Cause (as Cause is defined in the Fifth Third Bancorp Executive Change in Control Severance Plan), then the following shall occur:

(a) Each SAR and Option shall immediately be cancelled and terminated, provided that, to the extent such SAR or Option is vested as of such date of termination, such SAR or Option shall remain exercisable for 90 days following the date of termination (but not beyond the expiration date of such SAR or Option);

(b) Any Shares of Restricted Stock or Restricted Stock Units, still subject to restrictions as of the date of such termination, shall automatically be forfeited and returned to the Company or cancelled, as applicable;

(c) All Performance Units and Performance Shares shall be forfeited and no payment shall be made with respect thereto; and

(d) No amounts shall be deemed earned or payable under any Annual Incentive Award or any Other Incentive Award, except as may be otherwise determined by the Committee.

11.3. Termination Due to Death or Disability. Except as otherwise provided by the Committee in the applicable Award Agreement, in the event the employment or service of a Participant is terminated by reason of death or Disability:

(a) Each SAR and Option held by the Participant (whether or not exercisable prior to the date of termination) will become fully and immediately exercisable and may be exercised on or before the expiration date of the SAR or Option;

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(b) Any remaining Period of Restriction applicable to Restricted Stock or Restricted Stock Units pursuant to Section 7.2 herein shall automatically terminate and the Shares of Restricted Stock shall thereby be free of restrictions and be fully transferable, and distribution of Shares with respect to Restricted Stock Units shall occur pursuant to Section 7.4 above; provided, however, that, with respect to any Restricted Stock or Restricted Stock Unit Award that is also a Performance-Based Award, the effect of termination due to death or Disability on such Award shall be determined applying the principles of Section 11.3(c) as if such Award was a Performance Share Award;

(c) Each Performance Unit or Performance Share Award held by the Participant shall not expire on account of the termination and shall remain eligible to become free of restrictions based upon achievement of the Performance Goals through the quarter ending at the time of the Participant’s Death or Disability, as determined by the Committee, and payment of the earned amount, if any, shall be made as soon as practicable after the Committee’s determination of such achievement; and

(d) No amounts shall be deemed earned or payable under any Annual Incentive Award or any Other Incentive Award, except as may be otherwise determined by the Committee.

11.4. Termination of Employment or Service Due to Retirement or Involuntary Without Cause. Except as otherwise provided by the Committee in the applicable Award Agreement, in the event the employment or service of a Participant terminates by reason of Retirement or Involuntary Without Cause:

(a) Each SAR and Option, or portion thereof, which is fully exercisable at the date of termination shall continue to be exercisable until the expiration date of the SAR or Option;

(b) Each SAR or Option, or portion thereof, that is not then exercisable shall not expire on account of the Participant’s termination and shall remain eligible to become exercisable in accordance with the terms of the Award Agreement as if such Participant’s employment or service had not terminated, and shall remain exercisable until the expiration date of the SAR or Option;

(c) Each Award or Restricted Stock or Restricted Stock Units, or portion thereof, that is subject to a Period of Restriction pursuant to Section 7.2 shall not expire on account of the Participant’s termination and shall remain eligible to become free of restrictions and be freely transferable in accordance with the terms of the Award Agreement as if Participant’s employment or service has not terminated; provided, that with respect to any Restricted Stock or Restricted Stock Unit Award which is also a Performance- Based Award, the effect of the termination due to Retirement or Involuntary Without Cause on such Award shall be determined by applying the principles of Section 11.4(d) as if such Award was a Performance Share Award.

(d) Each Performance Unit or Performance Share Award held by the Participant shall not expire on account of the Participant’s termination and shall remain eligible to become free of restrictions based on the achievement of the Performance Goals during the entire Performance Period, as determined by the Committee, and payment of the earned amount, if any, shall be made at the time payments are made to Participants who did not terminate service during the Performance Period;

(e) No amounts shall be deemed earned or payable under any Annual Incentive Award or any Other Incentive Award, except as may be otherwise determined by the Committee; and

(f) The disposition of any outstanding Award held by a Participant who dies while retired shall be determined in accordance with Section 11.3 as if the Participant’s employment or service had been terminated by reason of death.

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ARTICLE 12

BENEFICIARY DESIGNATION

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively and who may include a trustee under a will or living trust) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit (a “Beneficiary”). Each such designation of a Beneficiary will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing or electronically with the Committee during his or her lifetime. In the absence of any such designation, or if all designated Beneficiaries predecease the Participant, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

ARTICLE 13

RIGHTS OF PARTICIPANTS

13.1. Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Participant’s employment or service as an Employee, Director or Consultant at any time, nor confer upon any Participant any right to continue his or her employment or to serve as an Employee, Director or Consultant of the Company or any of its Subsidiaries.

13.2. Participation. No Employee, Director or Consultant shall have a right to be a Participant, or, having been a Participant in past years, to be a Participant in any subsequent year.

13.3. No Implied Rights; Rights on Termination of Service. Neither the establishment of the Plan nor any amendment thereof shall be construed as giving any Participant, beneficiary, or any other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Committee in accordance with the terms and provisions of the Plan.

Except as expressly provided in this Plan, neither the Company nor any of its Subsidiaries shall be required or be liable to make any payment under the Plan.

13.4. No Right to Company Assets. Neither the Participant nor any other person shall acquire, by reason of the Plan, any right in or title to any assets, funds or property of the Company or any of its Subsidiaries whatsoever including, without limiting the generality of the foregoing, any specific funds, assets, or other property which the Company or any of its Subsidiaries, in its sole discretion, may set aside in anticipation of a liability hereunder. Any benefits which become payable hereunder shall be paid from the general assets of the Company or the applicable Subsidiary. The Participant shall have only a contractual right to the amounts, if any, payable hereunder unsecured by any asset of the Company or any of its Subsidiaries. Nothing contained in the Plan constitutes a guarantee by the Company or any of its Subsidiaries that the assets of the Company or the applicable Subsidiary shall be sufficient to pay any benefit to any person.

13.5. Rights as Shareholder; Fractional Shares. Except as otherwise provided under the Plan, a Participant or Beneficiary shall have no rights as a holder of Shares with respect to Awards hereunder, unless and until Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). Fractional Shares shall not be issued or transferred under an Award, but the Committee may authorize payment of cash in lieu of a fraction, or round down the fraction.

13.6. Election to Defer. To the extent provided by the Committee under this Plan or an applicable deferral plan established by the Company or a Subsidiary, the receipt of payment of cash or delivery of Shares that would otherwise be due to a Participant pursuant to an Award hereunder, other than Options and SARs, may be deferred at the election of the Participant. Any such deferral elections and the payment of any amounts so deferred shall be made in accordance with such rules and procedures as the Committee may establish under this Plan or the applicable deferral plan, which rules and procedures shall comply with Section 409A of the Code.

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ANNEX A: FIFTH THIRD BANCORP 2024 INCENTIVE COMPENSATION PLAN

13.7. Other Restrictions, Limitations and Recoupment (Clawback); Compliance with Law, Rules and Regulations. A Participant’s rights, payments and benefits with respect to any Award shall be subject to reduction, cancellation, forfeiture or recoupment (clawback), delayed or deferred payment or holding period requirements under the circumstances discussed in this Section 13.7(a) and 13.7(b).

(a) Upon the occurrence of certain events or circumstances specified by the Committee in the Award Agreement, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, (i) termination of employment for Cause, (ii) fraud, illegality or misconduct, (iii) violation of any Company and/or Subsidiary code of ethics, conflict of interest, insider trading or similar policy or code of conduct applicable to Participant, (iv) breach of any noncompetition, non-solicitation, confidentiality or other restrictive covenant that may apply to the Participant, (v) engaging in any activity that, in the Company’s judgment and sole discretion, causes, or could reasonably be expected to cause, harm to the Company’s performance or reputation, (vi) failure to comply with or satisfy risk management requirements or objectives resulting in a Significant Adverse Effect to the Company or (vii) failure to comply with requirements of applicable laws, rules or regulations, including Regulatory Requirements (as defined in Section 18.3).

(b) In accordance with the Compensation Clawback and Disclosure Policy of the Company, forfeiture or repayment provisions of any other recoupment (clawback) policy of the Company or any Subsidiary as now in effect or as may be adopted by the Company or any Subsidiary from time to time, or forfeiture or repayment requirements imposed under applicable laws, rules or regulations or any applicable securities exchange listing standards, including, but not limited to, as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or as otherwise required under applicable law or Regulatory Requirements.

If (i) events or circumstances described in such forfeiture or payment provisions or requirements occur, (ii) the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and the Participant knowingly or negligently engaged in the misconduct, knowingly or negligently failed to prevent the misconduct, or is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes- Oxley Act of 2002 (and not otherwise exempted), or (iii) other circumstances subjecting Participants to the obligation to repay occur, then, for the Company to recoup (clawback) incentive or other compensation, the Participant shall reimburse the Company with respect to payments received upon exercise or in settlement of an Award earned or accrued, and/or outstanding Awards shall be reduced, surrendered, cancelled or forfeited in such amount and with respect to such time period as the Committee shall determine to be required by the applicable policy, law, rules or regulations.

13.8. Participants Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and/or its Subsidiaries operate or have Participants, the Committee, in its sole discretion, shall have the power and authority to:

(a) Determine which Subsidiaries shall be covered by the Plan;

(b) Determine which Employees, Directors and/or Consultants outside the United States are eligible to participate in the Plan;

(c) Modify the terms and conditions of any Award granted to Participants outside the United States to comply with applicable foreign laws;

(d) Establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and

(e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

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ANNEX A: FIFTH THIRD BANCORP 2024 INCENTIVE COMPENSATION PLAN

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

13.9. Un-certificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be affected on an un-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange. To the extent the Stock is un-certificated; references in this Plan to certificates shall be deemed to include references to any book-entry evidencing such Shares.

13.10. Compliance with Code Section 409A. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Code Section 409A and shall be construed and interpreted in accordance with such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its affiliates nor their respective directors, officers, employees, or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award. To the extent that an Award or the payment, settlement or deferral thereof is subject to Code Section 409A, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A, including regulations or other guidance issued with respect thereto (collectively, “Section 409A”), except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A shall be amended to comply with Section 409A in a timely manner, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A. In the case of amounts not intended to be deferrals of compensation subject to Section 409A, including, but not limited to, Annual Incentive Awards, payment or settlement of amounts under such Awards shall occur not later than March 15 of the year following the year in which the Participant has a legally binding right to payment or settlement. In the case of amounts intended to be deferrals of compensation subject to Section 409A, the initial deferral election shall be made and become irrevocable not later than December 31 of the year immediately preceding the year in which the Participant first performs services related to such compensation, provided that the timing of such initial deferral election may be later as provided in Section 409A with respect to initial participation in the Plan and for “performance-based compensation” as defined under Section 409A. If an amount payable under an Award as a result of the separation from service (other than due to death) occurring while the Participant is a “specified employee” (for purposes of Section 409A) constitutes a deferral of compensation subject to Section 409A, then payment of such amount shall not occur until six months and one day after the date of Participant’s “separation from service,” except as permitted under Section 409A.

ARTICLE 14

CHANGE IN CONTROL

14.1. Effect of Change in Control of the Company. Notwithstanding any other provision of this Plan to the contrary and except as provided by the Committee in the applicable Award Agreement, the provisions of this Article 14 shall apply in the event of a Change in Control.

14.2. Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control as provided in Section 14.4 of this Plan: if within two years after the effective date of the Change in Control, a Participant’s employment is terminated as Involuntary Without Cause (as Cause is defined in the Fifth Third Bancorp Executive Change in Control Severance Plan), or by the Participant for “good reason” (as defined in the Fifth Third Bancorp Executive Change in Control Severance Plan) then

(i)	all of that Participant’s outstanding Options, SARs and other Awards in the nature of rights that may be exercised shall become fully exercisable,

(ii)	all time-based vesting restrictions on his or her outstanding Awards shall lapse, and

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ANNEX A: FIFTH THIRD BANCORP 2024 INCENTIVE COMPENSATION PLAN

(iii)

the payout level under all of that Participant’s Performance-Based Awards that were outstanding immediately prior to effective time of the Change in Control shall be determined and deemed to have been earned as of the date of termination based upon the greater of (a) an assumed achievement of all relevant Performance Goals at the “target” level, or (b) the actual level of achievement of all relevant Performance Goals against target (measured as of the end of the calendar quarter immediately preceding the date of termination), and, in either such case, there shall be a prorata payout to such Participant within sixty (60) days or as soon as administratively possible following the date of termination of employment (unless a later date is required by Section 13.10 of the Plan), based upon the length of time within the Performance Period that has elapsed prior to the date of termination of employment. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Agreement. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonqualified Stock Options. The treatment of any Annual Incentive Award or any Other Incentive Award shall be as determined by the Committee and reflected in the applicable Award Agreement.

14.3 Awards Not Assumed or Substituted by Surviving Entity With respect to Awards that are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control as provided in Section 14.4 of this Plan:

(i) all of a Participant’s outstanding Options, SARs and other Awards in the nature of rights that may be exercised shall become fully exercisable,

(ii) all time-based vesting restrictions on his or her outstanding Awards shall lapse, and

(iii) the payout level under all of that Participant’s Performance-Based Awards that were outstanding immediately prior to effective time of the Change in Control shall be determined and deemed to have been earned as of the date of the Change in Control based upon the greater of (a) an assumed achievement of all relevant Performance Goals at the “target” level, or (b) the actual level of achievement of all relevant Performance Goals against target (measured as of the date of the Change in Control), and, in either such case, there shall be a prorata payout to such Participant within sixty (60) days or as soon as administratively possible following the date of the Change in Control (unless a later date is required by Section 13.10 of the Plan), based upon the length of time within the Performance Period that has elapsed prior to the date of the Change in Control. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Agreement. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonqualified Stock Options. The treatment of any Annual Incentive Award or any Other Incentive Award shall be as determined by the Committee and reflected in the applicable Award Agreement

14.4 Replacement Awards An Award shall be considered to have been assumed by the Surviving Entity or otherwise equitably converted or substituted for purposes of this Article 14) if:

(a) it has a value at least equal to the value of the original Award at the time of assumption, conversion or substitution;

(b) it relates to publicly traded equity securities of the surviving entity or another entity that is affiliated with the Surviving Entity or its successor following the Change in Control; and

(c) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the original Award (including the provisions that would apply in the event of a subsequent Change in Control and the provisions of Section 14.2).

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ANNEX A: FIFTH THIRD BANCORP 2024 INCENTIVE COMPENSATION PLAN

ARTICLE 15

AMENDMENT, MODIFICATION, AND TERMINATION

15.1. Amendment, Modification and Termination of Plan. The Board may terminate the Plan or any portion thereof at any time, and may amend or modify the Plan from time to time in such respects as the Board may deem advisable in order that any Awards thereunder shall conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendment or modification shall, without shareholder approval:

(a) except as provided in Section 4.2, increase the number of shares of Stock which may be issued under the Plan;

(b) expand the types of Awards available to Participants under the Plan;

(c) materially expand the class of persons eligible to participate in the Plan;

(d) delete or limit the provisions in Sections 6.3 and 9.3 prohibiting the repricing of SARs and Options, respectively, or, except as provided under Section 4.2, reduce the price at which Shares may be offered under Options or the grant date price applicable to a SAR; or

(e) extend the termination date for making Awards under the Plan.

In addition, the Plan shall not be amended without approval of such amendment by the Company’s shareholders if such approval is required under (i) the rules and regulations of the Nasdaq Global Select Market or another national exchange on which the Stock is then listed or (ii) other applicable law, rules or regulations.

15.2. Amendment or Modification of Awards. Subject to Section 3.6, the Committee may amend or modify any outstanding Awards in any manner to the extent that the Committee would have had the authority under the Plan initially to make such Award as so modified or amended, including, without limitation, to change the date or dates as of which Awards may be exercised, to remove the restrictions on Awards, or to modify the manner in which Awards are determined and paid. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

15.3. Effect on Outstanding Awards. No such amendment, modification or termination of the Plan pursuant to Section 15.1, or amendment or modification of an Award pursuant to Section 15.2, shall materially adversely alter or impair any outstanding Awards without the consent of the Participant affected thereby.

ARTICLE 16

WITHHOLDING

16.1. Tax Withholding. The Company and any of its Subsidiaries shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or any of its Subsidiaries, an amount sufficient to satisfy federal, state and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any grant, exercise or payment made under or as a result of this Plan.

16.2. Stock Delivery or Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock or Restricted Stock Units, or upon any other taxable event arising as a result of Awards granted hereunder, the Committee may provide that the withholding requirement be satisfied, or may permit Participants to elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares of Stock having a value on the date the tax is to be determined equal to the minimum total statutory tax withholding requirement

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ANNEX A: FIFTH THIRD BANCORP 2024 INCENTIVE COMPENSATION PLAN

imposed on the transaction or, if permitted by the Committee, such other withholding rate as will not cause adverse accounting consequences and is permitted under applicable tax withholding rules. All such Participant elections shall be made in writing or electronically and shall be subject to any procedures, restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

ARTICLE 17

SUCCESSORS

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 18

REQUIREMENTS OF LAW

18.1. Requirements of Law. The granting of Awards and the issuance of Shares of Stock under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

18.2. Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Ohio.

18.3. Other Regulatory Requirements. Notwithstanding anything in this Plan or an Award Agreement to the contrary, it is intended that, to the extent required, this Plan and Awards granted hereunder comply with the requirements of any legislative or regulatory requirements or limitations which may become applicable to the Company and the Awards made hereunder (collectively, the “Regulatory Requirements”), including, but not limited to, provisions limiting payment of certain bonus, incentive or retention compensation or “golden parachute payments” to certain officers or highly compensated Employees, requiring that the Company may recover (clawback) bonus and incentive compensation to in certain circumstances, and precluding bonus and incentive arrangements that encourage unnecessary or excessive risks that threaten the value of Company, in each case within the meaning of the Regulatory Requirements, and only to the extent applicable to Company and a Participant. The application of this Section 18.3 is intended to, and shall be interpreted, administered and construed to, cause the Plan and Awards to comply with the Regulatory Requirements and, to the maximum extent consistent with this Section 18.3 and the Regulatory Requirements, to permit the operation of the Plan and each Award in accordance with the terms and provision thereof before giving effect to the provisions of this Section 18.3 or the Regulatory Requirements.

A-20

Annex B

Amended and Restated

Fifth Third Bancorp

2024 Employee Stock Purchase Plan

The FIFTH THIRD 2024 BANCORP EMPLOYEE STOCK PURCHASE PLAN (the “Plan”) is hereby approved and effective    , 2024 pursuant to the direction of the Board of Directors of Fifth Third Bancorp, an Ohio corporation (“Company”). All capitalized terms not otherwise defined have the meaning set forth in Section 28 of this Plan. The Plan replaces the Fifth Third Bancorp 1993 Stock Purchase Plan, which was originally adopted on March 16, 1993 and was subsequently amended on March 28, 2006 and April 21, 2009. The Plan is not intended to satisfy the requirements of Section 423 of the Internal Revenue Code of 1986, as amended.

1.

Purpose.The purpose of the Plan is to facilitate the purchase of the Company’s Common Stock by employees of the Company and Designated Subsidiaries on terms and conditions that enhance the ability of the employees to acquire a financial interest in the Company. The Company believes that employee ownership will promote productivity and encourage continued growth of the Company for the mutual benefit of the Company’s employees and shareholders.

2.

Eligibility. Any person who is over 18 years of age and a full-time or part-time Employee of the Company or any Designated Subsidiary (each an “Eligible Employee”) is eligible to participate in the Plan; provided, however, that employees who are citizens or residents of a non-U.S. jurisdiction may be excluded from participation in the Plan or an Offering (i) if the participation of such Employees is prohibited under the laws of the applicable jurisdiction or (ii) in the discretion of the Administrator. Notwithstanding the foregoing, the Company’s Directors and executive officers (as defined by the rules and regulations of the Securities and Exchange Commission) are not eligible to participate in the Plan.

3.

Number of Shares of Common Stock Subject to Plan. The total number of shares of Common Stock that may be purchased under the Plan from and after April 16, 2024 shall not exceed, in the aggregate, 15,000,000 shares of Common Stock (subject to adjustment as set forth below). If the number of shares of Common Stock outstanding is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of (a) any reorganization, merger, consolidation, recapitalization, reclassification, stock split, reverse stock split, combination of shares, or dividend payable in shares of Common Stock, or (b) any other similar corporate transaction or event that affects the Common Stock such that an adjustment is determined, by the Committee in its sole discretion, to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the number of shares of Common Stock that may be purchased under this Plan shall be increased or decreased proportionately, and/or the different kind of shares or other securities of the Company or of another corporation shall be substituted, as the case may be.

4.

Offering Periods. The Administrator will determine the period of time during which offers to purchase Shares are outstanding under the Plan (each, an “Offering Period”). Unless otherwise determined by the Administrator, each Offering Period will be equal to one calendar month. Any change to the length of an Offering Period will be announced prior to the scheduled beginning of the first Offering Period to be affected by such change.

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ANNEX B

5.

Participation; Payroll Deduction. Any Eligible Employee may become a Participant in the Plan by following an electronic or other enrollment procedure as may be established by the Administrator from time to time. At the time a Participant enrolls in the Plan, he or she will authorize and instruct the Company to deduct from the Employee’s Eligible Compensation each pay period during an Offering Period a certain uniform dollar amount of Compensation as specified by the Employee’s Payroll Deduction election. All Payroll Deductions must be at least $5.00, but no more than $2,000 per pay period. The Payroll Deduction elected by the Participant each pay period must allow for sufficient remaining compensation to pay all payroll taxes, withholdings, and any other payroll deductions. If the Payroll Deduction elected by the Participant does not allow for sufficient remaining compensation to pay all payroll taxes, withholdings, and any other payroll deductions, the Administrator, in its discretion, may cancel or reduce the Payroll Deduction. A Participant’s aggregate Payroll Deductions under the Plan may not exceed the lesser of 10 percent of Eligible Compensation or $26,000 in any calendar year. Notwithstanding the foregoing, the Administrator may change the requirements for Payroll Deductions (including any minimum and maximum requirements or limitations) in its discretion from time to time. A participant’s Payroll Deductions will be effective with respect to pay checks issued as soon as administratively possible following receipt of the Participant’s Payroll Deduction election. Thereafter, the Payroll Deduction will be made each pay period for each applicable Offering Period, and the Participant’s Payroll Deduction election will remain in effect for successive Offering Periods unless changed or terminated as provided below. A Participant may change or terminate his or her Payroll Deduction election by following an electronic or other change of enrollment procedure as may be established by the Administrator from time to time. Unless otherwise determined by the Administrator, any election to change or the termination of a Payroll Deduction election will be effective as soon as administratively possible.

6.

Purchase of Common Stock. As soon as administratively possible following the end of an Offering Period, the Company will remit to the Manager the total of all Payroll Deductions related to the pay periods during the Offering Period, plus an additional amount payable by the Company equal to 15 percent of the total of all such Payroll Deductions. Following the Company’s delivery of such amounts to the Manager, the Manager will apply such aggregate amount with respect to all pay periods during the Offering Period to the purchase in the open market, through securities brokers/dealers who are members of the National Association of Securities Dealers, Inc. and who are duly licensed to buy and sell securities in each state in which there are Participants, as many whole shares of Common Stock as may be purchased with such funds at the then prevailing Fair Market Value. Purchases of Common Stock will be completed as soon as administratively possible, following receipt by the Manager of such Payroll Deductions, but neither the Company nor the Manager will be liable to any Participant for any delay in the Company’s delivery of Payroll Deductions to the Manager or in the Manager’s purchase of Common Stock. On at least an annual basis, the Manager will provide each Participant with a report as to the total number of shares of Common Stock allocated to his or her Account as of the last day of the reporting period.

7.

Tax Withholding. At the time Shares are purchased for a Participant’s Account, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or its subsidiary’s or affiliate’s federal, state, local or any other tax liability payable to any authority, national insurance, social security, payment-on-account or other tax obligations, if any, which arise upon such purchase or disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or its subsidiary or affiliate, as applicable, may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or its subsidiary or affiliate, as applicable, to meet applicable withholding obligations. In addition, the Company or its subsidiary or affiliate, as applicable, may (i) withhold amounts from the proceeds of the sale of Common Stock, (ii) withhold a sufficient whole number of shares of Common Stock otherwise issuable following purchase having an aggregate fair market value sufficient to pay applicable withholding obligations, or (iii) may withhold amounts by any other means set forth in the applicable enrollment materials.

B-2

ANNEX B

8.

Custody; Delivery of Common Stock. Shares of Common Stock purchased under the Plan for an Offering Period will be allocated to the respective Accounts of the Participants in proportion to the Payroll Deductions made by each Participant during such Offering Period. Allocations will be made in full shares and in fractional shares to the third decimal place. Fractional shares will not be issued. Instead, fractional shares which have been credited to the Participant’s Account will be converted into cash by the Manager at the then prevailing Fair Market Value on the sale date and promptly paid to the Participant in cash. In the event that the number of shares of Common Stock to be purchased by all Participants in any Offering Period exceeds the number of shares of Common Stock then available for issuance under the Plan, (i) the Company shall make a pro rata allocation of the remaining shares of Common Stock in as uniform a manner as shall be practicable and as the Administrator shall, in its sole discretion, determine to be equitable and (ii) all funds not used to purchase shares of Common Stock for the Offering Period shall be returned, without interest to the Participants.

9.

Participant Rights in Common Stock. Each Participant will have all the rights of a shareholder of the Company with respect to the shares of Common Stock allocated to the Participant’s Account. Such rights include without limitation the right to vote such shares and the right to receive all distributions of cash or other property with respect to such shares. In addition, appropriate adjustments will be made in the number of shares credited to Participant’s Accounts to give effect to any stock dividends, stock splits, recapitalizations and similar changes.

10.

Dividend Reinvestment. Any cash dividends on the Common Stock, if and when declared, with respect to shares held under the Plan, will be credited to the respective Accounts of the Participants in proportion to the number of shares of Common Stock held by each Participant on the dividend record date. Any cash dividends credited to a Participant’s Account with respect to Common Stock held under the Plan may be applied, at the Participant’s election, toward the purchase of additional shares of Common Stock as soon as administratively possible, following the date of receipt of the dividend. In the event a Participant elects not to reinvest cash dividends with respect to Common Stock held under the Plan, such cash shall remain in such Participant’s Account until reinvested at the end of the then-current Offering Period (or, if the Participant is not participating in such Offering Period, then at the end of the next Offering Period in which the Participant purchases Shares under the Plan.

11.	Voting. Each Participant will be responsible to vote the shares, including fractional shares, of Common Stock in such Participant’s Account.

12.

No Interest. No Participant shall be entitled, at any time, to any payment or credit for interest with respect to or on the Payroll Deductions contemplated herein, or on any other assets held hereunder for the Participant’s Account.

13.

Mandatory Holding Period. Shares acquired under the Plan may not be sold or transferred for a period of six months commencing on the date the shares are purchased. Upon the expiration of the six-month holding period, the Employee may transfer or sell all or a portion of such shares from such Participant’s Account. The Administrator, in its sole discretion, may waive the Mandatory Holding Period for an individual Participant. Notwithstanding the foregoing, a Participant may transfer or sell the shares in his or her Account for the purpose of exercising stock options, as granted by Fifth Third Bancorp under its stock option plans, without being subject to such six-month holding period. The Administrator may from time to time also adopt other rules and procedures relating to partial terminations and/or other matters.

14.

Termination of Participation. A Participant’s participation in the Plan shall terminate as soon as administratively possible after one of the following occurs: (a) a Participant’s death or termination of employment; (b) discontinuance of the Plan by the Company; or (c) the Participant’s written election to terminate participation in the Plan is received by the Company. All of the Participant’s Payroll Deductions credited to his or her Account will, at the discretion of the Administrator, (i) be retained in Participant’s Account and used to purchase shares of Common Stock at the end of the then-current Offering Period, or (ii) be paid to such Participant as soon as reasonably practicable after such termination event and no further Payroll Deductions or contributions for the purchase of shares of Common Stock shall be made for the Participant

Fifth Third 2024 Proxy Statement	B-3

ANNEX B

for such Offering Period. Upon termination, the total number of whole shares of Common Stock credited to the Participant’s Account will be transferred to the Participant or in the event of death to the Participant’s Beneficiary. The Manager will deliver these shares to the Participant or Beneficiary as soon as administratively possible. Fractional shares which have been credited to the Participant’s Account will be converted into cash by the Manager at the then prevailing Fair Market Value on the sale date and promptly paid to the Participant or the Participant’s Beneficiary in cash. If such request to terminate falls between the record date and payable date of a dividend or stock split, the transfer of whole shares and the sale of fractional shares will be processed after the payable date of the dividend.

15.	Designation of Manager. The Administrator has the right to determine the Manager from time to time, and to terminate the designation at any time and appoint a successor Manager.

16.	Plan Expenses. The charges of the Manager and all costs of maintaining records, administering the Plan and executing transfers by the Manager will be borne by the Company.

17.

Administration of Plan. Unless otherwise designated by the Board of Directors of the Company or Human Capital and Compensation Committee of the Board of Directors, the Pension, 401(k) and Medical Plan Committee (“the Committee”) shall serve as the Administrator. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offering Periods under the Plan, to designate subsidiaries or affiliates as participating in the Plan, to determine eligibility and adjudicate all disputed claims filed under the Plan, including which entities shall be Designated Subsidiaries, and to establish such procedures that it deems necessary for the administration of the Plan. Notwithstanding any provision to the contrary in this Plan, the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. The duties of the Administrator also will be to announce the existence of the Plan; to provide employees with copies of the Plan and Payroll Deduction authorization instructions; to supervise Payroll Deductions; to forward Payroll Deductions to the Manager; to provide the Manager with names and addresses of employees to facilitate communications regarding the Plan; and, if requested by the Manager, to address and distribute communications to employees from the Manager.

To the extent not prohibited by applicable law, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Committee, or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of the Plan, reference to the Administrator will be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority.

Any determination, decision, or act of the Administrator with respect to any action in connection with the construction, interpretation, or application of the Plan shall be final and binding upon all Employees, Participants, and all persons claiming under or through them.

18.

Limitation of Activities. Neither the Administrator nor any other employee or representative of the Company or a Designated Subsidiary shall solicit Employees to participate in the Plan, render investment advice of any kind or perform any function or activity relative to the Plan except the specified duties of the Administrator set forth in paragraph 18 above. All questions of Participants regarding administration of the Plan shall be directed solely to the Administrator, and any questions relating to investment advice shall be directed solely to the Participant’s personal advisors.

19.

Use of Funds. The Company may use all Payroll Deductions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions, except as may be required by applicable local law, as determined by the Administrator. Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to the Plan.

B-4

ANNEX B

20.

Term of Plan; Amendments. The Plan is effective on the date hereof and has no fixed expiration date, however, the Plan may be amended or discontinued by the Board of Directors of the Company at any time. The Plan is intended to be a permanent program, but the Board or Directors of the Company shall have the right at any time to declare the Plan terminated completely as to it or as to any Designated Subsidiary. No amendment may make any change in any right previously granted which would adversely affect the rights of any Participant. Without stockholder approval and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Administrator may change the Offering Periods, limit the frequency or number of changes in the amount withheld during an Offering Period, establish the exchange rate applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant to adjust for delays or mistakes in the Company’s processing of properly completed Payroll Deferral elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Committee deems appropriate.

21.

Nonguaranty of Employment. The Plan is strictly a voluntary undertaking on the part of the Company and shall not constitute a contract between the Company or any Designated Subsidiary and any Employee, or consideration for an inducement or a condition of, the employment of an Employee. Nothing contained in the Plan shall give any Employee the right to be retained in the service of the Company or any Designated Subsidiary or to interfere with or restrict the right of the Company or any Designated Subsidiary, which right is hereby expressly reserved, to discharge or retire any Employee at any time, with or without cause and with or without notice. Participation in the Plan will not give any Employee any right or claim to any benefits hereunder except to the extent such right has specifically become fixed under the terms of the Plan.

22.

Governmental Approvals. Implementation and continuation of the Plan and the transactions contemplated hereby shall be subject to the Company obtaining any registration or qualification under any federal or state law or obtaining the consent or approval of any governmental regulatory body which the Company shall determine, in its sole discretion, is necessary or desirable as a condition to, or in connection with, the operation of the Plan.

23.

Section 409A. The Participants’ purchase rights under the Plan are intended to be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended, under the short-term deferral exception, and any ambiguities shall be construed and interpreted in accordance with such intent.

24.

Governing Law and Jurisdiction. The Plan shall be governed by, and construed in accordance with, the laws of the U.S. State of Ohio (except its choice-of-law provisions). The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to) this Plan shall be exclusively in the courts in the U.S. State of Ohio, including the U.S. federal courts located therein (should federal jurisdiction exist).

25.	Section Headings. Section headings are provided herein for convenience only and are not to serve as the basis for interpretations or construction of the Plan.

26.	Definitions:

(a)

Account – means that separate account maintained by each Participant under the Plan, which account shall be credited with the Participant’s Payroll Deductions, charged for the purchases of Common Stock for that Participant under the Plan, and allocated that number of shares of Common Stock as have been acquired with Payroll Deductions contributed by the Participant.

(b)

Administrator – means the Fifth Third Bancorp Pension, 401(k) and Medical Plan Committee and such other committees, subcommittees, persons, or groups of persons appointed by the Board, the Human Capital and Compensation Committee, or the Fifth Third Bancorp Pension, 401(k) and Medical Plan Committee to administer the day-to-day operations of the Plan.

Fifth Third 2024 Proxy Statement	B-5

ANNEX B

(c)

Beneficiary – means anyone named by a Participant to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation of a Beneficiary will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee or Administrator, and will be effective only when filed by the Participant in writing or electronically with the Committee or Administrator during his or her lifetime. In the absence of any such designation, or if all designated Beneficiaries predecease the Participant, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

(d)	Business Day – means a day in which the Nasdaq Global Select Market System, or such other market system or exchange on which the Common Stock is then primarily traded, is open for business.

(e)	Common Stock – means the common stock, no par value, of the Company.

(f)

Compensation – means the Employee’s “Benefits Salary” as that term is defined from time to time by the Administrator or the Board of Directors of the Company. The Administrator or the Board of Directors of the Company may update the definition of Compensation from time to time, in its sole discretion.

(g)	Designated Subsidiary – means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.

(h)

Manager – means that person or entity appointed by the Company or Administrator, each in its sole discretion, from time to time to take responsibility for the purchase of Common Stock for Participants pursuant to the Plan, the allocation of such Common Stock to the respective Accounts of Participants and other Plan-related responsibilities.

(i)

Employee – means an individual who renders services to the Company or any Designated Subsidiary as a common law employee or officer (i.e., a person whose wages from the Company or any Designated Subsidiary are subject to federal income tax withholding). A person rendering services to the Company or any Designated Subsidiary as an independent contractor is not an Employee.

(j)

Fair Market Value – means the price(s) at which the Manager is able to purchase Common Stock on the Nasdaq Global Select Market System, or such other market system or exchange on which the Common Stock is then primarily traded, on the purchase date.

(k)	Participant – means any Employee who is eligible to participate in the Plan and who authorizes Payroll Deductions under the Plan pursuant to Section 5 of the Plan.

(l)	Payroll Deduction – means the amount of Compensation authorized by a Participant to be deducted from his Compensation under the Plan for each pay period during an Offering Period.

(m)	Subsidiary – means any corporation, partnership, trade or business which is wholly owned, directly or indirectly, by the Company.

Executed as of    , 2024

FIFTH THIRD BANCORP

By:
Name:
Title:

B-6

FIFTH THIRD BANCORP

38 FOUNTAIN SQUARE PLAZA

CINCINNATI, OHIO 45263

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 15, 2024 for Common Stock held directly and by 11:59 p.m. Eastern Time on April 11, 2024 for Common Stock held in a Plan and for depositary shares representing Series A, Class B Preferred Stock held directly. Have this card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the meeting, if you hold Common Stock - Go to

www.virtualshareholdermeeting.com/FITB2024

You may attend the meeting via the Internet and, if you hold Common Stock, vote during the meeting.The 2024 Annual Meeting of Shareholders will be online in a virtual meeting format only via live webcast. You will not be able to attend the Annual Meeting physically in person. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 15, 2024 for Common Stock held directly and by 11:59 p.m. Eastern Time on April 11, 2024 for Common Stock held in a Plan and depositary shares representing Series A, Class B Preferred Stock held directly. Have this card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date this card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V29128-P02310-Z86686      KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FIFTH THIRD BANCORP

The Board of Directors recommends a vote “FOR” the election of all Directors, and “FOR” Items 2, 3, 4 and 5.

1.	Election of all members of the Board of Directors to serve until the Annual Meeting of Shareholders in 2025:

Nominees:		For	Against	Abstain

1a.	Nicholas K. Akins	☐	☐	☐

1b.	B. Evan Bayh, III	☐	☐	☐

1c.	Jorge L. Benitez	☐	☐	☐

1d.	Katherine B. Blackburn	☐	☐	☐

1e.	Emerson L. Brumback	☐	☐	☐

1f.	Linda W. Clement-Holmes	☐	☐	☐

1g.	C. Bryan Daniels	☐	☐	☐

1h.	Laurent Desmangles	☐	☐	☐

1i.	Mitchell S. Feiger	☐	☐	☐

1j.	Thomas H. Harvey	☐	☐	☐

1k.	Gary R. Heminger	☐	☐	☐

1l.	Eileen A. Mallesch	☐	☐	☐

			For	Against	Abstain

	1m.	Michael B. McCallister	☐	☐	☐

	1n.	Kathleen A. Rogers	☐	☐	☐

	1o.	Timothy N. Spence	☐	☐	☐

	1p.	Marsha C. Williams	☐	☐	☐

2.	Ratification of the appointment of Deloitte & Touche LLP to serve as the independent external audit firm for the Company for the year 2024.		☐	☐	☐

3.	An advisory vote on approval of the Company’s compensation of its named executive officers.		☐	☐	☐

4.	Approval of the Fifth Third Bancorp 2024 Incentive Compensation Plan, including the issuance of common stock shares authorized thereunder.		☐	☐	☐

5.	Approval of the Fifth Third Bancorp 2024 Employee Stock Purchase Plan, including the issuance of common stock shares authorized thereunder.		☐	☐	☐

Please sign exactly as name appears on this card. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, corporation, trustee, guardian, or custodian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Meeting, Proxy Statement, and Proxy Card are available at www.proxyvote.com.

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V29129-P02310-Z86686

PROXY CARD AND VOTING INSTRUCTIONS FOR VIRTUAL MEETING

This is a proxy card for shares of Common Stock you hold directly and voting instructions to the depositary for depositary shares representing Series A, Class B Preferred Stock you hold directly.

FIFTH THIRD BANCORP	ANNUAL SHAREHOLDERS MEETING

THIS PROXY AND VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Nicholas K. Akins, Thomas H. Harvey, and Timothy N. Spence, and each of them, with full power of substitution and power to act alone, as proxies (the “PROXIES”) to vote all shares of stock of FIFTH THIRD BANCORP which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of the Shareholders of Fifth Third Bancorp, to be held live via the Internet at www.virtualshareholdermeeting.com/FITB2024 on April 16, 2024 at 11:30 a.m. Eastern Time, and at any adjournments or postponements thereof.

FOR HOLDERS OF DEPOSITARY SHARES REPRESENTING INTERESTS IN FIFTH THIRD BANCORP 6.00% NON-CUMULATIVE PERPETUAL CLASS B PREFERRED STOCK, SERIES A (THE “SERIES A, CLASS B PREFERRED STOCK”):

All of the outstanding shares of Fifth Third Bancorp Series A, Class B Preferred Stock are held of record and will be voted at the Annual Meeting by American Stock Transfer & Trust Company, LLC, as depositary, in accordance with instructions received from the record holders of the depositary shares issued with respect to the Series A, Class B Preferred Stock. The Series A, Class B Preferred Stock is entitled to 24 votes per share, and each outstanding depositary share represents 1/40 of a share of Series A, Class B Preferred Stock. The depositary will vote the Series A, Class B Preferred Stock represented by all depositary shares held by the person(s) whose signature(s) appear on the reverse side of this proxy card in accordance with instructions indicated on the reverse side of this card by such holder. The depositary will not vote Series A, Class B Preferred Stock represented by depositary shares for which the holder has not returned voting instructions. Holders of depositary shares may not vote directly at the Annual Meeting.

In their discretion, the PROXIES and the depositary holding the Series A, Class B Preferred Stock are authorized to vote upon such other business as may properly come before the meeting. These shares represented by this proxy and these voting instructions when executed will be voted in the manner directed herein by the undersigned. If no direction is made, the shares represented by this proxy and these voting instructions will be voted FOR the election of Directors, and FOR Items 2, 3, 4, and 5.

(Continued, and please sign on reverse side.)